Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

STRIKER PARENT 2018, LLC,

STRIKER MERGER SUB 2018, INC.

and

SPARTON CORPORATION

Dated as of December 11, 2018

i

TABLE OF CONTENTS

(continued)

Annex I	Definitions

Exhibit A	Articles of Incorporation of the Surviving Corporation

Exhibit B	Code of Regulations of the Surviving Corporation

Exhibit C	FIRPTA Certificate

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 11, 2018 (this “Agreement”), is entered into by and among Striker Parent 2018, LLC, a Delaware limited liability company (“Parent”), Striker Merger Sub 2018, Inc., an Ohio corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Sparton Corporation, an Ohio corporation (the “Company”).

RECITALS

WHEREAS, the managing member of Parent (the “Managing Member”) has approved this Agreement and the transactions contemplated by this Agreement, including the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of the Company and the shareholders of the Company (the “Company Shareholders”) that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (b) approved this Agreement and the transactions contemplated by this Agreement, including the Merger and (c) resolved, subject to the terms and conditions of this Agreement, to recommend that the Company Shareholders adopt this Agreement;

WHEREAS, the board of directors of Merger Sub has (a) determined that it is in the best interests of Merger Sub and the sole shareholder of Merger Sub that Merger Sub enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (b) approved this Agreement and the transactions contemplated by this Agreement, including the Merger and (c) resolved to recommend that the sole shareholder of Merger Sub adopt this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Cerberus Institutional Partners VI, L.P. (the “Guarantor”) has entered into a limited guarantee in favor of the Company (the “Limited Guarantee”) pursuant to which the Guarantor is guaranteeing certain obligations of each of Parent and Merger Sub set forth in this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Ohio General Corporation Law (the “OGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) and a wholly owned Subsidiary of Parent (the “Merger”). The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the OGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the assets, property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub shall vest in the Surviving Corporation and the Surviving Corporation shall be liable for all of the obligations of the Company and Merger Sub. If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its full right, title, possession or interest in, to or under any of the rights, properties, assets, privileges, powers or franchises of either of the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation will execute and deliver, in the name and on behalf of the Company, Merger Sub or the Surviving Corporation, all such deeds, bills of sale, assignments and assurances and will take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title, possession and interest in, to and under such rights, properties, assets, privileges, powers or franchises in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.02. Closing. The closing for the Merger (the “Closing”) shall take place at the offices of Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois 60606, at 9:00 a.m., local time, on the third (3rd) Business Day following the first (1st) day on which all of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) have been satisfied or waived in accordance with this Agreement, or at such other time and place or by such other means (including by teleconference or through electronic exchange of transaction documents in portable document format by facsimile or electronic mail) as the Company and Parent may agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03. Effective Time. As soon as practicable on the Closing Date, the Company and Parent will cause the Merger to become effective by filing with the Secretary of State of the State of Ohio a certificate of merger (the “Certificate of Merger”), in such form as required by, and to be executed and filed in accordance with, the applicable provisions of the OGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Ohio or at such later time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

Section 1.04. Articles of Incorporation; Code of Regulations.

(a) At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth on Exhibit A, and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

(b) At the Effective Time, the code of regulations of the Surviving Corporation shall be amended in its entirety to read as set forth on Exhibit B and, as so amended, shall be the code of regulations of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.05. Directors and Officers.

(a) The Company and the Surviving Corporation shall take all necessary action (including procuring the resignations of members of the Company Board in accordance with Section 5.14) such that, at the Effective Time, the directors of Merger Sub as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the code of regulations of the Surviving Corporation.

(b) The officers of Merger Sub as of immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the code of regulations of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS

Section 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Merger Consideration. Each share of common stock, par value $1.25 per share, of the Company (including any Restricted Shares that fully vest pursuant to Section 2.02(a)) (each, a “Share”) issued and outstanding immediately prior to the Effective Time, other than (i) the Cancelled Shares, which shall be treated in accordance with Section 2.01(b), and (ii) the Dissenting Shares, which shall be treated in accordance with Section 2.05, shall be converted into the right to receive $18.50 per Share in cash, without interest thereon (the “Per Share Merger Consideration”). At the Effective Time, all such Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each such Share, whether represented by a certificate (“Certificate”) or in non-certificated form and represented by book-entry (“Book-Entry Shares”), shall thereafter represent only the right to receive the Per Share Merger Consideration in accordance with this ARTICLE II.

(b) Cancellation of Cancelled Shares. Each Share that immediately prior to the Effective Time is owned by Parent, Merger Sub or any other wholly owned Subsidiary of Parent and each Share that immediately prior to the Effective Time is owned by the Company or any wholly owned Subsidiary of the Company (including as treasury stock) (collectively, the “Cancelled Shares”) shall at such time automatically cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist.

(c) Capital Stock of Merger Sub. Each common share, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable common share, no par value, of the Surviving Corporation, and all such shares when so converted shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.02. Treatment of Company Equity Awards.

(a) Treatment of Restricted Stock. With respect to each Share that is subject to any vesting, forfeiture, repurchase or other lapse restriction under any Company Equity Award Plan (each, a “Restricted Share”) and outstanding as of immediately prior to the Effective Time, such vesting, forfeiture, repurchase or other lapse restriction shall lapse as of the Effective Time and such Restricted Share shall be fully vested and shall be converted into the right to receive the Per Share Merger Consideration as provided in Section 2.01(a).

(b) Treatment of Restricted Stock Units. At the Effective Time, each restricted stock unit award in respect of Shares granted under a Company Equity Award Plan that is outstanding immediately prior to the Effective Time (a “Company RSU”) shall fully vest and shall be cancelled and converted automatically into the right to receive, as soon as reasonably practicable (but no later than five (5) Business Days) after the Effective Time, from or on behalf of the Surviving Corporation, an amount in cash, without interest, equal to the Per Share Merger Consideration in respect of each Share underlying such Company RSU.

(c) Treatment of Company Options. At the Effective Time, each option award in respect of Shares granted under a Company Equity Award Plan that is outstanding immediately prior to the Effective Time (a “Company Option”), whether vested or unvested, and has an exercise price per Share that is less than the Per Share Merger Consideration shall fully vest and shall be cancelled and converted automatically into the right to receive, as soon as reasonably practicable (but no later than five (5) Business Days) after the Effective Time, from or on behalf of the Surviving Corporation, an amount in cash, without interest, equal to the product of (i) the amount by which the Per Share Merger Consideration exceeds the exercise price per Share of such Company Option and (ii) the total number of Shares subject to such Company Option. At the Effective Time, each Company Option that has an exercise price per Share that is greater than or equal to the Per Share Merger Consideration shall cease to be outstanding, be cancelled and cease to exist and the holder of any such Company Option shall not be entitled to payment of any consideration therefor. From and after the Effective Time, there shall be no outstanding Company Options.

(d) Corporate Actions. Prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of Sections 2.02(a) through 2.02(c). Prior to the Closing, the Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Restricted Shares, Company RSUs, Company Options or any other awards under any Company Equity Award Plan.

(e) Funding. As promptly as practicable after the Effective Time, Parent shall make a cash contribution to the Surviving Corporation in immediately available funds to permit the Surviving Corporation to make or cause to be made the payments required under Sections 2.02(b) and 2.02(c) to the extent, if any, the Surviving Corporation does not otherwise have sufficient funds to make such payments.

Section 2.03. Surrender of Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall select a paying agent (the “Paying Agent”) that is reasonably acceptable to the Company and enter into an agreement with such Paying Agent (the “Paying Agent Agreement”) in form and substance reasonably acceptable to the Company wherein the Paying Agent will act as agent for the Company Shareholders in connection with the Merger and receive payment of the aggregate Per Share Merger Consideration to which the Company Shareholders shall become entitled pursuant to Section 2.01(a). At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the holders of Shares, a cash amount in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments required pursuant to Section 2.01(a) upon due surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in accordance with Section 2.03(b) (such cash amount being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. Subject to Section 2.03(c), to the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to satisfy Parent’s remaining obligations to make prompt cash payment of the Per Share Merger Consideration as contemplated by Section 2.01(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all applicable times maintained at a level sufficient to make such payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.01(a) shall be promptly returned to Parent or the Surviving Corporation, as requested by Parent. The funds deposited with the Paying Agent pursuant to this Section 2.03(a) shall not be used for any purpose other than as contemplated by this Section 2.03(a).

(b) Exchange Procedures.

(i) Transmittal Materials. Promptly after the Effective Time (and, in any event, within four (4) Business Days thereafter), Parent shall cause the Paying Agent to mail or otherwise provide to each Person who was, as of immediately prior to the Effective Time, a holder of record of Shares (other than holders of Cancelled Shares and Dissenting Shares) (A) transmittal materials, including a letter of transmittal, specifying that delivery of Shares shall be effected, and risk of loss and title with respect to Shares shall pass, only upon proper delivery of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent, such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent.

(ii) Payment of Per Share Merger Consideration. Upon surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with the transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions or by the Paying Agent, the holder of such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver promptly after the Effective Time, a cash amount in immediately available funds equal to the product of (A) the number of Shares represented by such holder’s properly surrendered Certificates (or affidavits of loss in lieu thereof) and Book-Entry Shares and (B) the Per Share Merger Consideration, without any interest thereon, and any Certificates so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any amount payable upon due surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares.

(iii) Unrecorded Transfers; Other Payments. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or if payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, a check or wire transfer for any cash to be exchanged upon due surrender of the Certificate may, in the reasonable discretion of the Paying Agent, be issued to such transferee or other Person if the Certificate formerly representing such Shares is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or, to the reasonable satisfaction of Parent, are not applicable. For the avoidance of doubt, payment of the Per Share Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(iv) Rights of Holders of Shares; Expenses. Until surrendered as contemplated by this Section 2.03(b), each Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (together with the transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions or by the Paying Agent) the Per Share Merger Consideration as contemplated by Section 2.01(a), except for (A) Dissenting Shares, which shall be deemed to represent the right to receive the consideration due with respect to such Dissenting Shares in accordance with Section 2.05 and to the extent provided by Section 1701.85 of the OGCL and (B) Cancelled Shares. Parent shall pay or cause to be paid all charges and expenses of the Paying Agent set forth in the Paying Agent Agreement.

(c) Termination of the Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investment thereof) that remains undistributed one (1) year after the Effective Time shall be delivered to Parent or the Surviving Corporation, upon demand by Parent. Any holders of Shares (other than Cancelled Shares or Dissenting Shares) who have not theretofore complied with this ARTICLE II shall thereafter be entitled to look only to Parent and the Surviving Corporation for payment of the Per Share Merger Consideration upon surrender of their Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in accordance with the provisions set forth in Section 2.03(b), and Parent and the Surviving Corporation shall remain liable for (subject to applicable abandoned property, escheat or other similar Law) payment of their claims for the Per Share Merger Consideration payable upon due surrender of their Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the

Company, the Paying Agent or any other Person shall be liable to any Person for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or other similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which the related Per Share Merger Consideration would escheat to or become the property of any Governmental Entity, any such Per Share Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(d) Transfers. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, acceptable evidence of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share (other than a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share in respect of Dissenting Shares) is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, the holder of such Shares shall be given a copy of the transmittal materials referred to in Section 2.03(b)(i) and instructed to comply with the instructions thereto in order to receive the cash amount to which such holder is entitled pursuant to Section 2.01(a).

(e) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, Surviving Corporation or Parent, the posting by such Person of a bond in a reasonable amount as the Paying Agent, Surviving Corporation or Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate and (ii) delivery of the other materials provided for in Section 2.03(b)(ii), the Paying Agent shall pay and deliver promptly after the Effective Time in exchange for such Certificate a cash amount in immediately available funds equal to the product of (A) the number of Shares represented by such lost, stolen or destroyed Certificate and (B) the Per Share Merger Consideration, without any interest thereon.

Section 2.04. Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Restricted Shares, Company RSUs or Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law, taking into account any applicable exemption under such Law. To the extent that amounts are so withheld by the Paying Agent, Surviving Corporation or Parent, as the case may be, such withheld amounts (a) shall be promptly remitted by the Paying Agent, Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made by the Paying Agent, Surviving Corporation or Parent, as the case may be. For purposes of this Section 2.04, the Paying Agent, Parent and Surviving Corporation may treat the Company as a United States real property holding corporation, and interests in the

Company as United States real property interests, for purposes of Sections 897 and 1445 of the Code if the Company fails to deliver to Parent at the Closing a certification issued in accordance with the procedures of Section 897 and 1445 of the Code and the Treasury Regulations thereunder, in the form attached hereto as Exhibit C, to the effect that interests in the Company are not United States real property interests and that, throughout the period described in Section 897(c)(1)(A)(ii)(II) of the Code, the Company has not been a United States real property holding corporation (as defined in Section 897 of the Code).

Section 2.05. Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are held by any record holder who is entitled to demand and properly demands payment of the fair cash value of such Shares as a dissenting shareholder pursuant to, and who complies in all respects with, the provisions of Section 1701.85 of the OGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration payable pursuant to Section 2.01(a), but instead at the Effective Time shall become entitled to receive the fair cash value of such Dissenting Shares in accordance with the provisions of Section 1701.85 of the OGCL and, at the Effective Time, all such Dissenting Shares shall cease to be outstanding and shall automatically be canceled and cease to exist, and the holder of such Dissenting Shares shall cease to have any rights with respect thereto, except as set forth in this Section 2.05 and the OGCL. Notwithstanding the immediately preceding sentence, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to proceed under Section 1701.85 of the OGCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 1701.85 of the OGCL, then the right of such holder to be paid the fair cash value of such holder’s Dissenting Shares under Section 1701.85 of the OGCL shall be forfeited and cease, and each of such holder’s Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Per Share Merger Consideration. The Company shall deliver prompt notice to Parent of any demands for the fair cash value of any Shares, attempted withdrawals of such demands and any other instruments delivered to the Company pursuant to the OGCL with respect to a demand for the fair cash value of the Shares, and shall provide Parent with the opportunity to participate in all negotiations and Proceedings with respect to any demands under Section 1701.85 of the OGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to take any such action.

Section 2.06. Adjustments to Prevent Dilution. In the event that the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted, without duplication, to provide the holders thereof the same economic effect contemplated by this Agreement prior to such change; provided, however, that nothing in this Section 2.06 shall be construed to permit the Company, any Subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01. Representations and Warranties of the Company. Except (x) as disclosed in the SEC Reports filed with the SEC since September 1, 2016 and publicly available at least two (2) Business Days prior to the date of this Agreement (and only as and to the extent disclosed therein), other than any disclosures in any such SEC Reports contained under the captions “Risk Factors”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” sections thereof or other similarly cautionary, forward-looking or predictive statements in such SEC Reports but it being understood that this clause (x) shall not be applicable to Sections 3.01(b) (Subsidiaries), 3.01(c) (Capital Structure), 3.01(d)(i) (Authority), 3.01(h)(ii) (Litigation), 3.01(s) (Voting Requirements), 3.01(t) (Brokers and Other Advisors) and 3.01(u) (Opinions of Financial Advisors), or (y) as set forth in the Company Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other sections or subsections), the Company represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Standing and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of Ohio and has all requisite corporate power and authority to carry on its business as presently conducted. The Company is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Law of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to carry on its business as presently conducted and each of the Company’s Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Second Amended Articles of Incorporation of the Company (the “Company Articles of Incorporation”) and the Amended and Restated Code of Regulations of the Company (the “Company Code of Regulations”), as amended to date, and each as so made available is in full force and effect. The Company is not in material violation of any of the provisions of the Company Articles of Incorporation or the Company Code of Regulations.

(b) Subsidiaries. Section 3.01(b) of the Company Disclosure Letter sets forth a complete and correct list of each Subsidiary of the Company and the jurisdiction of organization of each such Subsidiary. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have, in all cases, been duly authorized and validly issued and are fully paid and nonassessable, and are wholly owned, directly or indirectly, by the Company, free and clear of all preemptive rights, rights of first refusal, option or similar rights, pledges, liens, charges, mortgages, encumbrances, adverse claims and interests, or security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various states of the United States or similar Law of other applicable jurisdictions) (collectively, “Liens”), other than Permitted Liens. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person. The Company has made available to Parent prior to the date of this Agreement true and complete copies of the organizational documents of each of its Subsidiaries, each as amended to date, and each as made available are in full force and effect. None of the Subsidiaries of the Company is in material violation of its respective organizational documents.

(c) Capital Structure.

(i) The authorized capital stock of the Company consists of 15,000,000 Shares and 200,000 shares of serial preferred stock, without par value (such preferred stock, the “Company Preferred Stock”). At the close of business on December 10, 2018 (the “Cutoff Date”), there were (A)(1) 9,834,723 Shares issued and outstanding (which number includes zero (0) Restricted Shares) and (2) no Shares held by the Company in its treasury, (B) 74,593 Shares underlying the outstanding Company RSUs, (C) 68,469 Shares reserved for issuance pursuant to outstanding Company Options, and (D) no shares of Company Preferred Stock issued or outstanding. Except as set forth in the immediately preceding sentence, at the close of business on the Cutoff Date, no shares of capital stock or other voting securities of the Company were issued or outstanding or subject to issuance in connection with an outstanding Company RSU, Company Option or other security, obligation or arrangement of the Company giving any Person a right to subscribe for or acquire shares of capital stock or other voting securities of the Company. Since the Cutoff Date to the date of this Agreement, (x) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company other than pursuant to the exercise of Company Options or the vesting of Company RSUs, in each case, outstanding as of the Cutoff Date and (y) there have been no issuances by the Company of options, restricted stock units, warrants, other rights to subscribe for or acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Shares. All outstanding Shares are, and all such shares that may be issued prior to the Effective Time, including all Shares reserved for issuance pursuant to outstanding Company Options as noted in clause (C) of the second sentence of this Section 3.01(c)(i), will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(ii) Section 3.01(c)(ii) of the Company Disclosure Letter sets forth the aggregate amount of Company Options, Restricted Shares and Company RSUs outstanding as of the Cutoff Date, including with respect to each such award, as applicable, the holder, type of award, date of grant, exercise price, vesting schedule, expiration date, total initial number of Shares underlying such award and total outstanding number of Shares underlying such award.

(iii) No Subsidiary of the Company owns any shares of capital stock of the Company. There are no bonds, debentures, notes, obligations or other Indebtedness or obligations of the Company or any of its Subsidiaries that give the holders thereof the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares or the securityholders of the Company’s Subsidiaries may vote (“Voting Company Debt”). Except for any obligations pursuant to this Agreement or as otherwise set forth above, as of the date hereof, there are no subscriptions, options, warrants, calls, rights (including preemptive, conversion, stock appreciation, redemption or repurchase rights), convertible or exchangeable securities, profits interests, stock-based performance units or other similar rights, Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (A) obligating the Company or any of its Subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, shares of capital stock or other securities of, or equity or voting interests in, or any security convertible or exchangeable for any capital stock or other security of, or equity or voting interest in, the Company or any of its Subsidiaries or any Voting Company Debt, (B) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such subscription, option, warrant, call, right, security, unit, profits interest or other similar right, Contract or undertaking or (C) that give any Person the right to subscribe for or acquire any securities of the Company or any of its Subsidiaries, or to receive any economic interest of a nature accruing to the holders of Shares or otherwise based on the performance or value of shares of capital stock of the Company or any of its Subsidiaries. As of the date of this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity or voting interests of the Company or any Subsidiary of the Company, other than pursuant to the Company Equity Award Plans. There are no stockholder agreements, registration right agreements, voting trusts, voting agreements or proxies (other than customary revocable proxies solicited by the Company for any meeting of the holders of Shares) to which the Company or any of its Subsidiaries is a party with respect to equity interests of the Company.

(d) Authority; Noncontravention.

(i) The Company has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger only, to receipt of the Company Requisite Vote. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger only, to receipt of the Company Requisite Vote. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ii) The Company Board duly and validly adopted resolutions (A) determining that the Merger is in the best interests of the Company Shareholders, (B) authorizing, approving and declaring advisable the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Merger, (C) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company Shareholders (the “Company Shareholders Meeting”) and (D) recommending that the Company Shareholders adopt this Agreement (the “Company Board Recommendation”), which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.

(iii) The execution, delivery and performance by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default, with or without notice, lapse of time or both, under, or give rise to any right or obligation (including a right of termination, modification, cancellation or acceleration of any right or obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or require consent under, or result in the creation of any Lien (other than Permitted Liens and Liens created solely as a result of any action taken by Parent or Merger Sub or any of their respective Affiliates) upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (A) the Company Articles of Incorporation, the Company Code of Regulations or the comparable organizational or governing documents of any of the Company’s Subsidiaries or (B) subject to the filings and other matters referred to in the immediately following sentence, (1) any Permit or Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or (2) any Law, in each case applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of the foregoing clause (B), any such conflicts, violations, defaults, rights, losses or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not otherwise prevent or materially adversely affect the Company’s ability to perform any of its obligations under this Agreement. No consent, approval, order, waiver or permit of, action by, authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to the Company, any of its Subsidiaries or any of the material assets or businesses of the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (I) the filing of a premerger notification and report form by the Company under the HSR Act, (II) filings with, and submissions as may be advisable to, the DSS or other agency of the U.S. government in accordance with the NISPOM, (III) notification to DDTC pursuant to Section 122.4(a)(2) of the ITAR, (IV) the filing with the SEC of such reports and other documents under the Exchange Act and the rules and regulations promulgated thereunder as may be required in connection with this Agreement and the transactions contemplated by this Agreement (including the filing of the Proxy Statement), and state securities, takeover and “blue sky” Laws, (V) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, (VI) any filings required under the rules and regulations of the NYSE, (VII) any consents, approvals, orders, waivers, permits, actions, authorizations, registrations, declarations, filings and notices required to be made or obtained by Parent or any of its Affiliates or as a result of the identity of Parent or any of its Affiliates and (VIII) such other consents, approvals, orders, waivers, permits, actions, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and would not otherwise prevent or materially adversely affect the Company’s ability to perform any of its obligations under this Agreement.

(e) Applicable SEC Reports; Financial Statements; Undisclosed Liabilities.

(i) The Company has timely filed or furnished, as applicable, all SEC Reports, including all schedules, forms, statements and other documents, required to be filed or furnished by it with the SEC since September 1, 2016 (such SEC Reports, the “Applicable SEC Reports”). As of their respective effective dates (in the case of Applicable SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective dates of filing (in the case of all other Applicable SEC Reports) or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the Applicable SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such effectiveness or filing. As of the time of effectiveness, filing with, or furnishing to, the SEC, none of the Applicable SEC Reports (or, if amended or superseded prior to the date of this Agreement, as of the date of such amendment or superseding filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except to the extent that any such information in such Applicable SEC Reports has been amended or superseded by a later Applicable SEC Report that was effective, filed or furnished with the SEC prior to the date of this Agreement. The Company has made available to Parent true and complete copies of all material correspondence between the SEC, on one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since September 1, 2016, and prior to the date hereof. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Applicable SEC Reports, and to the Knowledge of the Company, none of the Applicable SEC Reports is the subject of ongoing SEC review. As of the date hereof, none of the Company’s Subsidiaries is subject to the reporting requirements of Section 13(a) or Section 15(d) under the Exchange Act.

(ii) As of their respective dates, the audited and unaudited consolidated financial statements of the Company (including any related notes thereto) included or incorporated by reference in the Applicable SEC Reports (A) have been prepared (except, as applicable, as permitted by Form 10-Q of the SEC or other applicable rules and regulations of the SEC) in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof (taking into account the notes thereto) and the consolidated results of their operations and cash flows for the periods indicated (taking into account the notes thereto) and subject, in the case of unaudited financial statements, to normal year-end adjustments and (B) have been prepared from, and in accordance with, the books and records of the Company and its Subsidiaries, in all material respects. Since September 1, 2016, the Company has not received any written advice or written notification from its independent certified public accountants that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the financial statements or in the books and records of the Company and its Subsidiaries, any properties, assets, liabilities, revenues or expenses in any material respect, or that have identified any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information.

(iii) The Company maintains disclosure controls and procedures required by Rule 13a-15(e) or Rule 15d-15(e) under the Exchange Act. The Company has established and maintains a system of internal controls over financial reporting required by Rule 13a-15(f) or Rule 15d-15(f) under the Exchange Act. Since September 1, 2016, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (A) any known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) and (B) any known fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has made available to Parent a summary of all such disclosures made by management to the Company’s auditors and the audit committee of the Company Board since September 1, 2016.

(iv) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Applicable SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and would not otherwise prevent or materially adversely affect the Company’s ability to perform any of its obligations under this Agreement.

(v) There are no liabilities or obligations, whether accrued or unaccrued, known or unknown, or matured or unmatured, of the Company or any of its Subsidiaries of a nature that would be required under GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than (A) liabilities or obligations reflected or reserved against in the Company’s unaudited consolidated balance sheet (or the notes thereto) (the “Balance Sheet”) as of September 30, 2018 (the “Balance Sheet Date”) included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 8, 2018, (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (C) liabilities or obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement and (D) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(vi) Except as described in the Applicable SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to (A) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (B) any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(f) Disclosure Documents. The Proxy Statement and any amendment or supplement thereto, when filed, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. At the time the Proxy Statement and any amendments or supplements thereto are first mailed to the Company Shareholders and at the time the Company Shareholders vote on the adoption of this Agreement, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub or any Affiliates thereof expressly for inclusion or incorporation by reference therein.

(g) Absence of Certain Changes or Events. Since the Balance Sheet Date, (i) there have not been any changes, effects, events, occurrences, state of circumstances, or developments (changes, effects, events, occurrences, state of circumstances, and developments being collectively referred to as “Changes”) that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would otherwise prevent or materially adversely affect the Company’s ability to perform any of its obligations under this Agreement, (ii) except as contemplated or required by this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and (iii) neither the Company nor any of its Subsidiaries has taken, or agreed or committed to take, any actions that would constitute a breach or violation of Sections 4.01(a)(v), (ix), (xi), (xii), (xv), and (xvi) if such covenants had been in effect as of the Balance Sheet Date.

(h) Litigation.

(i) (A) There is no, and since September 1, 2016 there has not been any, suit, action, arbitration, litigation, mediation or legal, arbitral, administrative or other proceeding (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries or any of their respective properties or assets, at law or in equity, (B) there is no pending or, to the Knowledge of the Company, threatened material governmental or regulatory audit, review, inspection, survey or investigation of, the Company or any of its Subsidiaries or any of their respective properties or assets, at law or in equity (including any review or investigation of the Company or any of its Subsidiaries, by the United States Department of Justice (the “DOJ”), the United States Department of Defense, or the United States Department of the Navy or any other Governmental Entity including relating to issues arising during the review of the proposed acquisition of the Company by Ultra) and (C) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Entity outstanding against the Company or any of its Subsidiaries or any of their respective directors or officers in their capacities as such or any of their respective properties or assets, at law or in equity, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not otherwise prevent or materially adversely affect the Company’s ability to perform any of its obligations under this Agreement.

(ii) On March 7, 2018, the Company received a letter (the “DOJ Letter”) from the DOJ informing the Company that the DOJ had opened an investigation into the JV Agreement as being a potential violation of Section 1 of the Sherman Act, 15 U.S.C. §1 (the “DOJ Investigation”), and directing the Company to preserve documents and information relating to the DOJ Investigation. In response to the DOJ Letter, in March 2018, the Company and the DOJ agreed on the identities of the employees of the Company and its Subsidiaries that would be subject to the document preservation requirements in the DOJ Letter. The Company implemented a document preservation plan consistent with such agreement with the DOJ. Since the date of the DOJ Letter, the Company and its Subsidiaries have complied with the document preservation requirements of the DOJ Letter, as such requirements were subsequently modified by the Company’s agreement with the DOJ. Prior to the date hereof, the Company was informed by the DOJ that the DOJ Investigation is focused on the future activities of ERAPSCO, the Company and Ultra Electronics Holdings plc (“Ultra”) as each of the parties to ERAPSCO enhances its ability to independently develop, produce and sell sonobuoys and over time such parties work toward the elimination of their use of ERAPSCO for such activities. Prior to the date of this Agreement, the Company made available to Parent a true and complete copy of all written communications sent or received since the date of the DOJ Letter and prior to the date of this Agreement between the DOJ, on one hand, and the Company, any of its Subsidiaries or any of their respective advisors, on the other hand, relating to or in connection with the DOJ Investigation, which written communications are described in Section 3.01(h)(ii) of the Company Disclosure Letter. Since the date of the DOJ Letter and prior to the date of this Agreement, none of the Company, any of its Subsidiaries or any of their respective advisors has had any oral communications with the DOJ relating to or in connection with the DOJ Investigation that materially alter the representations made in this Section 3.01(h)(ii).

(i) Contracts. Section 3.01(i) of the Company Disclosure Letter sets forth a correct and complete list of the following Contracts (excluding in each case any Company Benefit Plan) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is otherwise bound, in each case, as of the date of this Agreement:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) any Contract creating or evidencing any Indebtedness of the Company or any of its Subsidiaries, in each case having an outstanding amount in excess of $1,000,000, other than any Contract between or among the Company and its Subsidiaries;

(iii) any Contract constituting a guaranty by the Company or any of its Subsidiaries of Indebtedness of any third party;

(iv) any Contract that restricts the ability of the Company or any of its Subsidiaries to (A) engage in any line of business in any geographic area, solicit customers or compete with any other Person or (B) acquire or dispose of the securities of another Person;

(v) any Contract that contains a requirement for the Company or any of its Subsidiaries to conduct its business on an exclusive or preferential basis or any “most favored nation” or any other provisions for the benefit of a third party that restricts the type of business activity of the Company or any of its Subsidiaries in a material manner;

(vi) any Contract that is related to the creation, governance or operation of any joint venture, partnership, limited liability company, strategic alliance or other similar arrangement, other than any such Contract solely between or among the Company and its Subsidiaries;

(vii) any Contract that by its terms calls for aggregate payments, commitments or expenditures by the Company or any of its Subsidiaries of more than $2,000,000 in any fiscal year period or $3,000,000 in the aggregate over the term of such Contract, except for any such Contract that may be cancelled by the Company, without any material penalty or other liability to the Company or any of its Subsidiaries, upon notice of ninety (90) days or less;

(viii) any Contract that involves, or is reasonably expected in the future to involve, annual revenues of $2,000,000 or more;

(ix) any Contract for an acquisition, disposition, merger or similar transaction by the Company or any of its Subsidiaries of properties or assets, including securities, (A) in each case, for aggregate consideration of more than $5,000,000 or (B) that contains material continuing obligations of the Company or any of its Subsidiaries following the date of this Agreement;

(x) any Government Contract that contains a legal obligation of the Company or any of its Subsidiaries to provide goods or services that resulted in revenues in an aggregate amount that exceeded $2,500,000;

(xi) any Contract of employment, consulting, management, separation, or other similar agreement (in each case with respect to which the Company or any of its Subsidiaries has continuing obligations on or after the date hereof) with any current or former employee, any consultant or any individual who is an independent contractor providing for total annual compensation from the Company or any of its Subsidiaries in excess of $300,000;

(xii) any Contract of employment, consulting, management, separation, severance, indemnification or similar agreement with any member of the Company Board, any executive officer of the Company or any Person holding more than five percent (5%) of the outstanding shares of common stock of the Company as of the Balance Sheet Date;

(xiii) any Contract that contains any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire any of the assets or securities of any Person;

(xiv) any Contract constituting an Affiliate Transaction;

(xv) any employee collective bargaining agreement or other Contract with any labor union or association representing employees of the Company or any of its Subsidiaries;

(xvi) any Contract that grants any right of first refusal, right of first negotiation, right of first offer, or similar right to any Person with respect to the sale, transfer, or other disposition of any business or line of business or any material assets, rights or properties of the Company or any of its Subsidiaries;

(xvii) any Contract between the Company and its Subsidiaries, on the one hand, and a Company Shareholder beneficially owning five percent (5%) or more of the outstanding shares of common stock of the Company or such shareholder’s Affiliate, on the other hand, other than Contracts entered into in the ordinary course of business of the Company or any of its Subsidiaries;

(xviii) any IP Contract that is material to the business of the Company or any of its Subsidiaries;

(xix) any lease or sublease of personal property providing for annual payments of $1,000,000 or more;

(xx) any Contract relating to any swap, forward, futures, warrant, option or other derivative transactions;

(xxi) any Contract with a Major Supplier or Major Customer; and

(xxii) each amendment, modification or supplement in respect of any of the foregoing.

Each such Contract described in the foregoing clauses (i) through (xxii) is referred to herein as a “Material Contract“. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each of the Material Contracts is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, as of the date hereof, the other party or parties thereto, and is in full force and effect and is enforceable against the Company or its Subsidiaries parties thereto and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, (B) the Company and each of its Subsidiaries and, to the Knowledge of the Company, each other party thereto, has substantially performed all obligations required to be performed by it to date under each Material Contract and is not in breach of or default under such Material Contract, (C) since September 1, 2016, neither the Company nor any of its Subsidiaries has received written notice of breach or default under any Material Contract or the existence of any event or condition which constitutes or, after notice or lapse of time or both, will constitute, a default or breach on the part of the Company or any of its Subsidiaries under any such Material Contract, and, to the Knowledge of the Company, no such condition exists, and (D) neither the Company nor any of its Subsidiaries has received written notice from any other party to a Material Contract with respect to the termination of any Material Contract that has not been cured or withdrawn. Since September 1, 2016, neither the Company nor any of its Subsidiaries has received from any of their customers any written requests for corrective actions and analyses of root causes of failure or defects in relation to any of such customer’s products that are regulated as medical devices and were manufactured in whole or in part by the Company or any of its Subsidiaries, which requests arose as a result of a request or investigation by a Governmental Entity with respect to such products. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since September 1, 2016, the Company has been in compliance with, and each product regulated as a medical device in current commercial distribution is designed, manufactured, prepared, assembled, packaged, labeled, stored, installed, serviced, and processed in compliance with, a recognized quality management system, including the Quality System Regulation set forth in 21 C.P.R. Part 820, the current Good Manufacturing Practice (GMP) regulation set forth in 21 C.F.R. Part 211, as applicable, and the provisions of any similar non-U.S. requirements, such as the EU Medical Device Directives and ISO 13485 and ISO 9000 series, as applicable.

(j) Compliance with Law; Permits.

(i) The Company and each of its Subsidiaries are, and since September 1, 2016, have at all times been, in compliance with, and are not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not otherwise prevent or materially adversely affect the Company’s ability to perform any of its obligations under this Agreement. Since September 1, 2016, neither the Company nor any of its Subsidiaries has (A) received any written notice from any Governmental Entity regarding any violation of, or failure to comply with, any Law, or (B) provided any written notice to any Governmental Entity regarding any violation of the Company or any of its Subsidiaries of any Law, except, in each case, where such non-compliance or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not otherwise prevent or materially adversely affect the Company’s ability to perform any of its obligations under this Agreement.

(ii) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all Governmental Entities and have filed all tariffs, reports, notices, and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as presently conducted (collectively, “Permits”), except where the failure to have any of such Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not otherwise prevent or materially adversely affect the Company’s ability to perform any of its obligations under this Agreement. All Permits are valid and in full force and effect and are not subject to any administrative or judicial Proceeding or investigation that would reasonably be expected to result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not otherwise prevent or materially adversely affect the Company’s ability to perform any of its obligations under this Agreement. The Company is, and each of its Subsidiaries is, (A) in compliance with the terms and requirements of such Permits, and (B) has not made any untrue statement or failed to disclose a fact required to be disclosed to any Governmental Entity in connection with any application for, or reporting required pursuant to, any Permit, except, in the case of the foregoing clauses (A) and (B), where such non-compliance, untrue statement or failure to disclose has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not otherwise prevent or materially adversely affect the Company’s ability to perform any of its obligations under this Agreement. Since September 1, 2016, neither the Company nor any of its Subsidiaries has received notice that any Permit will be terminated, revoked or modified, is threatened with suspension or cannot be renewed in the ordinary course of business consistent with past practice, and the Company has no Knowledge of any reasonable basis for any such termination, revocation, modification, suspension or non-renewal, except, in each case, where such termination, revocation, modification, suspension or non-renewal has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not otherwise prevent or materially adversely affect the Company’s ability to perform any of its obligations under this Agreement. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since September 1, 2016, no product manufactured by the Company or its Subsidiaries has been seized, withdrawn, recalled, detained or subject to a suspension of manufacturing, and there are no facts or circumstances reasonably likely to cause (I) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any such product, (II) a change in the labeling of any such product, or (III) a termination, seizure or suspension of the marketing or distribution (including for commercial, investigational, or any other use) of any such product.

(k) Labor and Employment Matters.

(i) Neither the Company nor any of its Subsidiaries is a party to, bound by, or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or understanding with a labor union or similar organization. As of the date hereof, (A) to the Knowledge of the Company, there are no union or other labor organizing activities occurring concerning any employees of the Company or any of its Subsidiaries and (B) there are, and since September 1, 2016 have been, no labor strikes, slowdowns, work stoppages or lockouts pending or, the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. There are, and since September 1, 2016 have been, no material legal actions, labor grievances or investigations by any Governmental Entity pending or, to the Knowledge of the Company, threatened relating to any employment-related matter involving any Company Employee or applicant, including claims of unlawful discrimination, harassment or retaliation, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, employee classification, unfair labor practices, or other alleged violations of employment-related Law.

(ii) The Company and its Subsidiaries are, and have been since September 1, 2016, in compliance in all material respects with all applicable Laws respecting labor, employment, discrimination in employment, terms and conditions of employment, payroll, worker classification, wages, mandatory social security schemes, hours and occupational safety and health and employment practices.

(iii) Since September 1, 2016, (A) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (B) there has not occurred a “mass layoff” (as defined in the WARN Act) by the Company or any of its Subsidiaries affecting any site of employment or one or more facilities or operating units within any site of employment or facility, and (C) neither the Company nor any of its Subsidiaries has engaged in any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application to the Company or any of its Subsidiaries of any similar Law. During the three (3) years prior to the date of this Agreement, each Person employed by the Company or any of its Subsidiaries was or is properly classified as exempt or non-exempt in accordance with applicable overtime laws, and no Person treated as an independent contractor or consultant by the Company or any of its Subsidiaries should have been properly classified as an employee under applicable Laws.

(l) Employee Benefit Matters.

(i) Section 3.01(l)(i) of the Company Disclosure Letter sets forth a complete and accurate list of each Company Benefit Plan in effect as of the date of this Agreement. True and complete copies (or summaries for any Company Benefit Plan for which a separate document does not exist) of all Company Benefit Plans listed on Section 3.01(l)(i) of the Company Disclosure Letter have been made available to Parent, and the Company has made available to Parent where applicable (A) the most recently prepared actuarial report or financial statement, (B) the most recent summary plan description, and all material modifications thereto, (C) the most recent annual report (Form 5500 Series) and accompanying schedule, (D) the most recent determination letter or opinion letter, (E) copies of any material written correspondence with a Governmental Entity relating to a Company Benefit Plan since September 1, 2016, and (F) any related funding arrangements. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Company Benefit Plan that have been adopted or approved nor have the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plan.

(ii) (A) Each Company Benefit Plan (and any related trust or other funding vehicle) has been in all material respects established, operated and administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Law, (B) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, the Code, the terms of such plans and other applicable Laws, (C) each of the Company and its Subsidiaries is in compliance in all material respects with ERISA, the Code and all other Laws, in each case, applicable to Company Benefit Plans and (D) each Company Benefit Plan (and any related trust) that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter, or has pending or has time remaining in which to file an application for such determination or opinion from the IRS and there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification.

(iii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) no Proceedings (other than routine claims for benefits in the ordinary course of business) are pending or, to the Knowledge of the Company, threatened relating to or otherwise in connection with any Company Benefit Plan or the assets thereof and (B) there are no pending or, to the Knowledge of the Company, threatened material administrative investigations, audits or other administrative Proceedings by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other Governmental Entity relating to any Company Benefit Plan.

(iv) None of the Company, any of its Subsidiaries or any Commonly Controlled Entity of the Company has, within the past six (6) years, sponsored, maintained, contributed to or been required to maintain or contribute to, or has any liability under, any employee benefit plan (within the meaning of Section 3(3) of ERISA) that is (and no Company Benefit Plan is) subject to Section 302 or Title IV of ERISA or Sections 412 or 4971 of the Code, or is otherwise a defined benefit plan (as defined in Section 4001 of ERISA). The fair market value of assets available for benefits under each Company Benefit Plan which is subject to Title IV of ERISA exceeds the present value of accumulated benefit obligations under such Company Benefit Plan, and also, on a plan termination basis, exceeds the value of “benefit liabilities” under such Company Benefit Plan within the meaning of Section 4001(a)(16) of ERISA, and the actuarial valuation of each such Company Benefit Plan for the most recent plan year accurately reflects its actuarial condition as of the first day of such plan year, and there has been no material change in such actuarial condition since such date.

(v) Neither the Company nor any of its Subsidiaries nor any Commonly Controlled Entity of the Company has any liability for providing health, medical or life insurance or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or other similar applicable Law).

(vi) None of the execution and delivery of this Agreement, the obtaining of the Company Requisite Vote or the consummation of the Merger (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) would reasonably be expected to (A) entitle any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries to any compensation or material benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or material benefits or trigger any other material obligation under any Company Benefit Plan, (C) result in any material breach or violation of, or material default under, or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan or (D) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits, or otherwise give rise to any material liability, under any Company Benefit Plan.

(vii) No amount paid or which could become payable (whether in cash or property or the vesting of property) by the Company or any of its Subsidiaries as a result of the execution and delivery of this Agreement, the obtaining of the Company Requisite Vote or the consummation of the Merger (in each case, alone, or in combination with any other event, whether or not such other event could reasonably be expected to occur) to any of their respective employees, officers, directors or independent contractors, or otherwise, could not be deductible by reason of Section 280G of the Code or may be subject to an excise tax under Section 4999 of the Code. There is no agreement, plan or other arrangement to which the Company or any of its Subsidiaries is a party or by which any of them is otherwise bound to compensate any Person in respect of Taxes imposed pursuant to Section 4999 of the Code.

(viii) Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance are applicable to such Company Benefit Plan. To the Knowledge of the Company, all prior instances of material operational and/or documentary non-compliance with respect to Section 409A of the Code have been corrected under applicable IRS guidance. There is no agreement, plan or other arrangement to which the Company or any of its Subsidiaries is a party or by which any of them is otherwise bound to compensate any Person in respect of Taxes imposed pursuant to Section 409A of the Code.

(ix) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Person has engaged in a transaction in connection with which the Company or any of its Subsidiaries would reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code.

(x) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each Company Benefit Plan which is for the benefit of any employee or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries who is located outside or whose principal place of work is outside the United States but excluding any employee benefit plan that is statutorily required, government sponsored or not otherwise sponsored, maintained or controlled by the Company or any of its Subsidiaries (each an “International Plan”) that under applicable Laws requires registration has been duly registered with the necessary Governmental Entity and no event has occurred which is reasonably likely to cause the loss of such registered status, (B) the Company and each Subsidiary has complied with and performed all material obligations under and in respect of the International Plans under the terms thereof, any funding agreements and all applicable Law (including any fiduciary, funding, investment and administration obligations), (C) there are no taxes, penalties or interest owing in respect of any International Plan and (D) the solvency liabilities of each International Plan (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Entities and which are consistent with generally accepted actuarial principles) do not exceed the market value of the assets held in connection with such plan in any material respect.

(m) Taxes.

(i) (A) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any valid extension of time within which to file) and all such Tax Returns are correct and complete in all material respects, (B) all Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Return) that are required to be paid or discharged have been timely paid and discharged other than Taxes being contested in good faith by appropriate Proceedings and for which adequate reserves have been established and maintained on the financial statements of the Company and its Subsidiaries in accordance with GAAP, (C) there are no Tax Liens, other than for Taxes not yet due and payable, on any asset of the Company or any of its Subsidiaries that exist in connection with any failure (or alleged failure) to pay any Tax and (D) neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations for the assessment or collection of any Tax which waiver is currently in effect.

(ii) Any unpaid Taxes of the Company and each of its Subsidiaries (A) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Balance Sheet and (B) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(iii) All assessments for Taxes due with respect to completed and settled audits or examinations have been fully paid. No federal, state, local or non-U.S. audits, examinations, investigations or Proceedings are being conducted, have been threatened in writing against the Company or any of its Subsidiaries or, to the Knowledge of the Company, are pending in respect of any Taxes, which audits, examinations, investigations or Proceedings have not been resolved.

(iv) The Company and each of its Subsidiaries has withheld and paid or remitted Taxes required by Law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, non-resident or other Person.

(v) Neither the Company nor any of its Subsidiaries (A) is a party to, is bound to, or has any obligation under any Tax allocation or sharing agreement or any Tax indemnity agreement (other than any commercial Contracts entered in the ordinary course of business that do not relate primarily to Taxes such as a lease or a loan or to which the only parties are the Company or any of its Subsidiaries), (B) has been a

“controlled corporation” or a “distributing corporation” in any distribution occurring during the five (5)-year period ending on the date hereof that was purported or intended to be governed by Section 355 or Section 361 of the Code (or any analogous provision of state, local or non-U.S. Law), (C) is a party to any Contract, arrangement or plan that has resulted or could reasonably be expected to result, individually or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any analogous provision of state, local or non-U.S. law), (D) is or has been a member of an affiliated group (other than a group the common parent of which is or was the Company) filing an affiliated, consolidated, combined or unitary Tax return, (E) has any liability for the Taxes of any other Person (other than the Company and its Subsidiaries) arising from the application of Treasury Regulation §1.1502-6 (or any analogous provision of state, local or non-U.S. Law), as a transferee or successor or by Contract (other than customary Tax indemnifications contained in commercial agreements the primary purpose of which does not relate to Taxes such as a lease or a loan), (F) has engaged in any “reportable transaction” described in Treasury Regulation §1.6011-4(b) or (G) has received a written inquiry from a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns claiming that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction.

(vi) In the past three (3) taxable years, none of the Company or any of its Subsidiaries has ever had to include material amounts in income under Section 951(a) of the Code. The aggregate inclusions in the income of the Company and its Subsidiaries as a result of Section 956 of the Code during the last three taxable years was not in excess of $2,000,000. None of the Subsidiaries of the Company have materially increased their amount treated as invested in United States property since the beginning of their current taxable year. The aggregate Taxes of the Company and its Subsidiaries as a result of Section 965 of the Code have not exceeded and will not exceed $200,000.

(vii) If the Company or any of its Subsidiaries is required to be registered for value added tax or any similar tax on consumption (“VAT”) in any jurisdiction, it (A) is so registered in each such applicable jurisdiction, (B) has complied in all material respects with all applicable Law in respect of such VAT, (C) maintains full and accurate records with respect to VAT to the extent required by applicable Law and (D) has not in the six (6) year period ending with the Closing Date been subject to any material interest, forfeiture, surcharge or penalty in respect of VAT. None of the Company or its Subsidiaries is or has been in the six (6) year period ending with the Closing Date a member of a group or consolidation with any company other than the Company or any of its Subsidiaries for purposes of VAT.

(viii) Neither the Company nor any of its Subsidiaries has agreed, or is required, to make any material adjustments after the Closing Date pursuant to Section 481(a) of the Code or any similar Law by reason of a change in accounting method initiated by it or any other relevant party prior to the Closing Date, and, as of the date hereof, the IRS has not proposed any such adjustment or change in accounting method in writing nor does the Company or any of its Subsidiaries have any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(ix) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any: (A) installment sale or other open transaction disposition; (B) closing agreement described in Section 7121 of the Code or any similar provision of Applicable Law; (C) required change in accounting method; (D) prepaid amount received prior to the Closing Date; (E) intercompany transaction or excess loss account described in Treasury Regulations Section 1.1502 or any similar provision of Applicable Law, in each case occurring, entered into, made or in existence prior to the Effective Time; or (F) any election under Section 108(i) of the Code.

(x) Neither the Company nor any of its Subsidiaries is a party to any Contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of any other Tax Laws) arising out of the transactions contemplated by this Agreement.

(xi) The Company is not, and at no time during the last five years has the Company been, a “United States real property holding corporation” (as defined in Section 897 of the Code).

(n) Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company and its Subsidiaries is, and since September 1, 2016 has been, in compliance with all applicable Environmental Laws and, since September 1, 2016, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity that has not been fully resolved alleging that the Company or any of its Subsidiaries is in violation of, or has any liability under, any Environmental Law, including a request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act, (ii) each of the Company and its Subsidiaries possesses and is in compliance with all Permits required under applicable Environmental Laws to conduct its business as presently conducted, and all such Permits are valid and in good standing, (iii) since September 1, 2016, there have been no Proceedings or investigations pursuant to any Environmental Law pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any real property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries, (iv) there have been no Releases or threatened Releases of Hazardous Materials at, on, under or from any property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries, in each case, in a manner that would reasonably be expected to result in any obligation to conduct any investigation, remediation or other corrective or response action by the Company or any of its Subsidiaries or impose liability upon the Company or any of its Subsidiaries for any investigation, remediation or other corrective or response action, and (v) neither the Company nor any of its Subsidiaries is subject to any consent decrees, orders, settlements or compliance agreements, nor has any of them entered into by Contract or, to the Knowledge of the Company, by operation of Law any other commitments that impose any current or future obligations or liability under Environmental Law. The Company has made available to Parent copies of all environmental assessments and investigative or remedial action reports for any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, and all material documents and reports regarding liabilities or obligations of the Company or any of its Subsidiaries under Environmental Laws, in each case, to the extent such assessments, reports and documents are within the custody or control of the Company or any Subsidiary.

(o) Insurance. The Company has delivered or otherwise made available to Parent copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries in effect as of the date hereof (collectively, the “Insurance Policies”). The Insurance Policies provide coverage in such amounts and against such risks as the Company has reasonably determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Laws. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) all Insurance Policies are in full force and effect and all premiums thereon have been timely paid, or if not yet due, accrued; (ii) there has not been any default by the insured under any Insurance Policy or any event which, with the giving of notice or lapse of time or both, would constitute a default by the insured and preclude coverage thereunder; (iii) no notice of cancellation has been given to the Company or any of its Subsidiaries with respect to any Insurance Policy; (iv) the Company and its Subsidiaries are in compliance with the terms of each Insurance Policy; (v) as of the date of this Agreement, there is no claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed in writing by the underwriters of such policies; and (vi) as of the date of this Agreement, the Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any Insurance Policy.

(p) Property.

(i) Section 3.01(p)(i) of the Company Disclosure Letter contains a correct and complete list of all Contracts (each, a “Company Real Property Lease”) under which the Company or any Subsidiary thereof is the tenant, subtenant or occupant with respect to material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Company Leased Real Property”). The Company has made available to Parent a true and complete copy of each Company Real Property Lease (including all exhibits, schedules, amendments and extensions thereto). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each Company Real Property Lease is valid, binding and enforceable against the Company or the Subsidiary of the Company party thereto, and, to the Knowledge of the Company, each other party thereto, (B) there is no uncured default of any provision of any Company Real Property Lease by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would reasonably be expected to constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto and (C) the Company’s or its Subsidiary’s possession and quiet enjoyment of the Company Leased Real Property has not been disturbed, and, to the Knowledge of the Company, there are no disputes with respect to the corresponding Company Real Property Lease. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Company Real Property Lease or any material interest therein nor has the Company or any of its Subsidiaries subleased, licensed or otherwise granted any Person (other than another Subsidiary of the Company) a material right to use or occupy any Company Leased Real Property or any material portion thereof.

(ii) The Company or one of its Subsidiaries has good and valid fee simple title to all material real property currently owned by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property” and, with the Company Leased Real Property, collectively the “Company Real Property”). The fee simple or leasehold (as applicable) title held by the Company or its Subsidiaries to the Company Real Property is free and clear of all Liens (other than Permitted Liens), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 3.01(p)(ii) of the Company Disclosure Letter contains a true and complete list by address and legal description of the Company Owned Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material

Adverse Effect, (A) the buildings, structures, fixtures and improvements located on the Company Owned Real Property, taken as a whole, are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted, ordinary wear and tear excepted, (B) to the Knowledge of the Company, there are no pending or threatened condemnation Proceedings against the Company Real Property, and (C) to the Knowledge of the Company, there are no material latent defects or material adverse physical conditions affecting the Company Real Property or any of the facilities, buildings, component parts or other constructions, structures, erections, improvements, fixtures and fixed assets of a permanent nature annexed, affixed or attached to, or located on the Company Real Property. The Company has provided to Parent true and correct copies of all title reports and title policies (including all exception documents referenced therein), zoning reports, appraisals, surveys and engineering reports in the possession or control of the Company or any of its Subsidiaries regarding the Company Owned Real Property. There are no outstanding options, rights of first offer, rights of refusal or similar preemptive rights granted to third parties to purchase or lease any of the Company Owned Real Property, or any portion thereof or interest therein.

(iii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each of the Company and its Subsidiaries has title to, or a valid leasehold interest in, as applicable, all personal property used in their respective businesses free and clear of any Liens, except for Permitted Liens and (B) such personal property is, to the Knowledge of the Company, in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted.

(q) Intellectual Property.

(i) Registered IP. Section 3.01(q)(i) of the Company Disclosure Letter sets forth a true and complete list of all Registered Intellectual Property (including pending applications therefor) owned by the Company or any of its Subsidiaries and material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, whether considered individually or in the aggregate, that has not otherwise been abandoned or expired in the ordinary course of business consistent with past practice, indicating for each item the registration or application number and the applicable filing jurisdiction (the “Company Registered Intellectual Property”).

(ii) The Company and its Subsidiaries have complied with all the requirements of all United States and foreign patent offices and all other applicable Governmental Entities to maintain their Patents in full force and effect, including payment of all required fees when due to such offices or agencies.

(iii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company or a Subsidiary of the Company (1) is the sole and exclusive legal and beneficial, and with respect to the Company Registered Intellectual Property, record, owner of all right, title and interest in and to the Company Intellectual Property, (2) has the valid and enforceable right to use, sell, convey, transfer, license and otherwise exploit the Company Intellectual Property, (3) has the valid and enforceable right to use the Licensed Intellectual Property which is currently used or held for use in or necessary for the conduct of the businesses of the Company and its Subsidiaries as currently conducted, in each case, free and clear of all Liens other than Permitted Liens, and (4) since September 1, 2016, has not received a written notice of breach of any agreement that licenses or grants to Company or any of its Subsidiaries any Licensed Intellectual Property and, to the Knowledge of the Company, is not in breach of any agreement that licenses or grants to Company or any of its Subsidiaries any Licensed Intellectual Property, (B) the consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require consent of any other Person in respect of, the Company’s or any of its Subsidiaries’ rights with respect to Company Intellectual Property or material Licensed Intellectual Property currently used in or necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted, and (C) the Company and its Subsidiaries possess all Intellectual Property Rights used in or necessary for the conduct of the business of the Company and its Subsidiaries.

(iv) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has since September 1, 2016 infringed, misappropriated, diluted or otherwise violated the Intellectual Property Rights of any Person and (B) as of the date of this Agreement, there are no investigations or Proceedings (including any oppositions, interferences or re-examinations) pending or, to the Knowledge of the Company, since September 1, 2016, threatened against the Company or any of its Subsidiaries (1) alleging that the operation or conduct of the Company’s or any of its Subsidiaries’ business infringes, misappropriates, dilutes or otherwise violates the Intellectual Property Rights of any Person, (2) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s or any of its Subsidiaries’ rights with respect to any Company Intellectual Property or material Licensed Intellectual Property, (3) offering the Company the opportunity to license the Patents of any Person or (4) claiming ownership of any Company Intellectual Property.

(v) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) to the Knowledge of the Company, since September 1, 2016, no Person has misappropriated, infringed, diluted or otherwise violated any Company Intellectual Property or is misappropriating, infringing, diluting or otherwise violating any Company Intellectual Property, (B) the Company and its Subsidiaries have taken all reasonable measures in accordance with prevailing industry practice to protect and to maintain the confidentiality of the Company Intellectual Property, and no Company Intellectual Property has been disclosed other than to Persons bound by valid written confidentiality agreements, (C) the Company and its Subsidiaries have taken reasonable measures in accordance with prevailing industry practice to protect and maintain the Company Intellectual Property, (D) the Company and its Subsidiaries have obtained from all parties (including employees) who have created any portion of, or otherwise who would have any rights in or to, material Company Intellectual Property valid and enforceable written assignments of any such work, invention, improvement, or other rights, as applicable, and (E) neither the Company nor any of its Subsidiaries has disclosed or delivered to any other Person, or permitted the disclosure or delivery to any other Person, of (1) any source code of the Company or its Subsidiaries used in or necessary for the conduct of the business of the Company or its Subsidiaries (other than any disclosure or delivery of any such source code that (x) is not material to the business of the Company and its Subsidiaries and (y) was disclosed or delivered solely in accordance with the terms of any Contracts set forth on Section 3.01(q)(v)(E) of the Company Disclosure Letter (but only if true and complete copies of such Contracts have been provided to Parent) and such Contracts specify that the confidentiality of the source code must be maintained by the receiving party) or (2) other material trade secrets of the Company and its Subsidiaries.

(vi) Section 3.01(q)(vi) of the Company Disclosure Letter sets forth a true and complete list of all Contracts pursuant to which a Person has licensed or granted any right to the Company or any of its Subsidiaries involving any Licensed Intellectual Property or any other material Intellectual Property Rights or agreed to provide any services (including hosted services) related to any material Intellectual Property Rights to the Company or any of its Subsidiaries other than commercially available Software licensed under commercially available “shrink wrap” or other comparable standard form licenses (“In-Licenses”).

(vii) Section 3.01(q)(vii) of the Company Disclosure Letter sets forth a true and complete list of all Contracts pursuant to which the Company or any of its Subsidiaries has granted to any Person any rights, interests or licenses to any material Company Intellectual Property, excluding non-exclusive licenses entered in the ordinary course of business (the “Out-Licenses,” and together with the In-Licenses, the “IP Contracts”). Neither the Company nor any of its Subsidiaries has granted to any Person any exclusive or sole license under any material Company Intellectual Property.

(viii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company Intellectual Property and the Company Systems do not (A) contain any viruses, back doors, drop dead devices, time bombs, Trojan horses, worms, or any other contaminants (including codes, commands, instructions, devices, techniques, bugs, defects, errors, web bugs, or design flaws) that access (without authorization), harm, impede, alter, delete, threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, inhibit, or shut down any computer systems, networks, infrastructures, devices, websites, databases, Software or other data or property; (B) cause or permit the unauthorized access (either internally or externally) to systems, networks, infrastructures, devices, websites, databases, Software, or other data or property; (C) cause or permit the misappropriation of personal or corporate information or Intellectual Property from any computer systems, networks, infrastructures, devices, websites, databases, Software, or other data or property or (D) cause or permit denial-of-service (DoS) attacks or distributed denial-of-service (DDoS) attacks (collectively, “Cyber Attacks”). The Company and its Subsidiaries have taken commercially reasonable steps to prevent Cyber Attacks on the Company Systems.

(ix) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company Intellectual Property that is Software and Company Systems contain no Open Source Software.

(x) The Company Systems are materially sufficient for the current needs of the business of the Company and its Subsidiaries subject to ongoing maintenance and planned hardware and software system upgrades reflected in the capital budget, and are subject to commercially reasonable disaster recovery and business continuity procedures. To the Knowledge of the Company, since September 1, 2016, there has not been any material failure with respect to any of the Company Systems that has not been remedied or replaced in all material respects. The Company and its Subsidiaries have purchased and paid in full for a sufficient number of licenses for the operation of such Company Systems as operated on the date hereof except for any discrepancies that are not expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(xi) No funding, facilities, or personnel of any educational institution or Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property. Neither the Company nor any of its Subsidiaries is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or such Subsidiary to grant or offer to any third party any license or right to any Company Intellectual Property.

(r) Privacy and Data Protection.

(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and each of its Subsidiaries has complied at all times since September 1, 2016 with all Privacy Laws relating to Personal Data, (B) the Company and each of its Subsidiaries have policies, programs and procedures that are in compliance with all Privacy Laws, and (C) since September 1, 2016, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any claim, complaint, inquiry, or notice from any Person related to the Company’s or such Subsidiary’s collection, processing, use, storage, security, and/or disclosure of Personal Data, alleging that any of these activities are in violation of any Privacy Law.

(ii) To the Knowledge of the Company, the Company and each of its Subsidiaries have not experienced any security breaches affecting Personal Data since September 1, 2016 that would require notification to any law enforcement or Governmental Entity by applicable Privacy Laws.

(iii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries have implemented and followed commercially reasonable physical, technical, organizational, and administrative security measures, policies, and procedures that are designed to: (A) mitigate potential security risks with respect to the Company’s services; (B) comply with the Data Privacy Requirements, (C) identify security breach risks relating to the Company’s information technology systems, (D) prevent security breaches, and (E) identify, document, and remediate actual or suspected security breaches relating to the Company’s information technology systems and the Company’s services.

(s) Voting Requirements. Assuming the accuracy of the representations and warranties set forth in Section 3.02(g), the affirmative vote of holders of at least two-thirds (2/3rds) of the outstanding Shares entitled to vote thereon at the Company Shareholders Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Company Requisite Vote”) is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve and consummate the Merger and the other transactions contemplated by this Agreement.

(t) Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than Wells Fargo Securities LLC and Raymond James & Associates, Inc., is entitled to, or will be entitled to, any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Company or any of its Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

(u) Opinions of Financial Advisors. The Company Board has received the written opinions (or oral opinions to be confirmed in writing) on or prior to the date hereof of each of Wells Fargo Securities LLC and Raymond James & Associates, Inc. to the effect that, as of the date of the meeting of the Company Board at which this Agreement was approved by the Company Board, and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinions, the Per Share Merger Consideration to be received by the holders of Shares in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders.

(v) State Takeover Statutes; No Rights Agreement. The Company Board has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated by this Agreement all potentially applicable state anti-takeover statutes or regulations (including Chapter 1704 of the OGCL) and any similar provisions in the Company Articles of Incorporation and the Company Code of Regulations. Assuming the accuracy of the representations and warranties set forth in Section 3.02(g), as of the date of this Agreement, no “fair price”, “business combination”, “moratorium”, “control share acquisition” or other state takeover Law or similar Law (collectively, “Takeover Statutes”) enacted by any jurisdiction will prohibit or impair the consummation of the Merger or the other transactions contemplated by this Agreement. The Company does not have any shareholder rights plan, “poison pill” or similar arrangement in effect.

(w) Affiliate Transactions. There are not, and since September 1, 2016 there have not been, any transactions, Contracts, arrangements, or understandings (each, an “Affiliate Transaction”) required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that has not been disclosed in the Applicable SEC Reports filed prior to the date of this Agreement. The Company has made available to Parent copies of each material Contract or other relevant material documentation (including any amendments or modifications thereto) available as of the date of this Agreement with respect to each Affiliate Transaction.

(x) Export; Foreign Corrupt Practices Act; UK Bribery Act. With respect to the business of the Company and its Subsidiaries:

(i) Since that date which is five (5) years prior to the date of this Agreement the Company and its Subsidiaries are and have been in compliance in all material respects with all applicable Laws concerning the trade of any products, technology, technical data and services (“Export Control Laws”), including (A) the EAR (including the anti-boycott regulations contained therein) and Foreign Trade Regulations administered by the United States Department of Commerce; (B) the ITAR administered by the United States Department of State; (C) those administered by the Office of Foreign Assets Control (“OFAC”) of the United States Department of the Treasury; and (D) those administered by the Bureau of Customs and Border Protection of the United States Department of Homeland Security. There is no export-related or import-related legal or enforcement Proceeding and there is no export related or import related investigation or inquiry pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or, to the Knowledge of the Company, any officer, manager or director of the Company or any of its Subsidiaries (in his or her capacity as such) by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity.

(ii) Since the date which is five (5) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries have provided unauthorized access to, and no Affiliate of the Company or its Subsidiaries (or any of their personnel, representatives, or agents) has had unauthorized access to, export-controlled information in the possession of the Company or any of its Subsidiaries. No Affiliate of the Company or any of its Subsidiaries that is located outside of the United States has had access to the electronic networks or systems of the Company or any of its Subsidiaries inside the United States in material violation of applicable Law.

(iii) No director or officer or, to the Knowledge of the Company, any employee of the Company or any of its Subsidiaries is or, to the Knowledge of the Company, since the date which is five (5) years prior to the date of this Agreement, has been identified on any of the following: (A) the OFAC list of “Specially Designated Nationals and Blocked Persons” (“SDNs”); (B) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List”; (C) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties,” including both administrative and statutory debarments; or (D) the Bureau of International Security and Nonproliferation of the United States Department of State listing of “Nonproliferation Sanctions.” The Company and its Subsidiaries are

not and, since the date which is five (5) years prior to the date of this Agreement, have not been involved in business arrangements or otherwise engaged in transactions with or involving countries subject to economic or trade sanctions imposed by the United States Government, or with or involving SDNs, in violation of the regulations maintained by OFAC.

(iv) The Company and its Subsidiaries are not currently and have not been, at any time since September 1, 2016, denied export privileges involving items subject to the EAR, or debarred or suspended from participating directly or indirectly in the export of defense articles, including technical data, or in the furnishing of defense services, for which a license or approval is required under the ITAR.

(v) Since the date which is five (5) years prior to the date of this Agreement, the Company and its Subsidiaries have not made any voluntary disclosure to the DDTC, the United States Department of Commerce’s Bureau of Industry and Security, OFAC, or any other Governmental Entity respecting compliance by the Company or any of its Subsidiaries with Export Control Laws or with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

(vi) The Company and its Subsidiaries have had, since the date which is five (5) years prior to the date of this Agreement, and have all necessary authority under the United States Export Control Laws to conduct their businesses as currently conducted in all material respects, including (A) necessary permits for any import or export transactions, (B) necessary permits and clearances for the disclosure of information to foreign persons and (C) necessary registrations with any United States Governmental Entity with authority to implement such Laws.

(vii) Since the date which is five (5) years prior to the date of this Agreement, neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any officer, director, employee, agent, or representative of the Company or any of its Subsidiaries (acting in such capacity), nor, to the Knowledge of the Company, any other Person acting at the direction of the Company or any of its Subsidiaries, has violated or is violating any provision of the FCPA or any other similar Law of any non-U.S. jurisdiction.

(viii) Since the date which is five (5) years prior to the date of this Agreement, the Company and its Subsidiaries are not and have not engaged in any activity, practice or conduct in violation of, and are not committing and have not committed an offence under, the UK Bribery Act 2010, to the extent applicable.

(ix) Since the date which is five (5) years prior to the date of this Agreement, neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any officer, director, employee, agent, or representative of the Company or any of its Subsidiaries (acting in such capacity), nor, to the Knowledge of the Company, any other Person acting at the direction of the Company or any of its Subsidiaries, is or has been the subject of any investigation, inquiry or enforcement Proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence, or liability or alleged liability, under the FCPA, and no such investigation, inquiry or Proceedings are pending or, to the Knowledge of the Company, threatened.

(x) The Company and its Subsidiaries maintain on an ongoing basis written policies, procedures, codes of conduct, and guidelines and internal accounting controls which are designed to ensure compliance with the FCPA and all requirements of the Material Government Contracts, FAR, and DFARS (including FAR 52.203-13, where applicable) by the Company, its Subsidiaries and their respective officers, directors, employees, agents and representatives (acting in such capacity) and other persons acting at the direction of the Company or any of its Subsidiaries. The Company and its Subsidiaries maintain a compliance program with respect to export controls, international contracting, and trade sanctions under the Laws of the United States which are designed to ensure compliance with such Laws.

(y) Government Contracts.

(i) Section 3.01(y)(i) of the Company Disclosure Letter identifies (A) each Government Contract as of the date of this Agreement awarded to the Company, any of its Subsidiaries, or, subject to Section 8.16, ERAPSCO, that is active and relates to a program set forth on Section 3.01(y)(i) of the Company Disclosure Letter or that is subject to ongoing audits by a Governmental Entity prior to receipt of final payment with respect to such Government Contracts (collectively, and together with all other Government Contracts as of the date of this Agreement awarded to the Company, any of its Subsidiaries, or, subject to Section 8.16, ERAPSCO, which remain open to audit periods, “Material Government Contracts”), and (B) all quotations, bids, and proposals submitted by the Company, any of its Subsidiaries, or, subject to Section 8.16, ERAPSCO, that are outstanding as of the date hereof, which, to the Knowledge of the Company, are still subject to acceptance by either a Governmental Entity or any proposed prime contractor or subcontractor of a Governmental Entity (including ERAPSCO) with respect to any potential Government Contract (x) having aggregate future payments to the Company, its Subsidiaries, and/or, subject to Section 8.16, ERAPSCO, in excess of $250,000 or

(y) for which the Company, any of its Subsidiaries, or, subject to Section 8.16, ERAPSCO, provided any bid bond (collectively, “Government Bids”). To the Knowledge of the Company, all of the Material Government Contracts were legally awarded and are binding on the parties and the Government Bids are not currently the subject of bid or award protest proceedings.

(ii) Since the date which is five (5) years prior to the date of this Agreement, the Company, its Subsidiaries, and, subject to Section 8.16, ERAPSCO, have complied in all material respects with all applicable Laws with respect to each Material Government Contract and Government Bid.

(iii) Since the date which is five (5) years prior to the date of this Agreement, neither a Governmental Entity nor any prime contractor or subcontractor of a Governmental Entity (including ERAPSCO) has notified the Company, its Subsidiaries, or, subject to Section 8.16, ERAPSCO, in writing that the Company, any of its Subsidiaries, or ERAPSCO has breached a requirement of a Material Government Contract, or violated any applicable Law with respect to any Material Government Contract or with respect to any Government Bid. All representations, certifications, disclosures and warranties made by the Company, any of its Subsidiaries, or, subject to Section 8.16, ERAPSCO, with respect to such Material Government Contracts or Government Bids were current, accurate and complete in all material respects as of their effective date, and the Company, any of its Subsidiaries, and, subject to Section 8.16, ERAPSCO, have complied in all material respects with such representations, certifications, disclosures and warranty requirements and all other terms and conditions of each Material Government Contract.

(iv) To the Knowledge of the Company, since September 1, 2016, (A) no written notices of terminations for convenience or default, show cause or cure notices and no stop work orders or notices of non-exercise of an option to extend a multi-year contract have been issued to or against the Company, any of its Subsidiaries, or, subject to Section 8.16, ERAPSCO, with respect to any Material Government Contract; and (B) there have been no (and there are no pending) Proceedings, audits, claims, or investigations involving or related to the Company, any of its Subsidiaries, subject to Section 8.16, ERAPSCO, or any of their partners, principals, officers, or employees (but, in each case, excluding any general partner of ERAPSCO other than Sparton DeLeon Springs LLC (“Deleon”)) with respect to an alleged or potential material violation of a contract requirement or Law applicable to any Material Government Contract.

(v) To the Knowledge of the Company, since September 1, 2016, (A) no costs incurred in respect of any Material Government Contract by the Company, any of its Subsidiaries or ERAPSCO, have been questioned, withheld or set-off, and remain unresolved or disallowed because of a finding or determination of any kind by a Governmental Entity, including the Defense Contract Audit Agency, and (B) no outstanding material costs invoiced or claimed by the Company, any of its Subsidiaries or ERAPSCO, with respect to any Material Government Contract have been questioned, withheld or set-off, and remain unresolved or disallowed.

(vi) Since September 1, 2016, (A) the pricing, cost accounting, estimating, purchasing, material management, earned value management, property management and other business systems (including those defined in Defense Federal Acquisition Regulation Supplement (“DFARS”) 252.242-7005) relating to all Material Government Contracts have been disclosed in all material respects to the applicable Governmental Entity to the extent required by applicable Law or the terms of any applicable Material Government Contract, and (B) none of such systems have been determined to be inadequate in any material respect by a Governmental Entity. Since September 1, 2016, no significant deficiency (as defined in DFARS 252.242-7000) has been identified to the Company and remains unresolved with respect to any Material Government Contract and no Material Government Contract is subject to withholding under DFARS 252.242-7000.

(vii) Since September 1, 2016, the accounting systems for the Company, its Subsidiaries, and, subject to Section 8.16, ERAPSCO, have met the applicable requirements of the FAR and federal Cost Accounting Standards (“CAS”) and Cost Principles (as defined in FAR Part 31) in all material respects. Since September 1, 2016, there have been no reports resulting from financial audits or other investigations by Governmental Entities of any Material Government Contract that conclude that the Company, its Subsidiaries, or, subject to Section 8.16, ERAPSCO, engaged in any overcharging or other defective pricing practices or in any other practices in violation of the FAR or applicable Law. Since September 1, 2016, the Company’s indirect costs and general and administrative costs associated with each Material Government Contract, including real property rental costs and executive compensation, meet the requirements for allowability and allocability under the FAR and the CAS. Since September 1, 2016, the Company, its Subsidiaries, and, subject to Section 8.16, ERAPSCO, have complied in all material respects with the Truthful Cost of Pricing Data Statute (formerly the Truth in Negotiations Act) (“TINA”) and have not failed to make any disclosures required under TINA that would reasonably be expected to result in a defective pricing claim against any of them.

(viii) Since September 1, 2016, all invoices and claims resulting from Material Government Contracts, including requests for progress payments, submitted by the Company, its Subsidiaries, and, subject to Section 8.16, ERAPSCO, were correct as of their submission date in all material respects, and all Cost Accounting Standard Disclosure Statements required to be submitted have been submitted and are correct in all material respects.

(ix) Since September 1, 2016, no contracting officer’s final decisions have been issued by a Governmental Entity concerning and referencing any Material Government Contract.

(x) None of the Company, its Subsidiaries, subject to Section 8.16, ERAPSCO, or any of their respective principals (as defined in FAR 52.209-5) (but excluding any general partner of ERAPSCO other than Deleon) or, to the Knowledge of the Company, their vendors, is, or since September 1, 2016, has been, suspended, debarred, or excluded or proposed for debarment from doing business with any Governmental Entity or has been declared non-responsible or ineligible for contracting with or for any Governmental Entity or for any reason listed on the “List of Parties Excluded from Federal Procurement and Non-procurement Programs” (or similar listing). Since September 1, 2016, the Company, its Subsidiaries, and, subject to Section 8.16, ERAPSCO, have not made a voluntary disclosure or a mandatory disclosure pursuant to the Federal Acquisition Regulation (“FAR”) mandatory disclosure provisions (FAR 9.406-2, 9.407-2 & 52.203-13) to any Governmental Entity, and no facts exist which would reasonably be expected to give rise to a claim for fraud under federal or state Law. The Company has no Knowledge of any facts or circumstances that may reasonably lead to a requirement to make a mandatory disclosure under the FAR with respect to the Company, its Subsidiaries, or ERAPSCO.

(xi) To the Knowledge of the Company, there are no outstanding material claims or disputes against the Company, any of its Subsidiaries, or ERAPSCO by a Governmental Entity or by any prime contractor or subcontractor (including ERAPSCO) arising under or relating to any Material Government Contract or Government Bid.

(xii) Neither the Company, nor any of its Subsidiaries, nor, subject to Section 8.16, ERAPSCO, are under an organizational conflict of interest (as defined in FAR Subpart 9.5) mitigation plan with respect to any Government Contract. There are no clauses or provisions concerning any organizational conflict of interest contained in any Government Contract that would render the Company, any of its Subsidiaries, or, subject to Section 8.16, ERAPSCO, ineligible to participate in contracts or programs relating to its Material Government Contracts (including any follow-on procurements relating thereto).

(xiii) To the Knowledge of the Company, all technical data, Software (other than third party Software), and Software documentation delivered to a Governmental Entity or to any prime contractor (including ERAPSCO) by the Company, any of its Subsidiaries, or ERAPSCO in performance of a Material Government Contract, has included the proper restrictive legends identified in the FAR and the Department of Defense FAR Supplement to protect Intellectual Property Rights of the Company, any of its Subsidiaries, or ERAPSCO.

(xiv) Neither the Company, nor any of its Subsidiaries, nor, subject to Section 8.16, ERAPSCO, has any pending or anticipated requests for equitable adjustment, claims, requests for waiver or deviation from contract requirements, or disputes against a Governmental Entity, or against any prime contractor or subcontractor (including ERAPSCO), arising under or relating to any Material Government Contract or Government Bid, except for routine demands for payment.

(xv) No Material Government Contract or Government Bid is based on the Company, any of its Subsidiaries, or, subject to Section 8.16, ERAPSCO, having some form of small business or preferred status afforded by applicable statute or regulation.

(xvi) To the Knowledge of the Company, neither the Company, nor any of its Subsidiaries, nor ERAPSCO has received any past performance rating less than “satisfactory” with respect to any Material Government Contract with a Governmental Entity since September 1, 2016.

(xvii) Section 3.01(y)(xvii) of the Company Disclosure Letter sets forth true and complete listings (including an indication of the type of clearance) of all facility security clearances issued by any Governmental Entity held by the Company, its Subsidiaries, and, subject to Section 8.16, ERAPSCO. The facility security clearances set forth in Section 3.01(y)(xvii) of the Company Disclosure Letter and the personnel security clearances held by the officers, directors, managers and employees of the Company, its Subsidiaries, and, subject to Section 8.16, ERAPSCO, constitute all of the facility and personnel security clearances necessary to conduct the business of the Company, any of its Subsidiaries, and, subject to Section 8.16, ERAPSCO, as it is currently being conducted. To the Knowledge of the Company, the Company, each of its cleared Subsidiaries, and ERAPSCO holds, and at all relevant times since September 1, 2016, has held, at least a “satisfactory” rating from the DSS with respect to their respective facility security clearances and there are no liabilities or obligations relating to or arising from any violation by the Company, any of its Subsidiaries, or ERAPSCO of the NISPOM or prior failure by the Company, any of its Subsidiaries, or ERAPSCO to maintain at least a “satisfactory” rating from the DSS. The Company, its cleared Subsidiaries, and, subject to Section 8.16, ERAPSCO, are in compliance with all national security obligations specified in the NISPOM. All facility security clearances held by the Company, its Subsidiaries, and, subject to Section 8.16, ERAPSCO, are currently in full force and effect. No termination for default, notice of rescission, notice of revocation, notice of wrongdoing, notice of breach, cure notice or show cause notice from the DSS or any other Governmental Entity has been issued and remains unresolved with respect to any such facility security clearance.

(xviii) To the Knowledge of the Company, (A) no Material Government Contracts have funding limits that have been exceeded or that are likely to be exceeded in order to be completed, (B) no Material Government Contracts that are fixed price contracts will be completed at a financial loss and (C) there are no Government Bids that, if accepted or entered into by the applicable Governmental Entity or prime contractor or subcontractor of a Governmental Entity, would reasonably be expected to result in a financial loss to the Company, any of its Subsidiaries, or ERAPSCO.

(xix) To the Knowledge of the Company, since September 1, 2016 and with regard to Government-furnished property (as defined in FAR 45.101) provided to the Company, any of its Subsidiaries, or ERAPSCO pursuant to a Material Government Contracts (A) the Company’s, its Subsidiaries’, and ERAPSCO’s inventory, accounting, and physical security systems for controlling Government-furnished property, equipment, and fixtures that are loaned, bailed, leased, or otherwise furnished to Company, any of its Subsidiaries, or ERAPSCO, comply in all material respects with all applicable Laws; (B) the Company, its Subsidiaries, and ERAPSCO have not received any and there are no reports arising from audits or investigations of any of the Company’s, any of its Subsidiaries’, or ERAPSCO’s inventory, accounting, maintenance, and physical security systems for controlling Government-furnished property, equipment, and fixtures in their or their subcontractors’ possession that have led or would reasonably be expected to lead to any claim, damages, penalty, assessment, recoupment of payment, disallowance of any cost, or any material adjustment of direct or indirect rates applied to Material Government Contracts; and (C) neither the Company, nor any of its Subsidiaries, nor ERAPSCO has any material financial liability to any applicable Governmental Entity for the condition or accounting of any Government-furnished property, equipment, and fixtures that are loaned, bailed, leased, or otherwise furnished to them.

(xx) To the Knowledge of the Company, since September 1, 2016, the Company, its Subsidiaries, and ERAPSCO have complied in all material respects with all applicable Laws relating to the hiring of former Governmental Entity employees.

(xxi) The Company, its Subsidiaries, and, subject to Section 8.16, ERAPSCO, are in compliance with all national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 28, 2006), as amended.

(z) Customers and Suppliers. Section 3.01(z) of the Company Disclosure Letter contains a true and complete list of the names of the ten (10) largest suppliers (with the dollar volume of purchases for each) of products and services to the Company and its Subsidiaries (the “Major Suppliers”) and the ten (10) largest customers (with the dollar amount of revenue for each) of the Company and its Subsidiaries (the “Major Customers”), in each case for the fiscal year ended on July 1, 2018. Since July 1, 2018 through the date of this Agreement, none of the Major Suppliers or Major Customers has given the Company or any of its Subsidiaries written notice terminating, canceling, reducing the volume under, or renegotiating the pricing terms or any other material terms of any Contract or relationship with the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened to take any of such actions.

(aa) ERAPSCO. Subject to Section 8.16:

(i) ERAPSCO is a general partnership under the Laws of Indiana and has all requisite power and authority to carry on its business as presently conducted. ERAPSCO is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Joint Venture Agreement between Undersea Sensor Systems Incorporated (“USSI”) and Deleon for the supply of Anti-Submarine Warfare Products, dated as of January 31, 2007 (the “JV Agreement”), as amended as of the date of this Agreement, and as so made available is in full force and effect. None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, is in material violation of any of the provisions of the JV Agreement. ERAPSCO does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

(ii) There are no material liabilities or obligations, whether accrued or unaccrued, known or unknown, or matured or unmatured, of ERAPSCO of a nature that would be required under GAAP to be reflected on a balance sheet of ERAPSCO, other than (A) liabilities or obligations reflected or reserved against in the Balance Sheet, (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and (C) liabilities or obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement.

(iii) Since the Balance Sheet Date, (A) there have not been any Changes that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of ERAPSCO, (B) except as contemplated or required by this Agreement, ERAPSCO has conducted its businesses in all material respects in the ordinary course of business consistent with past practice, and (C) ERAPSCO has not taken, or agreed or committed to take, any actions that would constitute a breach or violation of Sections 4.01(a)(y)(v), (ix), (xi), (xii) or (xv), as applicable to ERAPSCO pursuant to Section 4.01(c), if such covenants had been in effect as of the Balance Sheet Date.

(iv) (A) There is no, and since September 1, 2016 there has not been any, Proceeding pending or threatened against, ERAPSCO or any of its properties or assets, at law or in equity (B) there is no pending or threatened material governmental or regulatory audit, review, inspection, survey or investigation of, ERAPSCO or any of its properties or assets, at law or in equity (including any review or investigation of ERAPSCO by the United States Department of Justice, the United States Department of Defense, or the United States Department of the Navy or any other Governmental Entity, including with respect to issues arising during the review of the proposed acquisition of the Company by Ultra), and (C) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Entity outstanding against ERAPSCO or any of its directors or officers in their capacities as such or any of its properties or assets, at law or in equity, except, in the case of (A), (B) and (C), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(v) Section 3.01(aa)(v) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement of each Contract to which ERAPSCO is a party or by which ERAPSCO is otherwise bound (each such Contract, a “JV Contract”). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each of the JV Contracts is valid and binding on ERAPSCO and, as of the date hereof, the other party or parties thereto, and is in full force and effect and is enforceable against ERAPSCO and each other party thereto, in accordance with its terms, (B) ERAPSCO and each other party thereto, has substantially performed all obligations required to be performed by it to date under each JV Contract and is not in breach of or default under such JV Contract, (C) since September 1, 2016, ERAPSCO has not received written notice of breach or default under any JV Contract or the existence of any event or condition which constitutes or, after notice or lapse of time or both, will constitute, a default or breach on the part of ERAPSCO under any such JV Contract, and no such condition exists, and (D) ERAPSCO has not received written notice from any other party to a JV Contract with respect to the termination of any JV Contract that has not been cured or withdrawn.

(vi) ERAPSCO is, and since September 1, 2016, has at all times been, in compliance with, and is not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since September 1, 2016, ERAPSCO has not (A) received any written notice from any Governmental Entity regarding any violation of, or failure to comply with, any Law, or (B) provided any written notice to any Governmental Entity regarding any violation by ERAPSCO of any Law, except, in each case, where such non-compliance or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(vii) ERAPSCO is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all Governmental Entities and has filed all tariffs, reports, notices, and other documents with all Governmental Entities necessary for ERAPSCO to own, lease and operate its properties and assets and to carry on its businesses as presently conducted (collectively, “ERAPSCO Permits”), except where the failure to have any of such ERAPSCO Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All ERAPSCO Permits are valid and in full force and effect and are not subject to any administrative or judicial Proceeding or investigation that would reasonably be expected to result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. ERAPSCO is in compliance with the terms and requirements of such ERAPSCO Permits, except where non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since September 1, 2016, ERAPSCO has not received notice that any ERAPSCO Permit will be terminated, revoked or modified, is threatened with suspension or cannot be renewed in the ordinary course of business consistent with past practice, and the Company has no Knowledge of any reasonable basis for any such termination, revocation, modification, suspension or non-renewal, except, in each case, where such termination, revocation, modification, suspension or non-renewal has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(viii) ERAPSCO does not have, and has never had, any employees and does not, and has never, maintained any benefit plan.

(ix) ERAPSCO does not own or lease, and has never owned or leased, any real or personal property.

(x) ERAPSCO does not own or license any Intellectual Property.

(xi) Since the date which is five (5) years prior to the date of this Agreement, neither ERAPSCO nor any officer, director, agent, or representative of ERAPSCO (acting in such capacity), nor, to the Knowledge of the Company, any other Person acting at the direction of ERAPSCO, has violated or is violating any provision of the FCPA or any other similar Law of any non-U.S. jurisdiction.

(bb) No Other Representations or Warranties. Except for the representations and warranties contained in Section 3.02, the Company acknowledges that neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company or its Representatives.

Section 3.02. Representations and Warranties of Parent and Merger Sub. Except as set forth in the Parent Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection), Parent and Merger Sub each represent and warrant to the Company as follows:

(a) Organization, Standing and Power. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Law of its respective jurisdiction of organization and has all requisite limited liability or corporate power and authority to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the organizational documents of Parent (the “Parent Organizational Documents”), and the comparable organizational documents of Merger Sub, in each case as amended and in effect as of the date of this Agreement. Parent and Merger Sub are not in material violation of any of the provisions thereof.

(b) Authority; Noncontravention.

(i) Each of Parent and Merger Sub has all requisite limited liability or corporate power and authority to execute and deliver this Agreement and subject to, in the case of Merger Sub only, the delivery by Parent, its sole shareholder, of the written consent (as sole shareholder of Merger Sub) referenced in Section 5.10, to perform its obligations under and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability or corporate action on the part of each of Parent and Merger Sub, subject to, in the case of Merger Sub only, the delivery by Parent of the written consent (as sole shareholder of Merger Sub) referenced in Section 5.10. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ii) The Managing Member duly and validly adopted resolutions authorizing, approving and declaring advisable the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Merger, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.

(iii) The board of directors of Merger Sub duly and validly adopted resolutions (A) determining that the Merger is fair to, and in the best interests of, Merger Sub and its shareholder and authorizing Merger Sub to enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (B) authorizing, approving and declaring advisable the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Merger and (C) recommending that the sole shareholder of Merger Sub adopt this Agreement, which resolutions of Merger Sub, in each case, have not been rescinded, modified or withdrawn in any way.

(iv) The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default, with or without notice, lapse of time or both, under, or give rise to any right or obligation (including a right of termination, modification, cancellation or acceleration of any right or obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or require consent under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub or any of their respective Subsidiaries under, any provision of (A) the Parent Organizational Documents or the comparable organizational or governing documents of any of Parent’s Subsidiaries, including Merger Sub, or (B) subject to the filings and other matters referred to in the immediately following sentence, (1) any Permit or Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (2) any Law applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of foregoing clause (B), any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to perform any of its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. No consent, approval, order, waiver or permit of, action by, authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made, by or with respect to Parent or Merger Sub, any of their respective Subsidiaries or any of Parent’s or Parent’s Subsidiaries’ material assets or businesses in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for (I) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act, (II) filings with, and submissions as may be advisable to, the DSS or other agency of the U.S. government in accordance with the NISPOM, (III) notification to DDTC pursuant to Section 122.4(a)(2) of the ITAR, (IV) the filing with the SEC of such reports and other documents under the Exchange Act and the rules and regulations promulgated thereunder as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (V) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, (VI) any consents, approvals, orders, waivers, permits, actions, authorizations, registrations, declarations, filings and notices required to be made or obtained by the Company or any of its Affiliates or as a result of the identity of the Company or any of its Affiliates and (VII) such other consents, approvals, orders, waivers, permits, actions, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(c) Disclosure Documents. All of the information relating to Parent and its Subsidiaries supplied in writing by, or on behalf of, Parent, its Subsidiaries or its Affiliates to the Company expressly for inclusion in, or incorporation by reference into, the Proxy Statement, or any amendment or supplement thereto, in each case in connection with the transactions contemplated by this Agreement will not, at the time the Proxy Statement and any amendments or supplements thereto are first mailed to the Company Shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Litigation. Except as has not prevented, materially delayed or impaired, and would not reasonably be expected to prevent, materially delay or impair, the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, (i) there is no Proceeding pending or, to the Knowledge of Parent, threatened against, or pending or, to the Knowledge of Parent, threatened material governmental or regulatory investigation of, Parent or any of its Subsidiaries and (ii) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Entity outstanding or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries.

(e) Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, is entitled to, or will be entitled to, any broker’s, finder’s or financial advisor’s fee or commission or similar payments from Parent or any of its Affiliates in connection with the Merger and the other transactions contemplated by this Agreement for which the Company could have any liability.

(f) Ownership and Operation of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 common shares, no par value, 1,000 of which are validly issued and outstanding as of the date hereof. All of the issued and outstanding capital stock of Merger Sub is, and at and immediately prior to the Effective Time will be, owned by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than those incident to its formation pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g) Ownership of Shares and Derivatives. None of Parent, Merger Sub or any of their Subsidiaries beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, or any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that provides Parent, Merger Sub, or any of their respective Subsidiaries with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the Shares or a value determined in whole or part with reference to, or derived in whole or part from, the value of the Shares, in any case without regard to whether (i) such derivative conveys any voting rights in such securities to such Person, (ii) such derivative is required to be, or capable of being, settled through delivery of securities or (iii) such Person may have entered into other transactions that hedge the economic effect of such derivative. None of Parent, Merger Sub or any of their Subsidiaries has beneficially owned during the three (3) years immediately preceding the date of this Agreement a number of Shares that would make it an “interested shareholder” (as such term is defined in Section 1704.01(C) of the OGCL) of the Company.

(h) Financing. As of the date hereof, Parent has delivered to the Company a true and complete copy of the executed Equity Commitment Letter pursuant to which the Guarantor and the other parties thereto have committed, subject to the terms and conditions thereof, to invest the Equity Financing. The Equity Commitment Letter, in the form so delivered, is in full force and effect, has not been terminated or otherwise amended or modified, and the commitments contained in the Equity Commitment Letter have not been withdrawn, terminated or rescinded, in each case in any respect. The Equity Commitment Letter constitutes a legal, valid and binding obligation of Parent and the Guarantor and the other parties thereto, is in full force and effect and is enforceable against Parent, the Guarantor and the other parties thereto in accordance with its terms. No event has occurred which, with or without notice or lapse of time or both, would constitute a default under or breach on the part of Parent, the Guarantor or any other party thereto under the Equity Commitment Letter and, subject to the satisfaction of the conditions set forth in Section 6.01 and Section 6.02, Parent has no reason to expect that any of the conditions to the Equity Financing contemplated by the Equity Commitment Letter applicable to Parent or Merger Sub will not be satisfied on the Closing Date. The Equity Financing, when funded in accordance with the terms and conditions of the Equity Commitment Letter, will provide Parent with funds sufficient to satisfy, or cause to be satisfied, all of Parent’s, Merger Sub’s and the Surviving Corporation’s obligations under this Agreement (including all amounts required to be paid pursuant to ARTICLE II), repay or refinance the Indebtedness of the Company and its Subsidiaries required in connection with the transactions contemplated by this Agreement and pay all fees and expenses of Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the transactions contemplated by this Agreement. The obligations to make the Equity Financing available to Parent pursuant to the terms of the Equity Commitment Letter are not subject to (i) any conditions precedent other than as set forth in the Equity Commitment Letter or (ii) any contingencies that would permit the Guarantor or any other party thereto to reduce the amount of the Equity Financing, other than as set forth in the Equity Commitment Letter. Each of Parent and Merger Sub affirms that it is not a condition to the Closing or any of its other obligations under this Agreement that Parent or Merger Sub obtain the Equity Financing, the Debt Financing or any other financing for or related to any of the transactions contemplated hereby.

(i) Voting Requirements. No vote of the holders of any class of capital stock of Parent is necessary for Parent to approve this Agreement and approve and consummate the Merger and the other transactions contemplated by this Agreement.

(j) Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company a true and complete copy of the Limited Guarantee, dated as of the date of this Agreement, which has been duly executed and delivered by the Guarantor. The Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor, is in full force and effect and is enforceable against the Guarantor in accordance with its terms. As of the date hereof, there is no default or breach under the Limited Guarantee by the Guarantor and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default or breach under the Limited Guarantee by the Guarantor.

(k) Solvency. After giving effect to the transactions contemplated by this Agreement, including the Financing, and payment of all fees and expenses of, and any other amounts payable by, Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the transactions contemplated by this Agreement, the Surviving Corporation and the Subsidiaries of the Surviving Corporation will be Solvent as of and immediately after the Effective Time. Parent is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.

(l) Access to Information. Each of Parent and Merger Sub has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition and prospects of the Company and its Subsidiaries and it and its Representatives have received access to such books, records and facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested for such purposes and that it and its Representatives have had the opportunity to meet with management of the Company to discuss the foregoing, and it and its Representatives have not relied on any representation, warranty, or any other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties expressly set forth in Section 3.01.

(m) Sanctions. To the Knowledge of Parent, no director, officer or employee of Parent or Merger Sub is identified on any of the following: (i) the OFAC list of SDNs; (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List”; (iii) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties,” including both administrative and statutory debarments; or (iv) the Bureau of International Security and Nonproliferation of the United States Department of State listing of “Nonproliferation Sanctions”.

(n) ITAR and NISPOM Matters.

(i) Parent and Merger Sub, and all of Parent’s Affiliates which would have direct or indirect ownership or control of the Surviving Corporation after the Effective Time, are organized under the Laws of the United States. None of Parent, Merger Sub or any of Parent’s Subsidiaries or Affiliates is registered for any purpose under the provisions of the ITAR, including 22 CFR parts 122 or 129. The execution, delivery and performance by Parent and Merger Sub of this Agreement dos not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, result in ownership or control of the Company by or on behalf of one or more foreign persons within the meaning of the ITAR, including 22 CFR §§ 120.16 and 120.37.

(ii) Neither Parent nor Merger Sub intends, nor, to the Knowledge of Parent, do any of Parent’s Affiliates intend, to cause or permit any direct or indirect transfer of any of the articles, software, or technology (including technical data) of the Company, its Subsidiaries or ERAPSCO to any foreign Person, whether located in the United States or elsewhere, which transfer would reasonably be expected to result in a violation of the ITAR or the EAR.

(iii) None of Parent or its Affiliates is or could reasonably be considered to be under foreign ownership, control, or influence under the NISPOM (“FOCI”). After the Effective Time, no “foreign interest” (as defined in the NISPOM) will have the direct or indirect power, whether or not exercised and whether or not exercisable through the direct or indirect ownership of Parent’s or any of its Affiliates’ securities, through contractual arrangements or otherwise, to direct or decide matters affecting the management or operations of Parent or any of its Affiliates in a manner which may result in unauthorized access to classified information or may adversely affect the performance of classified Contracts. Parent does not have any Knowledge of any information that could reasonably be expected to result in DSS (or any other Governmental Entity) preventing, or materially impairing or delaying, the consummation of the transactions contemplated by this Agreement as a result of FOCI-related issues concerning Parent or any of its Affiliates.

(o) No Other Representations or Warranties. Except for the representations and warranties contained in Section 3.01, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or ERAPSCO or with respect to any other information provided to Parent or Merger Sub, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or their Representatives in any virtual data room maintained by or on behalf of the Company or any confidential information package or management presentations in expectation of the transactions contemplated by this Agreement, including with respect to the completeness, accuracy or currency of any such information.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.01. Conduct of Business Pending the Merger.

(a) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE VII, except as otherwise expressly contemplated by this Agreement, set forth in Section 4.01(a) of the Company Disclosure Letter, required by applicable Law, or consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), (x) the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (I) preserve substantially intact its current business organizations, (II) maintain its goodwill and preserve its relationships with significant customers and suppliers and other Persons with whom it has material business relationships in a manner consistent with past practice, (III) retain the services of its officers and key employees as of the date of this Agreement and (IV) maintain its goodwill and preserve its relationships with Governmental Entities that regulate the conduct of business by the Company and its Subsidiaries and (y) without limiting the foregoing, the Company shall not, and shall cause it Subsidiaries not to:

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other voting securities or equity interests, other than cash dividends or distributions by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, other than transactions solely between or among the Company and its wholly owned Subsidiaries;

(iii) purchase, redeem or otherwise acquire any shares of its or its Subsidiaries’ capital stock or other securities or any rights, warrants or options to acquire any such shares or other securities, other than (A) the withholding of Shares in the ordinary course of business consistent with past practice to satisfy Tax obligations or the exercise price with respect to awards granted pursuant to the Company Equity Award Plans and (B) the acquisition by the Company in the ordinary course of business consistent with past practice of awards granted pursuant to the Company Equity Award Plans in connection with the forfeiture of such awards or rights, in each case, with respect to awards that are outstanding as of the date hereof and in accordance with their terms as of the date hereof or granted after the date hereof in accordance with this Agreement;

(iv) issue, deliver, sell, pledge, dispose of, encumber or subject to any Lien any shares of its capital stock, ownership interests, any other voting securities (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company), or any securities convertible into, exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, ownership interests, voting securities or convertible securities or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than upon the vesting or settlement of Restricted Shares, Company RSUs and Company Options granted under the Company Equity Award Plans that are outstanding as of the date hereof or granted after the date hereof in accordance with this Agreement, in each case, vested or settled in accordance with their terms;

(v) amend, waive or rescind (A) the Company Articles of Incorporation or the Company Code of Regulations or (B) the comparable organizational or governing documents of any Subsidiary of the Company, other than, in the case of this clause (B), amendments that effect solely ministerial changes to such documents;

(vi) merge or consolidate with any Person, or purchase property or assets (including equity interests) of any Person, or make capital contributions to any Person, in each case, other than (A) purchases of inventory, equipment and other personal property (1) in the ordinary course of business or (2) for such purchases not in the ordinary course of business, in an amount not in excess of $1,000,000 in the aggregate, or (B) transactions solely between or among the Company and its wholly owned Subsidiaries;

(vii) sell, license, lease, transfer, assign, divest, cancel, abandon or otherwise dispose of or permit a Lien (other than a Permitted Lien) to be placed upon any of its properties, rights or assets (including Company Intellectual Property) with a value in excess of $1,000,000 in the aggregate, other than (A) sales, licenses or other dispositions of assets in the ordinary course of business consistent with past practice, (B) sales, transfers and dispositions of obsolete, non-operating or worthless assets or properties, (C) sales, licenses, leases, transfers or other dispositions made in connection with any transaction between or among the Company and its wholly owned Subsidiaries or (D) pursuant to Contracts existing as of the date hereof;

(viii) incur, create, assume, redeem, prepay, defease, cancel, or, in any material respect, modify any Indebtedness or enter into any arrangement having the economic effect of any of the foregoing, other than (A) borrowings and prepayments under the Company’s existing revolving credit facilities in existence on the date hereof that are made solely for working capital purposes in the ordinary course of business consistent with past practice, (B) the incurrence, redemption, prepayment, defeasance, cancellation or modification of Indebtedness of the Company or a wholly owned Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company, (C) the incurrence, creation or assumption of Indebtedness to replace, renew, extend, refinance or refund any existing Indebtedness on substantially the same or more favorable terms to the Company or a Subsidiary of the Company than such existing Indebtedness (including with respect to any prepayment penalties, fees or changes) and (D) with respect to any Indebtedness not incurred, created, assumed, redeemed, prepaid, defeased, cancelled or modified in accordance with the foregoing clauses (A) through (C), the incurrence, creation, assumption, redemption, prepayment, defeasance, cancellation or modification of Indebtedness not in excess of $1,000,000 in aggregate principal amount outstanding that does not provide for any prepayment penalties, fees or changes;

(ix) (A) subject to Section 5.15, settle, terminate or compromise Proceedings or investigations with a Governmental Entity or third party, in each case, threatened, made or pending against the Company or any of its Subsidiaries, other than the settlement, termination or compromise of Proceedings or investigations made in the ordinary course of business or for an amount (excluding any amounts that are covered by any insurance policies of the Company or its Subsidiaries, as applicable) not in excess of the amount reflected or reserved therefor in the most recent financial statements (or the notes thereto) of the Company included in the Applicable SEC Reports or in excess of $1,000,000 in the aggregate for all such Proceedings or investigations; provided, however, that in no event shall the Company or any of its Subsidiaries settle, terminate or compromise any Proceeding or investigation if such settlement, termination or compromise involves injunctive relief against the Company, any of its Subsidiaries or restricts the conduct of the Company’s business following the Effective Time or (B) commence any Proceeding without first consulting with Parent and considering its views in good faith;

(x) except as required pursuant to the terms of any Company Benefit Plan or other written agreement disclosed to Parent in the Company Disclosure Letter, in each case, as in effect on the date hereof, (A) promote or hire any officers or employees to a position of Vice President or more senior without first consulting with Parent and considering its views in good faith, (B) grant to any director or executive officer or employee any increase in compensation or pay, or award any bonuses or incentive compensation other than, in the case of non-executive employees, in the ordinary course of business consistent with past practice, (C) grant to any current or former director, executive officer or employee any increase in severance, change of control, retention or termination pay, (D) grant or amend any equity awards, (E) enter into any new, or modify any existing, employment, consulting, severance, retention or termination agreement with any (1) current or former director, (2) executive officer or (3) any other employee or individual consultant pursuant to which the annual base salary of such individual under such agreement exceeds $150,000, (F) establish, adopt, enter into, terminate, waive or amend in any material respect any collective bargaining agreement or material Company Benefit Plan or (G) take any action to accelerate any rights or benefits under any Company Benefit Plan; provided, however, that the foregoing shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case, in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants, but excluding any individual severance arrangements or any options or other equity awards) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(xi) other than as required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (B) by Law, including pursuant to SEC rule or policy, make any change in accounting methods, principles or practices affecting the consolidated assets, liabilities or results of operations of the Company where such change would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(xii) (A) make any material Tax election or change or rescind any material Tax election, Tax method of accounting or, except as may be required by Law, Tax accounting period, (B) settle or compromise any Tax liability or, with respect to any claim or assessment that does not relate to U.S. federal income Tax, consent to any claim or assessment relating to a material amount of Taxes, (C) other than in the ordinary course of business consistent with past practice, file any amended Tax Return, (D) enter into any Tax allocation, sharing, indemnity or closing Contract or similar arrangement relating to any potential claim or assessment of Taxes, (E) consent to any extension or waiver of the statute of limitations period applicable to any material Taxes or (F) prepare any Tax Return in a manner inconsistent with past practice, except as may be required by Law;

(xiii) materially amend or modify or cancel or terminate, or waive any material rights under, any Material Contract, or create or waive any material rights with respect to any material Company Real Property, or make any material alterations, improvements, or modifications to any Company Real Property;

(xiv) enter into any Contract that would constitute a “Material Contract” under clauses (i), (iv), (v), (xiii) and (xv) of Section 3.01(i) had it been in existence prior to or on the date of this Agreement, except (A) in the ordinary course of business consistent with past practice or (B) as otherwise expressly permitted under this Section 4.01(a);

(xv) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and any other mergers, consolidations, restructurings, recapitalizations or other reorganizations solely between or among the Company and its wholly owned Subsidiaries;

(xvi) make (A) capital expenditures or (B) other expenditures to implement, install or integrate any new Software (as opposed to patches or repairs to existing Software) used for enterprise resource planning or management of the Company’s core business processes, or otherwise replace any such Software, including any such Software used with respect to the Company’s facilities in Irvine, California, in the case of the foregoing clauses (A) and (B), in excess of $300,000 in the aggregate other than for expenditures in accordance with the Company’s expenditure plans set forth in Annex I and Annex II of Section 4.01(a)(xvi) of the Company Disclosure Letter; provided, however, that the Software expenditures described in clause (B) may not be classified as capital expenditures permitted by clause (A), and the Company shall not replace its Lotus Notes Software with any new Software; provided, further, that nothing contained in this Section 4.01(a)(xvi) shall restrict or prevent the Company and its Subsidiaries from making any expenditures that are reasonably necessary to preserve, restore or continue, but not upgrade, the functionality of any material asset or property of the Company or any of its Subsidiaries at the same level of functionality as of the date hereof, in each case, in response to any event or change that occurs after the date hereof in the event that (x) the Company delivers to Parent a written request for Parent to provide its consent to such action and (y) Parent fails to object in writing to providing its consent to such action within three (3) Business Days after Parent’s receipt of such request (and in such event Parent will be deemed to have consented to such action);

(xvii) fail to keep in force any Insurance Policy or comparable replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as are currently in effect; or

(xviii) authorize any of, or commit or agree to take any of, the foregoing actions prohibited pursuant to clauses (i) through (xvii) of this Section 4.01(a).

(b) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE VII, except as expressly permitted by this Agreement, neither Parent nor the Company shall, and each shall cause its respective Subsidiaries not to, take any action that is reasonably likely to prevent, or materially impair or delay, the consummation of the Merger.

(c) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE VII, except as expressly contemplated by this Agreement, set forth in Section 4.01(c) of the Company Disclosure Letter, required by applicable Law or consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), (i) the Company and Deleon shall take all actions in their respective power and within their reasonable control to carry on the business of ERAPSCO in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (A) preserve substantially intact the current business organizations of ERAPSCO, (B) maintain ERAPSCO’s goodwill and preserve ERAPSCO’s relationships with significant customers and suppliers and other Persons with whom

ERAPSCO has material business relationships in a manner consistent with past practice and (C) retain the services of ERAPSCO’s general manager, officers and personnel as of the date of this Agreement and (ii) without limiting the foregoing, the Company and Deleon shall take all actions in their respective power and within their reasonable control to ensure ERAPSCO does not take any of the actions listed in Section 4.01(a) as may be applicable to ERAPSCO, mutatis mutandis; provided, however, that no action, undertaking, agreement or omission by ERAPSCO in violation of this Section 4.01(c) caused by or otherwise arising as a result of the actions, undertakings, agreements or omissions of a general partner of ERAPSCO other than Deleon, assuming Deleon has complied with its obligations in clause (ii) of this Section 4.01(c), shall constitute a breach of this Section 4.01(c).

Section 4.02. Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that, except as permitted by this Section 4.02, neither it nor any of its Subsidiaries nor any of the officers, directors and employees of it or its Subsidiaries or any of its or its Subsidiaries’ investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) retained by the Company or its Subsidiaries in connection with the Merger or the other transactions contemplated hereby (collectively such Representatives, the “Company Transaction Representatives”) shall, and it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives retained by the Company or its Subsidiaries other than in connection with the Merger or the other transactions contemplated hereby (collectively such Representatives, the “Other Company Representatives”), in each case, not to, directly or indirectly, (i) initiate, solicit or knowingly take any action to facilitate, encourage or solicit any Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish or provide any non-public information to any Person in connection with, any Acquisition Proposal or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort relating to an Acquisition Proposal by, any Person that is seeking to make, or has made, an Acquisition Proposal, (iii) except as required by applicable Law, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, or (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal. In furtherance of the foregoing, except as permitted by this Section 4.02, the Company shall and shall cause its Subsidiaries and its and their Company Transaction Representatives to, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Other Company Representatives to, immediately cease any solicitation, discussions, or negotiations with any Person (other than Parent, Parent’s Affiliates and their respective Representatives) with respect to an Acquisition Proposal or other proposal that would reasonably be expected to lead to an Acquisition Proposal that existed on or prior to the date hereof. The Company shall promptly request the return or destruction of all non-public information furnished by or on its behalf to any Person and its Representatives (other than Parent, Parent’s Affiliates and their respective Representatives) with respect to any Acquisition Proposal prior to the date hereof. It is understood that any violation of the restrictions on the Company set forth in this Section 4.02 by any Subsidiary of the Company or any Company Transaction Representative shall be deemed a breach of this Section 4.02 by the Company.

(b) Notice. Until the Effective Time, promptly (and, in any event, within forty-eight (48) hours) after receipt by the Company, any of its Subsidiaries or their respective Representatives of any Acquisition Proposal or any request for non-public information or inquiry relating to any Acquisition Proposal, the Company shall provide Parent with notice of such receipt, the identity of the Person making any such Acquisition Proposal or request for non-public information or inquiry, the material terms and conditions of such Acquisition Proposal, request or inquiry, as applicable, and copies of any documents evidencing or delivered in connection therewith. The Company shall keep Parent informed on a reasonably current basis of any material developments, discussions or negotiations regarding any such Acquisition Proposal, request or inquiry (including any changes thereto), and shall promptly (and, in any event, within forty-eight (48) hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal, request or inquiry.

(c) Information Exchange; Discussions or Negotiation. Notwithstanding anything to the contrary contained in Section 4.02(a), prior to obtaining the Company Requisite Vote, in the event that the Company, any of its Subsidiaries or any of their respective Representatives receive from any Person, after the date of this Agreement, an unsolicited, bona fide written Acquisition Proposal that did not result from a breach of this Section 4.02, and that the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, is, or is reasonably likely to lead to, a Superior Proposal, then the Company may (i) furnish or provide information to the Person making such Acquisition Proposal and its Representatives pursuant to an Acceptable Confidentiality Agreement; provided, however, that the Company shall promptly (and, in any event, within forty-eight (48) hours) make available to Parent and its Representatives any written material non-public information concerning the Company or its Subsidiaries that is provided to any Person pursuant to this Section 4.02(c) (i) to the extent such information was not previously made available to Parent and its Representatives and (ii) engage in discussions and negotiations with such Person and its Representatives with respect to such Acquisition Proposal. As used in this Agreement, “Acceptable Confidentiality Agreement” means any confidentiality agreement entered into by the Company before or after the date of this Agreement that contains confidentiality provisions that are not less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, however, that any such confidentiality agreement may contain provisions that permit the Company to comply with the terms of this Agreement, but shall not include in any event any provisions requiring exclusive negotiations, a copy of which confidentiality agreement shall be provided to Parent promptly after the execution thereof.

(d) No Change in Recommendation; Exceptions.

(i) Except as set forth in this Section 4.02(d), the Company Board (including any committee thereof) shall not (A) withdraw, fail to make or modify in a manner adverse to Parent or Merger Sub, or propose to withdraw, fail to make or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (B) fail to include, in the Proxy Statement, the Company Board Recommendation, (C) approve, adopt or recommend, or propose to approve, adopt or recommend, any Acquisition Proposal, (D) if any Acquisition Proposal is structured as a tender or exchange offer that is commenced, fail to recommend against acceptance of such tender or exchange offer by the Company Shareholders within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act (or such fewer number of days as remain prior to the Company Shareholders Meeting, as it may be adjourned or postponed in accordance with this Agreement), or (E) agree or resolve to take actions set forth in the foregoing clauses (A) through (D) (any of the actions set forth in the foregoing clauses (A) through (E), a “Company Adverse Recommendation Change”).

(ii) Notwithstanding Section 4.02(d)(i), at any time prior to obtaining the Company Requisite Vote, in the event that the Company, any of its Subsidiaries or any of their respective Representatives receives from any Person, after the date of this Agreement, an unsolicited, bona fide written Acquisition Proposal that did not result from a breach of this Section 4.02 and that the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel is a Superior Proposal, the Company Board may, in response to such Superior Proposal, (A) effect a Company Adverse Recommendation Change or (B) terminate this Agreement pursuant to and in accordance with Section 7.01(c)(i) in order to enter into a definitive, written agreement concerning such Superior Proposal; provided, however, that prior to taking any such action, and as a condition precedent to taking any such action, (1) the Company shall provide Parent with at least four (4) Business Days’ prior written notice of the Company Board’s intention to take such action (which notice shall specify the reasons therefor and include an unredacted copy of any relevant proposed transaction agreements, the identity of the party making such Superior Proposal and the material terms thereof) during which period Parent may propose revisions to the terms of the transactions contemplated by this Agreement (it being understood that, in the event of any change to the financial terms or any other material terms of any such Superior Proposal, such notice period shall be extended to ensure that at least two (2) Business Days remain in such notice period following any such change), (2) the Company Board shall have discussed and negotiated, and shall have caused its Representatives to discuss and negotiate, in good faith with Parent during such notice period to the extent Parent reasonably desires to discuss and negotiate and (3) the Company Board, at or after 5:00 p.m. Eastern Time on the final day of such notice period, shall have considered in good faith the effect of any irrevocable written binding offer proposed by Parent to amend the terms of this Agreement (such amendment, the “Offered Amendment”) and shall have determined, after consideration and consultation with its financial advisors and outside legal counsel, and taking into consideration such Offered Amendment, that any such Acquisition Proposal continues to be a Superior Proposal and that the failure to take such action would continue to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(iii) Notwithstanding Section 4.02(d)(i), other than in connection with an Acquisition Proposal (which shall be governed by Section 4.02(d)(ii)), if an Intervening Event occurs and the Company Board determines in good faith after considering advice from its financial advisors and outside legal counsel that the failure to effect a Company Adverse Recommendation Change would be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company Board may, in response to such Intervening Event, effect a Company Adverse Recommendation Change; provided, however, that prior to taking any such action, (A) the Company shall provide Parent with at least four (4) Business Days’ prior written notice of the Company Board’s intention to take such action (which notice shall specify the reasons therefor and include a reasonably detailed description of the Intervening Event) during which period Parent may propose revisions to the terms of the transactions contemplated by this Agreement, (B) the Company Board shall have negotiated, and shall have caused its Representatives to negotiate, in good faith with Parent during such notice period to the extent Parent reasonably desires to negotiate and (C) the Company Board, at or after 5:00 p.m. Eastern Time on the final day of such notice period, shall have considered in good faith the effect of any Offered Amendment in consultation with its financial advisors and outside legal counsel, and shall have determined, after such consideration and consultation and taking into consideration such Offered Amendment, that a failure to effect a Company Adverse Recommendation Change would continue to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(e) Certain Permitted Disclosure. Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company or any of its Subsidiaries from (i) taking and disclosing to the Company Shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or (ii) making a disclosure to the Company Shareholders if the Company Board determines in good faith in consultation with its outside legal counsel that a failure to do so would be inconsistent with applicable Law; provided, however, that in no event shall the Company or the Company Board or any committee thereof take any action prohibited by Section 4.02(d)(i) (except that any “stop, look and listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act shall not be deemed a Company Adverse Recommendation Change), unless such action is required by applicable Law and, if such action constitutes a Company Adverse Recommendation Change before the Company Requisite Vote, then Parent will have the right to terminate this Agreement pursuant to Section 7.01(d)(i).

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01. Proxy Statement; Company Shareholders Meeting.

(a) The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement (and, in any event, within twenty (20) Business Days), a proxy statement, in preliminary form, relating to the Company Shareholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The fees and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be paid by the Company. As promptly as practicable after the date of this Agreement, Parent will use reasonable best efforts to furnish or cause to be furnished to the Company the information relating to Parent and its Affiliates to be set forth in the Proxy Statement (or any amendment or supplement thereto). The Company, Parent and Merger Sub will cooperate with one another in the preparation of the Proxy Statement (or any amendment or supplement thereto). Without limiting the foregoing, the Company shall not file the Proxy Statement (or any amendment or supplement thereto) without first providing Parent and Merger Sub a reasonable opportunity to review and propose comments thereon (which comments shall be considered in good faith by the Company). Each of the Company and Parent agree to correct any information provided by it for inclusion in the Proxy Statement that, to its Knowledge, was when provided, or shall have become, false or misleading.

(b) The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and, after the Company and its Representatives shall have had a reasonable opportunity to review and consider any written correspondence or comments received from the SEC relating to the Proxy Statement (or any amendment or supplement thereto), provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, relating to the Proxy Statement (or any amendment or supplement thereto). Subject to Parent’s compliance with its obligations under Section 5.01(a), (i) the Company shall use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC, and (ii) the Company shall use its commercially reasonable efforts to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(c) The Company shall cause the Company Shareholders Meeting to be duly called and held as promptly as practicable after the clearance of the Proxy Statement by the SEC (and, in any event, within forty-five (45) days, but subject to any extension of such date for any adjournment or postponement made pursuant to the last sentence of this Section 5.01(c)), to consider and vote upon the adoption of this Agreement. Subject to Section 4.02, the Company Board shall recommend such adoption in the Proxy Statement and in such other materials and communications between the Company and the Company Shareholders as are reasonable and customary and shall use reasonable best efforts to solicit such adoption of this Agreement at the Company Shareholders Meeting. The Company shall keep Parent and Merger Sub reasonably informed with respect to proxy solicitation results. Notwithstanding anything to the contrary in this Agreement, the Company may not adjourn or postpone the Company Shareholders Meeting except (i) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company Shareholders at least five (5) Business Days in advance of a vote on the adoption of this Agreement, (ii) in the event any Acquisition Proposal is structured as a tender or exchange offer pursuant to Rule 14d-2 of the Exchange Act, to the extent necessary to ensure that the Company shall have ten (10) Business Days after the commencement thereof to take or disclose to the Company Shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act at least five (5) Business Days in advance of a vote on the adoption of this Agreement, (iii) if the Company reasonably believes it is necessary and advisable to do so in order to solicit additional proxies in order to obtain the Company Requisite Vote or (iv) if, as of the time for which the Company Shareholders Meeting is originally scheduled, there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting.

Section 5.02. Filings; Other Actions; Notification.

(a) Cooperation; Efforts. Subject to the terms and conditions set forth in this Agreement, including Section 5.01 (provided, that in the event of any conflict between Section 5.01 and this Section 5.02(a), Section 5.01 shall govern with respect to the matters set forth therein), the Company and Parent shall cooperate with each other and use (and (x) in the case of the Company, shall cause its Subsidiaries to use and (y) in the case of Parent, shall cause its Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary and proper on their part under this Agreement and applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. To the extent not prohibited by applicable Law and upon the terms and subject to the terms and conditions set forth in this Agreement, each of the Company and Parent shall, and Parent shall cause each of its Affiliates to, cooperate with each other in connection with the matters contemplated by this Section 5.02, including (i) promptly notifying the other of, and, if in writing, furnishing the other with copies of (or, in the case of material oral communications, advising the other orally of) any communications from or with any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permitting the other to review and discuss in advance, and considering in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Entity, (iii) not participating, and not permitting any of its Representatives to participate, in any meeting with any such Governmental Entity unless it notifies the other in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate thereat, (iv) furnishing the other with copies of all correspondence and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Merger, and (v) cooperating with the other to furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with the parties’ mutual cooperation in preparing any necessary filings or submissions of information to any such Governmental Entity. Notwithstanding anything in this Agreement to the contrary, the Company shall not agree or consent to dispose of, license or hold separate any assets, or otherwise take to commit or take any action that would limit Parent’s ability to retain the Company or any of its Affiliates (or any of their respective businesses, product lines or assets) or Parent or any of its Affiliates (or any of their respective businesses, product lines or assets) or agree to alter or restrict the business or commercial practices, including any terms or conditions of any Contracts, of the Company or any of its Affiliates (or any of their respective businesses, product lines or assets) without the prior written consent of Parent, in each case, in order to obtain the consents, registrations, approvals, permits and authorizations contemplated by this Section 5.02.

(b) No Divestiture or Other Remedial Action. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or any of its Affiliates to agree to any action to: (i) dispose of, license or hold separate any assets, or otherwise take or commit to take any action that limits the freedom of action of Parent or any of its Affiliates with respect to, or their ability to retain, the Company or any of its Affiliates (or any of their respective businesses, product lines or assets) or Parent or any of its Affiliates (or any of their respective businesses, product lines or assets), or (ii) alter or restrict in any way the business or commercial practices, including any terms or conditions of any Contracts, of the Company or any of its Affiliates (or any of their respective businesses, product lines or assets) or Parent or any of its Affiliates (or any of their respective businesses, product lines or assets); provided, however, that, if requested by a Governmental Entity in order to obtain consents, registrations, approvals, permits or authorizations contemplated by this Section 5.02, Parent shall agree to the disposal (and the Company shall agree to do so after the Closing if requested by Parent) of any assets of the Company or its Subsidiaries (but not of Parent or any of its Affiliates) that do not relate to the sonobuoy business of the Company or its Subsidiaries and that, individually or in the aggregate, are not material in any respect to the Company and its Subsidiaries.

(c) Information. Without limiting the generality of Section 5.01, subject to applicable Laws relating to the exchange of information, the Company and Parent each shall, and shall instruct its Representatives to, upon request by the other, furnish the other with all information concerning itself and its Subsidiaries, directors, managers, officers, shareholders and equityholders (and, in the case of Parent, its Affiliates), and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement. Notwithstanding the foregoing provisions of this Section 5.02(c), (i) each of Parent and the Company may designate in good faith any non-public information provided to any Governmental Entity as restricted to “Outside Antitrust Counsel” only and any such information shall not be shared with employees, officers, managers or directors or their equivalents of the other party without approval of the party providing the non-public information and (ii) materials may be redacted (A) to remove references concerning the valuation of the Company, (B) as determined in good faith is necessary to comply with contractual arrangements or other confidentiality obligations or applicable Law and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. In addition to the foregoing provisions of this Section 5.02(c), a party hereto may request entry into a joint defense agreement as a condition to providing any materials hereunder and, upon receipt of that request, the parties shall work in good faith to enter into a joint defense agreement to create and preserve attorney-client privilege in a form and substance mutually acceptable to the parties.

(d) Status. Subject to applicable Law and as required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries (and, in the case of Parent, its Affiliates), from any third party or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.

(e) Regulatory Approvals.

(i) HSR/Antitrust. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 5.02, each of the Company and Parent agree (A) as promptly as practicable but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, to file or cause to be filed with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice the notification and report form, if any, required for the Merger and the other transactions contemplated hereby and any supplemental information requested in connection therewith and (B) as promptly as practicable, to make, or cause to be made, any filing that may be necessary or, in the reasonable opinion of Parent, advisable under any other antitrust or competition Law and provide each and every Governmental Entity with jurisdiction over enforcement of any antitrust or competition Law applicable to the Company, the Company’s Subsidiaries, Parent or Parent’s Affiliates, all non-privileged information and documents that are required or reasonably requested by any such Governmental Entity or by Parent pursuant to applicable antitrust or competition Law in connection with consummation of the Merger and the other transactions contemplated by this Agreement.

(ii) NISPOM. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 5.02, Parent and the Company shall use their reasonable best efforts to:

(A) have the Company prepare and submit, at its sole expense, to the DSS and, to the extent applicable, any other agency of the U.S. government, notification of the Merger and the other relevant transactions contemplated hereby pursuant to Section 1-302(g) of the NISPOM; and

(B) take all steps advisable, necessary or desirable to obtain assurances, reasonably deemed sufficient by Parent or one of its Subsidiaries, that neither DSS nor any other Governmental Entity of competent jurisdiction will take unfavorable actions to deny or delay the Merger, or make an unfavorable National Interest Determination in accordance with the NISPOM, or make any other negative determinations concerning the Company under any applicable national or industrial security regulations of any federal Governmental Entity of the U.S. government.

Section 5.03. Access and Reports; Confidentiality.

(a) Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s and its Affiliates’ officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, Contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested (including such information as Parent may request in accordance with Section 5.02(c)); provided, however, that no investigation pursuant to this Section 5.03 shall affect or be deemed to modify any representation or warranty made by the Company herein; provided, further, that the foregoing shall not require the Company to (i) permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations to a third party with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) disclose any attorney-client privileged information of the Company or any of its Subsidiaries or information of the Company or any of its Subsidiaries subject to the work product doctrine if the Company shall have used commercially reasonable efforts to disclose such information in a way that would not waive such privilege, (iii) permit any invasive environmental testing or sampling at any property or (iv) take or allow any action that would unreasonably interfere with the Company’s or any of its Subsidiaries’ business or operations; provided, further, that in the event the Company or any of its Subsidiaries do not provide material information reasonably requested by Parent because the disclosure thereof would violate a confidentiality obligation binding on the Company or any of its Subsidiaries or result in a waiver of attorney-client privilege as contemplated by the foregoing clauses (i) and (ii), the Company will promptly provide notice to Parent that such information is being withheld. All requests for information made pursuant to this Section 5.03 shall be directed to the executive officer or other Person designated by the Company.

(b) Each of Parent and Merger Sub will comply with the terms and conditions of that certain letter agreement, dated March 27, 2018, by and between Cerberus Capital Management, L.P. and the Company (as may be amended from time to time, the “Confidentiality Agreement”), and will hold and treat, and will cause their respective Representatives to hold and treat, in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement (including pursuant to Section 5.03(a)) in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 5.04. Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time (and, in any event, within ten (10) days after the Closing Date).

Section 5.05. Publicity. Each of the Company and Parent shall issue its own initial news release regarding the Merger, the form of which, in both cases, shall be mutually agreed upon by the Company and Parent and, except with respect to any action taken pursuant to Section 4.02 or Section 7.01, thereafter neither the Company nor Parent (nor any of their respective Affiliates) shall issue or disseminate any press release or public announcement with respect to the Merger and/or the other transactions contemplated by this Agreement without the consent of the other (such consent not to be unreasonably withheld or delayed) and the Company and Parent shall consult with each other prior to issuing and, to the extent practicable and permitted by applicable Law, give each other the reasonable opportunity to review and comment upon, any press releases or other public announcements with respect to the Merger and the other transactions contemplated by this Agreement, except where and to the extent any such press release or public announcement is required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or any interdealer quotation service or by the request of any Governmental Entity.

Section 5.06. Employee Matters.

(a) Following the Effective Time and until the later of the first (1st) anniversary of the Closing Date and December 31, 2019 (the “Continuation Period”), Parent shall provide, or shall cause the Surviving Corporation to provide, each individual who is employed by the Company or any of its Subsidiaries immediately before the Effective Time (the “Company Employees”) and who continues employment with the Company or any of its Subsidiaries during such time period with compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits (including target cash incentive amounts but excluding equity compensation incentives, severance payments and any compensation or benefits triggered in whole or in part by the consummation of the transactions contemplated hereby or other transactions that would constitute a “change in control” or “change of control” or similar transaction for purposes of a Company Benefit Plan or comparable plan) provided to such Company Employee as of the date hereof, or to the extent such compensation or benefits are modified or amended after the date hereof as permitted pursuant to this Agreement, as provided immediately prior to the Effective Time.

(b) With respect to all plans (if any) maintained by Parent, the Surviving Corporation or their respective Subsidiaries in which the Company Employees are eligible to participate after the Closing Date (including any vacation and paid time-off and severance plans), Parent, the Surviving Corporation and their respective Subsidiaries, as applicable, shall cause each Company Benefit Plan or comparable benefit plan to take into account each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) for purposes of determining such Company Employee’s eligibility to participate and vesting in such plan (but not for accrual of benefits other than determining the level of vacation pay accrual); provided, however, that such service need not be considered to the extent that such recognition would result in any duplication of benefits for the same period of service.

(c) Without limiting the generality of Section 5.06(a), to the extent employees become covered under any benefit plan of Parent or its Affiliates (other than the Company), to the extent permitted by applicable Law and the relevant insurance carriers, Parent shall, or shall cause the Surviving Corporation to use commercially reasonable efforts to, waive any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation to, for any employee who becomes covered under a group health plan of Parent or its Affiliates, recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(d) The provisions of this Section 5.06 are solely for the benefit of the parties to this Agreement, and no other Person (including any Company Employee or any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Section 5.06, and no provision of this Section 5.06 shall create such rights in any such Persons. No provision of this Agreement shall be construed (i) as a guarantee of continued employment of any Company Employee, (ii) to limit the right of Parent or the Surviving Corporation to terminate the employment of any Company Employee or require Parent, the Surviving Corporation or any of its Subsidiaries to provide any such employee compensation or benefits for any period following any such termination, (iii) to prevent the amendment, modification or termination of any Company Benefit Plan after the Closing (in each case in accordance with the terms of the applicable Company Benefit Plan) or (iv) as an amendment or modification of the terms of any Company Benefit Plan.

Section 5.07. Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

Section 5.08. Indemnification; Directors’ and Officers’ Insurance.

(a) Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the Persons listed on Section 5.08(a) of the Company Disclosure Letter and each present and former director and officer of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Indemnified Parties”) to the fullest extent permitted under applicable Law from and against any and all costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with any Proceeding arising out of or pertaining to matters existing or occurring at or prior to the Effective Time relating to the Indemnified Party’s service with, at the request of or for the benefit of the Company or any of its Subsidiaries, including the transactions contemplated by this Agreement. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, advance expenses to any Indemnified Party claiming indemnification pursuant to this Section 5.08 as incurred to the fullest extent permitted under applicable Law; provided, however, that such Indemnified Party provides a written undertaking in form and substance reasonably satisfactory to Parent to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor the provisions, to the extent they are enforceable under applicable Law, regarding (i) exculpation of directors, (ii) limitation of liability of directors and officers and (iii) advancement of expenses, in each case, contained in the Company Articles of Incorporation, Company Code of Regulations, the comparable organizational documents of any of the Company’s Subsidiaries or any indemnification Contract between the applicable Indemnified Party and the Company or any of its Subsidiaries immediately prior to the Effective Time.

(c) From and after the Effective Time, Parent shall cause the Surviving Corporation to maintain for a period of at least six (6) years following the Effective Time directors’ and officers’ liability insurance and fiduciary liability insurance policies (collectively, “D&O Insurance”) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with benefits, levels of coverage and terms and conditions that are at least as favorable as the Company’s D&O Insurance existing immediately prior to the Effective Time with respect to matters existing or occurring at or prior to the Effective Time, including for acts or omissions in connection with this Agreement and the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be required to expend for any year of such D&O Insurance coverage an annual premium amount greater than three hundred percent (300%) of the annual premium paid by the Company for D&O Insurance for the fiscal year immediately prior to the Effective Time (such amount, the “Maximum Annual Premium”). The Company represents and warrants that the annual premium paid by the Company for D&O Insurance for the fiscal year immediately prior to the Effective Time is set forth in Section 5.08(c) of the Company Disclosure Letter. If the annual premiums of such D&O Insurance coverage exceed the Maximum Annual Premium, Parent and the Surviving Corporation shall obtain a policy with the greatest coverage available for an annual premium not exceeding the Maximum Annual Premium.

(d) Notwithstanding Section 5.08(c), the Company may in its sole discretion obtain, prior to the Effective Time, six (6) year pre-paid “tail” insurance coverage, at an aggregate cost no greater than six (6) times the Maximum Annual Premium, providing for D&O Insurance not less favorable than that described in Section 5.08(c). If the Company has obtained such policy pursuant to this Section 5.08(d), Parent will cause such policy to be maintained in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Corporation, and Parent will have no further obligation to purchase or pay for insurance pursuant to Section 5.08(c).

(e) If the Surviving Corporation or any of its successors or assigns (i) consolidates or merges with or into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provisions to be made so that the successors and assigns of the Surviving Corporation shall assume and comply with all of the obligations set forth in this Section 5.08.

(f) The provisions of this Section 5.08 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties. The obligations of Parent and the Surviving Corporation in this Section 5.08 will not be terminated or modified in any manner which could adversely affect any Indemnified Party without the consent of such Indemnified Party.

(g) The rights of the Indemnified Parties under this Section 5.08 shall be in addition to, and not in limitation of, any rights such Indemnified Parties may have under the Company Articles of Incorporation, the Company Code of Regulations or any of the comparable organizational documents of any of the Company’s Subsidiaries, or under any applicable Contracts or Law.

Section 5.09. Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.10. Written Consents, Resolutions and Other Materials.

(a) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with applicable Law and in its capacity as the sole shareholder of Merger Sub, a written consent adopting this Agreement.

(b) Promptly following the date hereof, Parent shall make available to the Company true and complete copies of (i) the resolutions described in Sections 3.02(b)(ii) and 3.02(b)(iii) and (ii) the written consent described in Section 5.10(a).

(c) Promptly following the date hereof, the Company shall make available to Parent true and complete copies of (i) the resolutions described in Section 3.01(d)(ii) and (ii) the opinions described in Section 3.01(u) for informational purposes only.

Section 5.11. Merger Sub and Surviving Corporation Compliance. Parent shall cause Merger Sub and the Surviving Corporation to comply with all of its obligations under this Agreement, and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 5.12. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, Parent, Merger Sub, the Company and their respective boards of directors shall grant such reasonable approvals and take such reasonable actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.13. Control of Operations. Without limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement will give any party hereto, directly or indirectly, the right to control or direct any other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each party will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.14. Resignation of Directors and Officers. The Company will cause each of the directors and officers of the Company and its Subsidiaries requested by Parent in writing to the Company not later than ten (10) Business Days prior to the Closing Date to submit at the Closing a letter of resignation in form reasonably satisfactory to Parent and effective on or before the Effective Time. Notwithstanding the foregoing, the Company will not be in breach of this Section 5.14 if it fails to obtain the resignation of any such director or officer if Parent will have the power, directly or indirectly, to remove any such Person from his or her position as a director or officer without cause immediately after the Effective Time.

Section 5.15. Transaction Litigation. The Company and Parent shall promptly notify each other of, and shall give each other the opportunity to participate in the defense, settlement and/or prosecution of, any Proceeding (including derivative claims) brought by any of the Company Shareholders against the Company and/or members of the Company Board relating to the Merger or the other transactions contemplated by this Agreement (collectively, “Transaction Litigation”); provided, however, that (a) the parties shall keep each other reasonably informed with respect to the status of any Transaction Litigation brought against such party, and (b) the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

Section 5.16. Government Contracts.

(a) With respect to any Government Contract to which the Company or any of its Subsidiaries is a party, if a “Responsible Contracting Officer” (as that term is defined in FAR 42.1202) for the United States government determines that there are any issues related to the transactions contemplated by this Agreement that should be addressed in a formal agreement between the Company or any of its Subsidiaries and the United States government (including pursuant to FAR 42.12), the Company and Parent shall, and, if applicable, the Company shall cause the applicable Subsidiary of the Company to, prepare (with Parent’s assistance) the required agreement within a reasonable time following the Effective Time, which shall be submitted by the Company to the Responsible Contracting Officer, for the United States government. Each party hereto shall provide to the others promptly any information with respect to such party that may be required in connection with preparing, processing, entering into and completing the agreement (including the information required pursuant to FAR 42.12). Each party hereto shall each use reasonable best efforts to obtain all consents, approvals and waivers required for the purpose of processing, entering into, and completing the agreement with respect to the Government Contracts, including responding to any requests for information by the U.S. Government with regard to such agreement.

(b) With respect to any Government Contract set forth in Section 3.01(y)(i) of the Company Disclosure Letter, at Parent’s reasonable request, the Company shall, or, if applicable, cause its Subsidiary to, communicate to each Responsible Contracting Officer for the United States government the fact that the transactions contemplated by this Agreement are pending. Such communications shall be made as soon as practicable after the date hereof and prior to the Closing Date and shall be made in such manner as Parent reasonably determines to be appropriate to preserve the Company’s or its applicable Subsidiary’s relationship with such Responsible Contracting Officers for the United States government.

(c) Without limiting the generality of Section 5.16(a) and Section 5.16(b), the parties hereto acknowledge that, under applicable provisions of the FAR, Parent and its Affiliates should not be required to obtain novation agreements regarding any of the Company’s Government Contracts in order to consummate the transactions contemplated by this Agreement. However, to the extent any agency of the U.S. federal Government (or any contracting officer thereof) asserts that a novation is required in connection with the transactions contemplated by this Agreement, Parent shall, and shall cause its Affiliates to, comply with all reasonable requests from the Company necessary to prepare and execute any such novation agreement.

Section 5.17. Notification of Certain Matters. Each party hereto shall give prompt written notice to the other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) to the Knowledge of such party, the occurrence, or non-occurrence, of any change or event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Merger set forth in ARTICLE VI not to be satisfied, (c) any notice, other written communication or, with respect to Solicitation N00019-19-R-0001 and Solicitation N00019-19-R0002, oral communication received by the Company or its Subsidiaries from a Governmental Entity, with respect to any current or potential Contract that involves, or is reasonably expected in the future to involve, annual revenues in excess of $5,000,000 (including written and oral communications from a Governmental Entity received by ERAPSCO related to Solicitation N00019-19-R-0001 and Solicitation N00019-19-R0002), (d) any notice or other written or oral communication received by the Company or its Subsidiaries or their legal counsel from the DOJ in connection with or with respect to the DOJ Investigation or (e) any notice or other written or material oral communication received by the Company or its Subsidiaries from Ultra or USSI or planned to be delivered by or on behalf of the Company or its Subsidiaries to Ultra or USSI in connection with or with respect to the rights of the Company, Deleon, Ultra or USSI pursuant to the JV Agreement or the scope of the JV Agreement; provided, however, that (i) the delivery of any notice pursuant to this Section 5.17 shall not cure any breach of any representation or warranty, breach of covenant or failure to satisfy the conditions to the obligations of the parties under this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice and (ii) a failure to comply with clause (b) of this Section 5.17 will not be deemed to be a breach of this Agreement.

Section 5.18. Financing.

(a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter without the Company’s prior written consent (which consent may be withheld in the sole discretion of the Company).

(b) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof (or on such other terms as are permitted by this Section 5.18 or Section 5.19 or agreed to in writing by the Company), (ii) satisfy on a timely basis, all conditions to funding that are applicable to Parent and Merger Sub in the Equity Commitment Letter that are within their control, (iii) comply with its obligations pursuant to the Equity Commitment Letter and (iv) enforce its rights pursuant to the Equity Commitment Letter.

Section 5.19. Financing Cooperation.

(a) Prior to the Closing and as promptly as practicable following the date hereof, the Company shall, and shall cause its Subsidiaries and its and its Subsidiaries’ respective Representatives to, use commercially reasonable efforts to cooperate with Parent, in connection with facilitating (i) (A) the replacement (effective as of the Closing Date) of all outstanding letters of credit of the Company or any its Subsidiaries issued under the Company’s existing credit facility with BMO Harris Bank N.A. (such letters of credit, the “Existing Letters of Credit”) with letters of credit issued under the Debt Financing and/or (B) the Company providing, as of the Closing Date, cash or other collateral or other credit back stop satisfactory to the bank issuing any such Existing Letter of Credit, and (ii) the payoff of other credit facilities of the Company and its Subsidiaries as of the Closing Date and, as applicable, release of Liens thereunder and receipt of documentation, including customary payoff letters, confirming same. Such cooperation shall include facilitating the direct contact between Parent and its Representatives and parties under credit facilities of the Company and its Subsidiaries, the beneficiaries of the Existing Letters of Credit with the Parent and its Representatives, as well as direct contact between such beneficiaries and the Parent’s lenders, in all such cases upon reasonable advance notice.

(b) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts, and shall use its commercially reasonable efforts to cause its and its Subsidiaries’ officers, directors, employees, advisors and other representatives to provide to Parent such cooperation as may be reasonably requested by Parent in connection with arranging and obtaining the Debt Financing; provided, however, that such requested cooperation is otherwise consistent with this Agreement and does not unreasonably interfere in any material respect with the operations of the Company, its Subsidiaries and ERAPSCO. Such cooperation by the Company includes, at the reasonable request of Parent (and subject to the proviso in the immediately foregoing sentence):

(i) commenting on or assisting with the preparation (including providing information and materials to be used in the preparation) of customary confidential information memoranda (including a private supplement) or similar offering documents for the Debt Financing, customary rating agency presentations and lender presentations; provided, however, that any such documents and rating agency presentations shall contain disclosure and financial statements reflecting the Company as the obligor;

(ii) reasonably assisting in the preparation, execution and delivery of one or more credit agreements, guarantees, pledge and security documents, supplemental indentures, currency or interest hedging arrangements, other definitive financing documents, or other certificates, documents, or closing deliverables with respect to the Debt Financing as may be reasonably requested by Parent or otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing Indebtedness to the extent contemplated by this Agreement and the release of related Liens and termination of security interests (including delivering payoff letters, prepayment or termination notices as required by the terms of any existing Indebtedness and delivering termination agreements and/or UCC-3 or equivalent financing statements or notices));

(iii) furnishing Parent and Parent’s Debt Financing Sources and their respective representatives with (A) the Required Information and (B) such pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent in order to consummate the Debt Financing;

(iv) furnishing Parent for distribution to the Financing Sources information required by any Financing Sources for compliance with applicable “know your customer” and anti-money laundering rules and regulations, including USA Patriot Act of 2001, at least two (2) Business Days prior to Closing to the extent reasonably requested at least five (5) Business Days prior to the Closing;

(v) causing the management teams of the Company and its Subsidiaries with appropriate seniority and expertise and requesting external auditors to, upon reasonable notice, participate in and prepare for a reasonable number of meetings with prospective lenders and purchasers of the Debt Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company and its Subsidiaries, presentations, due diligence sessions and sessions with rating agencies, and reasonably cooperating with the marketing efforts of the Parent and its Financing Sources, in each case in connection with the Debt Financing;

(vi) cooperating reasonably with the due diligence requests of the Financing Sources, to the extent customary and reasonable;

(vii) cooperating reasonably with Parent in Parent’s efforts to obtain reasonable and customary consents, legal opinions, surveys, title insurance and insurance affidavits as reasonably requested by Parent;

(viii) providing customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders (subject to confidentiality provisions) and, with respect to any public-side version of such information, confirming that such version consists exclusively of information and documentation that does not contain information that is (A) of a type that would not be publicly available (or could be derived from publicly available information) and (B) material with respect to the Company or its Subsidiaries or any of their respective securities for purposes of United States federal and state and (if applicable to the Company and Debt Financing) foreign securities laws;

(ix) using reasonable best efforts to assist Parent in connection with the preparation of pro forma financial information and financial statements to the extent necessary or reasonably required by Parent’s financing sources (including the Debt Financing Source); provided, however, that neither the Company nor any of its Subsidiaries or Representatives shall be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information; and

(x) using reasonable best efforts to (A) permit the prospective lenders involved in the Debt Financing to evaluate the Company and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, (B) cooperate with Parent to establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing and (C) permit representatives of the one (1) prospective lender to conduct commercial field examinations, inventory appraisals, and make audits and appraisals delivered for the purposes of any credit facility available to Parent for purposes of its Debt Financing.

Parent shall (x) promptly, upon written request by the Company, reimburse the Company for any reasonable and documented out-of-pocket expenses and costs (including (1) reasonable outside attorneys’ fees and (2) fees and expenses of the Company’s outside accounting firms engaged to assist in connection with the Financing) incurred by the Company, its Affiliates or any of their respective Representatives in connection with the cooperation and other obligations of the Company or its Affiliates contemplated by this Section 5.19 and (y) indemnify and hold harmless the Company, its Affiliates and their respective Representatives from and against any and all losses and liabilities suffered or incurred by them in connection with the arrangement of the Financing and the performance of their respective obligations under this Section 5.19 (including any action taken in accordance with this Section 5.19) and any information utilized in connection therewith, except in the event such losses or liabilities arose out of or resulted from the gross negligence or willful misconduct of such Person. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require any cooperation to the extent that it would require the Company or any of its Subsidiaries or Representatives to (I) to waive or amend any terms of this Agreement, (II) agree to pay any commitment or other fees or incur any other liability or obligation prior to the Effective Time, (III) provide any indemnity or reimburse any expenses prior to the Effective Time, (IV) approve or perform the execution or delivery of any document or certificate in connection with the Financing (or any alternative financing) (other than the authorization letters contemplated above) or that requires Persons who are directors (or equivalent) of the Company or its Subsidiaries prior to the Effective Time (in their capacity as such) to pass resolutions or consents to approve or authorize the Debt Financing (or any alternative financing) (except that, with respect to any Person who is continuing as a director or officer (or equivalent) of the Company or its Subsidiaries following the Effective Time, such Person may execute or deliver any such documents or certificates or pass such resolutions or consents following the Effective Time) or (V) take any action for which it is not indemnified hereunder.

(c) At the reasonable request of Parent, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to periodically update any Required Information provided to Parent as may be necessary so that such Required Information (i) is Compliant, and (ii) meets the applicable requirements set forth in the definition of “Required Information.” Parent shall be permitted to disclose such information provided by the Company or any of its Affiliates or any of their respective Representatives pursuant to this Section 5.19 to its Debt Financing Sources, rating agencies and prospective lenders during syndication of the Debt Financing subject to its Debt Financing Sources, ratings agencies and prospective lenders entering into customary confidentiality undertakings with respect to such information.

(d) Upon the reasonable written request of the Company, the Company and its legal counsel will be given reasonable opportunity to review and comment upon any marketing materials for Debt Financing Sources, ratings agencies and prospective lenders, in each case, prepared after the date hereof, that include information about the Company or its Subsidiaries prepared in connection with the Debt Financing. The Company hereby consents to the use of all logos of the Company and its Subsidiaries in connection with the Debt Financing so long as such logos are (i) used solely in connection with an accurate description of the Company, its Subsidiaries and ERAPSCO and their respective businesses and products or the transactions contemplated by this Agreement and (ii) used solely in a manner that is not intended to, or that would not reasonably be expected to, harm or disparage the Company, any of its Subsidiaries or ERAPSCO or the reputation or goodwill of the Company, any of its Subsidiaries or ERAPSCO.

Section 5.20. Treatment of Company Options. Prior to the Effective Time, the Company Board shall adopt resolutions (a) determining that the value of each Company Option that has an exercise price per Share that is greater than or equal to the Per Share Merger Consideration is zero and (b) authorizing the cancellation of such Company Options pursuant to Section 2.02(c).

ARTICLE VI

CONDITIONS

Section 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Closing of each of the following conditions:

(a) Company Shareholder Approval. This Agreement shall have been duly adopted by the holders of Shares constituting the Company Requisite Vote;

(b) No Orders. No Governmental Entity of competent jurisdiction shall have enacted, entered, promulgated or enforced any Law, executive order, ruling, injunction, or other order (whether temporary, preliminary or permanent) (collectively, “Orders”) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger; and

(c) Antitrust Clearance. (i) The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted, and (ii) any agreement with a Governmental Entity not to consummate the Merger, which agreement shall have been entered into with the prior written consent of both the Company and Parent, shall have expired or been terminated.

Section 6.02. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. Each of (i) the representations and warranties of the Company set forth in the second sentence of Section 3.01(b) (Subsidiaries), Section 3.01(c) (Capital Structure), Section 3.01(d)(i) (Authority) and Section 3.01(t) (Brokers and Other Advisors) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specified date, including the date of this Agreement, in which case such representation or warranty shall be true and correct only as of such specified date), except, in the case of Section 3.01(b) or Section 3.01(c), for de minimis inaccuracies, (ii) the representation and warranty set forth in Section 3.01(g)(i) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, (iii) the representations and warranties of the Company set forth in Section 3.01(d)(ii) and (iii)(A) (Authority; Noncontravention) and Section 3.01(h)(ii) (Litigation) shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” or words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specific date, including the date of this Agreement, in which case such representation or warranty shall be true and correct only as of such specific date), and (iv) the representations and warranties of the Company set forth in Section 3.01 (other than the representations and warranties referred to in the foregoing clauses (i), (ii) and (iii)) shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specified date, including the date of this Agreement, in which case such representation or warranty shall be true and correct only as of such specified date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and

(c) Certificate. Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

Section 6.03. Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing of the following conditions:

(a) Representations and Warranties. Each of (i) the representations and warranties of Parent and Merger Sub set forth in Section 3.02(b)(i) (Authority) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specified date, including the date of this Agreement, in which case such representation or warranty shall be true and correct only as of such specified date) and (ii) the representations and warranties of Parent and Merger Sub set forth in Section 3.02 (other than the representations and warranties referred to in the foregoing clause (i)) shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality”, “material adverse effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specified date, including the date of this Agreement, in which case such representation or warranty shall be true and correct only as of such specified date), except in the case of this clause (ii) only, where the failure to such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent or Merger Sub’s ability to consummate the transactions contemplated by this Agreement;

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and

(c) Certificate. The Company shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer (or comparable officer) of Parent, certifying that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

ARTICLE VII

TERMINATION

Section 7.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after (except as set forth below) the Company Requisite Vote is obtained:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before May 11, 2019 (such date or such later date, if any, as provided in the proviso of this Section 7.01(b)(i), the “Termination Date”); provided, however, that (x) if any of the conditions set forth in Section 6.01(b) (solely with respect to any Order entered pursuant to the HSR Act or any other applicable antitrust or competition Law) or Section 6.01(c) shall not have been satisfied as of May 11, 2019, either Parent or the Company may extend the Termination Date to June 11, 2019, or (y) if the Company Shareholders Meeting is not called and held prior to the May 11, 2019, either Parent or the Company may extend the Termination Date to June 11, 2019; provided, further, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party if such party (or, in the case of Parent, Merger Sub) has materially breached its obligations under this Agreement in a manner that shall have been the principal cause of or resulted in the failure of a condition to any party’s obligation to effect the Merger on or prior to such date;

(ii) if at the Company Shareholders Meeting (or any adjournment or postponement thereof), a proposal to adopt this Agreement shall have been voted upon by the Company Shareholders and the Company Requisite Vote shall not have been obtained; or

(iii) if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall have become final and non-appealable; provided, however, that a party may not terminate this Agreement pursuant to this Section 7.01(b)(iii) if such party (or, in the case of Parent, Merger Sub) has not complied in all material respects with its obligations under Section 5.02;

(c) by the Company:

(i) at any time prior to obtaining the Company Requisite Vote and, subject to the Company being in compliance in all respects with Section 4.02, in order to accept a Superior Proposal and enter into an acquisition agreement providing for such Superior Proposal, in accordance with Section 4.02, concurrently with such termination;

(ii) if Parent or Merger Sub shall have breached any of their respective representations or warranties or failed to perform any of their respective covenants or other agreements contained in this Agreement, where such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of (1) the forty-fifth (45th) day after written notice thereof is given by the Company to Parent and (2) the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(ii) if the Company is then in material breach of this Agreement such that any of the conditions set forth in Section 6.02(a) or Section 6.02(b) would not be satisfied; or

(iii) if (A) all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing; provided, however, that such conditions are capable of being satisfied at the Closing), (B) Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement on the date that the Closing should have occurred pursuant to Section 1.02, (C) the Company has delivered written notice to Parent that the Company stands ready and willing to consummate the transactions contemplated by this Agreement and (D) Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within five (5) Business Days after the delivery of such notice;

(d) by Parent:

(i) at any time prior to the time the Company Requisite Vote is obtained, if (A) the Company Board shall have effected a Company Adverse Recommendation Change or (B) the Company shall have breached or been deemed to have breached (as provided in the last sentence of Section 4.02(a)) Section 4.02(a) in any material respect;

(ii) if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, where such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) such breach or failure to perform is incapable of being cured, or if capable of being cured, is not cured prior to the earlier of (1) (x) with respect to a failure to perform the covenants set forth in the first sentence of Section 5.01(a) or the first sentence of Section 5.01(c), the fifteenth (15th) day after written notice thereof is given by Parent to the Company or (y) with respect to any such breach or failure to perform not contemplated by the foregoing clause (x), the forty-fifth (45th) day after written notice thereof is given by Parent to the Company, and (2) the Termination Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(ii) if either Parent or Merger Sub is then in material breach of this Agreement such that any of the conditions set forth in Section 6.03(a) or Section 6.03(b) would not be satisfied; or

(iii) if following the date hereof (A) the Company, any of its Subsidiaries or ERAPSCO shall have been suspended, debarred, excluded or proposed for debarment from doing business with any Governmental Entity or shall have been declared non-responsible or ineligible for contracting with any Governmental Entity and (B) such suspension, debarment, exclusion, proposed debarment (including any subsequent debarment) or declaration is incapable of being cured, or if capable of being cured, is not cured prior to the earlier of (1) the sixtieth (60th) day after written notice thereof is given by Parent to the Company, and (2) the Termination Date.

Section 7.02. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger as provided in Section 7.01, written notice thereof shall be given to the other parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and of no effect, except as provided in the provisions of Section 5.03(b) (Access and Reports; Confidentiality), Section 5.07 (Expenses), the penultimate sentence of Section 5.19(b) (Financing Cooperation), this Section 7.02, Section 7.03 (Termination Fee), Section 7.04 (Parent Termination Fee), Section 7.05 (Costs and Expenses), Section 7.06 (Limitations) and ARTICLE VIII (Miscellaneous) and the Confidentiality Agreement, all of which shall survive such termination; provided, however, that no such termination shall relieve any party hereto from liability for any damages incurred or suffered by any other party hereto as a result of any actual and intentional fraud by such party with respect to any of its representations, warranties, covenants or agreements set forth in this Agreement or any Willful Breach by such party of any of its covenants or agreements set forth in this Agreement, and the aggrieved party will be entitled to all rights and remedies available at law or in equity. The parties hereto acknowledge and agree that nothing in this Section 7.02 shall be deemed to impair their right to compel specific performance by another party in accordance with the terms of Section 8.11 prior to the termination of this Agreement.

Section 7.03. Termination Fee; Expenses.

(a) The Company shall pay Parent (or its designee) a fee equal to $7,500,000, less the aggregate amount of all Expenses previously paid by the Company pursuant to Section 7.03(c) (the “Termination Fee”), if:

(i) this Agreement is terminated by the Company pursuant to Section 7.01(c)(i);

(ii) after the date of this Agreement and prior to the date of the Company Shareholders Meeting (or the date of any postponement or adjournment thereof, if applicable), a bona fide Acquisition Proposal shall have been publicly announced or otherwise publicly disclosed and not have been withdrawn prior to the date of the Company Shareholders Meeting (or the date of any postponement or adjournment thereof, if applicable) and thereafter (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.01(b)(ii), and (B) (1) within twelve (12) months after such termination, the Company enters into a definitive agreement to consummate an Acquisition Proposal and such Acquisition Proposal is subsequently consummated or (2) an Acquisition Proposal is otherwise consummated within twelve (12) months after such termination; provided, however, that in order to satisfy either condition set forth in this Section 7.03(a)(ii)(B), the applicable Acquisition Proposal must provide for aggregate consideration in excess of $65 million to be paid to the Company, its Subsidiaries or their respective shareholders;

(iii) after the date of this Agreement and prior to the Termination Date, a bona fide Acquisition Proposal shall have been publicly announced or otherwise disclosed to the Company Board and (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.01(b)(i) or by Parent pursuant to Section 7.01(d)(ii), (B) such Acquisition Proposal shall not have been withdrawn (1) in the case of a termination pursuant to Section 7.01(b)(i), as of the Termination Date and (2) in the case of a termination pursuant to Section 7.01(d)(ii), as of the date of such termination, and (C) (1) within twelve (12) months after such termination, the Company enters into a definitive agreement to consummate an Acquisition Proposal and such Acquisition Proposal is subsequently consummated or (2) an Acquisition Proposal is otherwise consummated within twelve (12) months after such termination; provided, however, that in order to satisfy either condition set forth in this Section 7.03(a)(iii)(C), the applicable Acquisition Proposal must provide for aggregate consideration in excess of $65 million to be paid to the Company, its Subsidiaries or their respective shareholders; or

(iv) this Agreement is terminated by Parent pursuant to Section 7.01(d)(i)(A) or Section 7.01(d)(i)(B).

(b) The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated by Parent (i) in the case of Section 7.03(a)(i), simultaneously with the termination of this Agreement pursuant to Section 7.01(c)(i), (ii) in the case of Section 7.03(a)(ii) or 7.03(a)(iii), on the date of consummation of such Acquisition Proposal and (iii) in the case of Section 7.03(a)(iv), within three (3) Business Days of the termination of this Agreement pursuant to Section 7.01(d)(i)(A) or 7.01(d)(i)(B). Parent shall provide to the Company notice designating an account for purposes of payment of the Termination

Fee within forty-eight (48) hours of a request by the Company to provide such information. For purposes of this Section 7.03, the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex I, except that all references to fifteen percent (15%) therein shall be deemed to be references to fifty percent (50%).

(c) If this Agreement is terminated by Parent pursuant to Section 7.01(d)(ii) as a result of a Willful Breach by the Company of any of its covenants or agreements contained in this Agreement, then the Company shall pay to Parent (or its designee(s)) all reasonable documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment banks, advisors, and consultants to Parent, Merger Sub or their respective Affiliates, including, for the avoidance of doubt, Cerberus Operations and Advisory Company LLC) solely to the extent incurred by Parent, Merger Sub or any of their respective Affiliates in connection with the preparation, negotiation and execution of this Agreement (the “Expenses”) by wire transfer of immediately available funds within five (5) Business Days of the later of (i) the date of such termination and (ii) the date that Parent shall have provided to the Company true and complete copies of invoices and other reasonable documentation evidencing such Expenses, to an account designated by Parent; provided, however, that the aggregate amount of the Expenses payable by the Company pursuant to this Section 7.03(c) shall not exceed $4,750,000.

Section 7.04. Parent Termination Fee.

(a) Parent shall pay to the Company (or its designee) a fee equal to $9,250,000 (the “Parent Termination Fee”) if this Agreement is terminated (i) by the Company pursuant to Section 7.01(c)(ii) or Section 7.01(c)(iii) or (ii) by either Parent or the Company pursuant to Section 7.01(b)(i) and, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 7.01(c)(ii) or Section 7.01(c)(iii).

(b) The Parent Termination Fee shall be paid by wire transfer of immediately available funds to an account designated by the Company within three (3) Business Days of the termination of this Agreement pursuant to Section 7.01(c)(ii), Section 7.01(c)(iii) or Section 7.01(b)(i) (if applicable as provided in Section 7.04(a)(ii)). The Company shall provide to Parent notice designating an account for purposes of payment of the Parent Termination Fee within forty-eight (48) hours of a request by Parent to provide such information.

Section 7.05. Costs and Expenses. Each party acknowledges that the agreements contained in this ARTICLE VII are an integral part of the transactions contemplated by this Agreement and that, without these agreements, such party would not enter into this Agreement. Accordingly, if the applicable party fails promptly to pay any amount due pursuant to this ARTICLE VII, such party shall also pay any reasonable out-of-pocket costs, fees and expenses incurred by the other party (including reasonable legal fees and expenses) in connection with a legal action to enforce this Agreement that results in a final non-appealable judgment for such amount against the party failing to promptly pay such amount. Any amount not paid when due pursuant to this ARTICLE VII shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition, in effect on the date of such payment.

Section 7.06. Limitations.

(a) The parties agree and understand that, notwithstanding the terms of Section 7.03 and Section 7.04, (i) in no event shall (A) the Company be required to pay, either the Termination Fee or the Expenses, respectively, on more than one occasion and (B) the aggregate amount of all amounts paid by the Company pursuant to Section 7.03 exceed $7,500,000 and (ii) in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(b) Notwithstanding anything in this Agreement (including Section 7.02) to the contrary (other than the last sentence of this Section 7.06(b)), (i) the Company’s right to receive the Parent Termination Fee pursuant to Section 7.04 (and all amounts, if any, required to be paid by Parent pursuant to Section 7.05 and the penultimate sentence of Section 5.19(b) and all amounts, if any, required to be paid by Guarantor pursuant to Section 1(b) of the Limited Guarantee) shall be the sole and exclusive remedy of the Company and its Subsidiaries and Affiliates against Parent, Merger Sub, Guarantor and the Parent Related Parties for any losses or damages suffered as a result of any breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement or in any certificate or instrument delivered in connection herewith or the failure of the Merger to be consummated, and (ii) if Parent has paid to the Company (or its designee) (A) the Parent Termination Fee in accordance with Section 7.04 and (B) all amounts, if any, required to be paid by Parent pursuant to Section 7.05 and the penultimate sentence of Section 5.19(b) and Guarantor has paid to the Company (or its designee) all amounts, if any, required to be paid by Guarantor pursuant to Section 1(b) of the Limited Guarantee, then no Parent Related Party shall have any other liability or obligation for any or all losses or damages suffered or incurred by the Company or any other Company Related Party in connection with this Agreement (including the Equity Commitment Letter) (including the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and neither the Company nor any other Company Related Party shall be entitled to bring or maintain any other claim, action or proceeding against Parent, Merger Sub or any other Parent Related Party arising out of this Agreement or any of the transactions contemplated hereby or any matters forming the basis for such termination. Notwithstanding anything in this Section 7.06(b) to the contrary, nothing shall limit the right of the Company to specific performance pursuant to Section 8.11 prior to the termination of this Agreement in accordance with its terms.

(c) Notwithstanding anything in this Agreement (including Section 7.02) to the contrary (other than the last sentence of this Section 7.06(c)), if the Company has paid to Parent (or its designee) (i) (A) the Termination Fee or (B) the Expenses (provided that, for purposes of this clause (B), if the Company shall become required to pay the Termination Fee pursuant to Section 7.03(a)(iii), the Company shall have paid to Parent (or its designee) the Termination Fee), in all cases, in accordance with Section 7.03 and (ii) all amounts, if any, required to be paid by the Company pursuant to Section 7.05, then no Company Related Party shall have any other liability or obligation for any or all losses or damages suffered or incurred by Parent or any other Parent Related Party in connection with this Agreement (including the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and neither Parent nor any other Parent Related Party shall be entitled to bring or maintain any other claim, action or proceeding against Company or any other Company Related Party arising out of this Agreement or any of the transactions contemplated hereby or any matters forming the basis for such termination. In addition, the Company and its Subsidiaries agree on behalf of themselves and their respective Affiliates, directors, officers, employees, agents, partners, managers, members and stockholders that (A) none of the Company or its Subsidiaries, or any of their respective Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall have any rights or claims against any Debt Financing Related Party in any way related to this Agreement or any of the transactions contemplated hereby, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, including any dispute arising out of or related in any way to the Debt Financing or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (B) none of the Debt Financing Related Parties shall have any liability or obligation to the Company and its Subsidiaries or any of their respective Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders relating to this Agreement or any of the transactions contemplated hereby (including the Debt Financing) or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. Notwithstanding anything in this Section 7.06(c) to the contrary, nothing shall limit the right of the Parent or Merger Sub to specific performance pursuant to Section 8.11 prior to the termination of this Agreement in accordance with its terms.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Non-Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this ARTICLE VIII.

Section 8.02. Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto (in the case of the Company or Merger Sub, by action of their respective boards of directors to the extent required by Law) may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective parties; provided, however, that Section 7.06(b), Section 7.06(c), this Section 8.02, Section 8.03, clause (d) of Section 8.08, Section 8.10, Section 8.11 and

Section 8.12 (and any other provision of this Agreement to the extent an amendment of such provision would modify the substance of any of the foregoing provisions) may not be amended in a manner that is adverse to a Debt Financing Related Party without the prior written consent of the related Debt Financing Source.

Section 8.03. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that neither Parent nor Merger Sub may perform any of the actions set forth in the foregoing clauses (a), (b) and (c) with respect to Merger Sub or Parent, respectively. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby and specifically referencing this Agreement. The failure of any party hereto to assert any rights or remedies shall not constitute a waiver of such rights or remedies. Notwithstanding anything to the contrary contained in Section 7.06(b), Section 7.06(c), Section 8.02, this Section 8.03, clause (d) of Section 8.08, Section 8.10, Section 8.11 and Section 8.12 (and any other provision of this Agreement to the extent a waiver of such provision would modify the substance of any of the foregoing provisions) may not be waived by Parent or Merger Sub in a manner that is adverse to a Debt Financing Related Party without the prior written consent of the related Debt Financing Source.

Section 8.04. Notices. All notices, consents, waivers, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if (a) on the date of delivery if delivered personally, (b) on the date of delivery if sent by overnight courier (providing proof of delivery) or (c) on the date of transmission if faxed (with confirmation of transmission) or electronically mailed in portable document format (PDF) (with confirmation of transmission by the sender) and, in the case of this clause (c) confirmed with a copy delivered as provided in the foregoing clauses (a) or (b), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Striker Parent 2018, LLC

c/o Cerberus Capital Management, L.P.

875 Third Avenue

New York, New York 10022

Fax No.:             (212) 894-5345

Attention:           Tarek B. Ajouz and Alexander D. Benjamin

Email:                 tajouz@cerberuscapital.com and

                             albenjamin@cerberuscapital.com

with a copy to (which shall not constitute notice):

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

Fax No:             (973) 535-3357

Attention:          Marita A. Makinen

Email:                mmakinen@lowenstein.com

if to the Company, to:

Sparton Corporation

425 North Martingale Road, Suite 1000

Schaumburg, Illinois 60173

Fax No.:             (847) 762-5820

Attention:          Joseph J. Hartnett

Email:                Joseph.Hartnett@sparton.com

with a copy to (which shall not constitute notice):

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Fax No.:             (312) 706-8183

Attention:           Frederick B. Thomas

                            Andrew J. Noreuil

Email:                fthomas@mayerbrown.com

                            anoreuil@mayerbrown.com

Section 8.05. Definitions. Capitalized terms used in this Agreement have the meanings specified in Annex I.

Section 8.06. Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and shall not be interpreted as limiting the category or class of items immediately preceding such phrase. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive and the word “or” shall be deemed to mean “and/or”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(c) When a reference is made in this Agreement or the Company Disclosure Letter to information or documents being “provided”, “made available” or “disclosed” to Parent or its Affiliates, such information or documents shall include any information or documents (i) included in the SEC Reports filed with, or furnished to, the SEC by the Company publicly available at least two (2) Business Days prior to the date of this Agreement, (ii) furnished at least two (2) Business Days prior to the date of this Agreement in the electronic “data room” maintained by the Company and to which access has been granted to Parent and its Representatives or (iii) otherwise provided in writing (including electronically) to Parent or any of its Affiliates or Representatives.

(d) All terms defined in this Agreement shall have the meanings set forth herein when used in any certificate or document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(e) Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and all attachments thereto and instruments incorporated therein.

(f) References to a Person are also to its permitted successors and permitted assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity.

(g) Where this Agreement states that a party “shall”, “will” or “must” perform in some manner, it means that the party is legally obligated to do so under this Agreement.

(h) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.07. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF), each of which shall be deemed an original to the other parties), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original but all of which taken together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 8.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) after the Effective Time, with respect to the provisions of Section 5.08 which shall inure to the benefit of the Persons benefiting therefrom, who are intended to be third-party beneficiaries thereof, (b) after the Effective Time, the rights of the holders of Shares (including Restricted Shares) to receive the Per Share Merger Consideration in accordance with the terms and conditions of this Agreement, (c) after the Effective Time, the rights of the holders of Company RSUs and Company Options to receive the payments contemplated by the applicable provisions of Section 2.02, in each case, in accordance with the terms and conditions of this Agreement and (d) the Debt Financing Sources (who may enforce on behalf of the Debt Financing Related Parties (and the Debt Financing Related Parties are intended third party beneficiaries)) with respect to the provisions of Section 7.06(b), Section 7.06(c), Section 8.02, Section 8.03, Section 8.10, Section 8.11 and Section 8.12, which shall inure to the benefit of the Debt Financing Sources (and the Debt Financing Related Parties), who are intended third party beneficiaries thereunder and shall be entitled to rely on and enforce any and all such provisions. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of such parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.03 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal Law and judicial decisions of the State of Ohio applicable to agreements executed and performed entirely within such State, regardless of the Law that might otherwise govern under applicable principles of conflicts of Law thereof.

Section 8.10. Entire Agreement; Assignment. This Agreement (including the Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties hereto; provided, however, that, without the prior written consent of the Company, Parent may assign all or any portion of its rights and obligations under this Agreement, from and after the Closing, to the Debt Financing Sources pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise providing collateral in respect of the Debt Financing. Any purported assignment in contravention of this Agreement is null and void and of no effect. Subject to the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. No assignment by any party shall relieve such party of any of its obligations hereunder.

Section 8.11. Specific Enforcement; Consent to Jurisdiction.

(a) The parties hereto agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Section 7.01, each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which it is entitled at law or in equity. Each of the parties hereto further agrees that, prior to the valid termination of this Agreement pursuant to Section 7.01, it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(b) Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that the right of the Company to seek specific performance, injunctive relief or other equitable remedies in connection with enforcing Parent’s obligation to obtain the Equity Financing in order to consummate the Closing (but not the right of the Company to specific performance, injunctive relief or other equitable remedies for obligations other than with respect to the actual obtaining of the Equity Financing to consummate the Closing, including the right of the Company to enforce or cause Parent and/or Merger Sub to enforce the obligations under the Limited Guarantee to the extent reasonably necessary to fund costs and expenses of Parent and/or Merger Sub incurred and payable prior to Closing, which shall not be limited by this Section 8.11) shall be subject to the requirements that (x) all the conditions in Section 6.01 and Section 6.02 have been satisfied (and continue to be satisfied) or validly waived (other than those conditions that by their terms are to be satisfied at the Closing; provided, however, that such conditions are capable of being satisfied at the Closing) at the time when the Closing would have occurred (not taking into account the failure of the Equity Financing to be funded) or been required to occur pursuant to Section 1.02 and (y) the Company has irrevocably confirmed that it stands ready and willing to effect the Closing if specific performance is granted and the Equity Financing is funded. Until such time as this Agreement is validly terminated in accordance with Section 7.01 and Parent pays or causes to be paid the Parent Termination Fee payable pursuant to Section 7.04 (and any amounts owed pursuant to

Section 7.05 and the penultimate sentence of Section 5.19(b)), nothing in this Agreement shall prohibit the Company from its right to obtain specific performance, injunctive relief or other equitable remedies subject to the limitations in this Section 8.11. Notwithstanding anything in this Section 8.11 to the contrary, although the Company may pursue both a grant of specific performance and payment of the Parent Termination Fee, under no circumstances shall the Company be permitted or entitled to receive: (i) both (A) a grant of specific performance to cause the Equity Financing to be funded pursuant to the terms of the Equity Commitment Letter (whether in connection with enforcing Parent’s obligation under this Agreement to obtain the Equity Financing or enforcing Parent’s right to cause the Equity Financing to be funded pursuant to the terms of the Equity Commitment Letter) and the consummation of the transactions contemplated hereby to occur or other equitable relief compelling the consummation of the transactions contemplated hereby, on the one hand, and (B) payment of any monetary damages whatsoever and/or the payment of the Parent Termination Fee and any amounts owed pursuant to Section 7.05, on the other hand; or (ii) both (A) payment of any monetary damages whatsoever, on the one hand, and (B) payment of the Parent Termination Fee and any amounts owed pursuant to Section 7.05, on the other hand.

(c) Each of the parties hereto irrevocably (i) submits itself to the personal jurisdiction of the state and federal courts located in Cleveland, Ohio and any appellate court therefrom, in connection with any matter based upon or arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the state and federal courts located in Cleveland, Ohio and (iv) consents to service being made through the notice procedures set forth in Section 8.04; provided, however, that nothing in this Section 8.11 shall affect the right of any party to serve legal process in any other manger permitted by Law. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.04 shall be effective service of process for any Proceeding in connection with this Agreement or the transactions contemplated by this Agreement. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 8.11, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the Proceeding in any such court is brought in an inconvenient forum, that the venue of such Proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which any party is entitled pursuant to the final judgment of any court having jurisdiction. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Ohio and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 8.11 is solely for the purpose referred to in this Section 8.11 and shall not be deemed to be a general submission to said courts or in the State of Ohio other than for such purpose. Notwithstanding anything in this Section 8.11 to the contrary, each of the parties agrees (A) that any claim, cross-claim, suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, to which any of the Debt Financing Related Parties are party arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, the transactions contemplated by the Debt Financing or the performance of services thereunder shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction and shall be subject to the exclusive jurisdiction of a state or federal court sitting in the Borough of Manhattan within the City of New York and the appellate courts thereof, (B) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such claim, suit, action or proceeding in any other courts, other than a state or federal court sitting in the Borough of Manhattan within the City of New York and (C) to waive and hereby waives, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court.

Section 8.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF (INCLUDING ANY LEGAL PROCEEDING AGAINST OR INVOLVING ANY DEBT FINANCING RELATED PARTY ARISING OUT OF THIS AGREEMENT, ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE DEBT FINANCING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS

AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.12.

Section 8.13. Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

Section 8.14. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including penalties and interest, but excluding, for the avoidance of doubt, any Taxes based upon or measured by net income or gain) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due.

Section 8.15. Disclosure Letters. Certain items and matters are listed in the Company Disclosure Letter and the Parent Disclosure Letter for informational purposes only and may not be required to be listed therein by the terms of this Agreement. The Company Disclosure Letter and the Parent Disclosure Letter and the information and disclosures contained therein are intended to qualify the representations, warranties, covenants and agreements of the Company, Parent and Merger Sub contained in this Agreement. Inclusion of any item in the Company Disclosure Letter or the Parent Disclosure Letter (a) shall not be construed as an admission or indication that such item or matter is material or would constitute a Material Adverse Effect, (b) shall not be deemed to establish a standard for materiality or Material Adverse Effect and (c) does not represent an admission or determination by the Company, Parent or Merger Sub that such item did not arise in the ordinary course of business or in a manner inconsistent with past practice. Where a representation or warranty in this Agreement is qualified by a reference to materiality or Material Adverse Effect, in no event shall the disclosure of any matter in the Company Disclosure Letter or the Parent Disclosure Letter imply that any other undisclosed matter that has a greater value or could otherwise be deemed more significant (i) is or is reasonably likely to be material or (ii) has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, no reference to, or disclosure of, a possible breach or violation of any Contract or Law in the Company Disclosure Letter or the Parent Disclosure Letter shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Disclosure of any item in any section or subsection of the Company Disclosure Letter or the Parent Disclosure Letter shall also be deemed disclosure with respect to any other Section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other Sections or subsections. The information in the Company Disclosure Letter is subject to the terms of the Confidentiality Agreement. In disclosing the information set forth in the Company Disclosure Letter and the Parent Disclosure Letter, each of the Company, Parent and Merger Sub, as applicable, expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed in the Company Disclosure Letter or the Parent Disclosure Letter, as applicable.

Section 8.16. ERAPSCO Matters. Notwithstanding anything in this Agreement to the contrary, for purposes of this Agreement and any certificate or document made or delivered pursuant to this Agreement, the Company makes the representations and warranties with respect to ERAPSCO set forth in Section 3.01(y) and Sections 3.01(aa)(ii), (iii), (iv), (v), (vi), (vii) and (xi) of this Agreement (a) solely to the extent the matters contemplated by such representations and warranties are (i) within the power and under the control of Deleon or (ii) are caused by or otherwise arise as a result of any actions, undertakings, agreements or omissions of Deleon acting in its capacity as a general partner of ERAPSCO and (b) to the extent not covered by clause (a) of this Section 8.16, solely to the “Knowledge of the Company” to the extent not so expressly qualified. For the avoidance of doubt, this Section 8.16 shall not apply in any respect to any representations and warranties in this Agreement made by the Company with respect to the Company or any of its Subsidiaries.

Section 8.17. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the transactions contemplated by this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SPARTON CORPORATION

By:	/s/ JOSEPH J. HARTNETT
	Name:	Joseph J. Hartnett
	Title:	Interim President & CEO

[Signature page to Agreement and Plan of Merger]

STRIKER PARENT 2018, LLC

By:	/s/ MARK NEPORENT
	Name:	Mark Neporent
	Title:	Authorized Person

STRIKER MERGER SUB 2018, INC.

By:	/s/ TAREK AJOUZ
	Name:	Tarek Ajouz
	Title:	Authorized Person

[Signature page to Agreement and Plan of Merger]

ANNEX I

DEFINITIONS

(a) The following terms have the following meanings:

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or their respective Affiliates) relating to (i) any direct or indirect acquisition or purchase of a business or assets in a single transaction or series of related transactions that constitutes more than fifteen percent (15%) of the net revenues, net income or assets of the Company and its Subsidiaries, on a consolidated basis, or more than fifteen percent (15%) of the issued and outstanding Shares of the Company, (ii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning, directly or indirectly, more than fifteen percent (15%) of the issued and outstanding Shares of the Company, (iii) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, joint venture, partnership, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company, in each case, whose business constitutes more than fifteen percent (15%) of the net revenues, net income or assets of the Company and its Subsidiaries, on a consolidated basis); or (iv) any merger, consolidation, share exchange, business combination, joint venture, partnership or similar transaction or any reorganization, recapitalization or dissolution or similar transaction (other than a reorganization, recapitalization or dissolution involving solely the parties to such partnership on a pro rata basis in accordance with their then-current equity ownership), in each case, involving any partnership to which the Company is party whose business constitutes more than fifteen percent (15%) of the net revenues, net income or assets of the Company and its Subsidiaries, on a consolidated basis.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks in the City of New York are required or authorized to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commonly Controlled Entity” means, with respect to a Person, any other Person that, together with such first Person, is treated as a single employer under Section 414 of the Code.

“Company Benefit Plan” means any (i) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment profit-sharing, insurance, health, medical or fringe plan, program, policy or arrangement, (ii) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (iii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement (including the Company Equity Award Plans), (iv) severance, change in control, employment, consulting, retirement, retention or termination plan, program, agreement, policy or arrangement or (v) other compensation or benefit plan, program, agreement, policy, practice, contract, arrangement or other obligation, whether or not in writing and whether or not subject to ERISA, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any of its Subsidiaries or any other Commonly Controlled Entity of the Company (A) for the benefit of any current or former director, officer or employee of the Company or any of its Subsidiaries or (B) under which the Company or any Commonly Controlled Entity of the Company had or has any present or future liability, other than any (x) “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (y) plan, program, policy or arrangement mandated by applicable Law.

“Company Disclosure Letter” means the confidential disclosure letter dated as of the date of this Agreement delivered by the Company to Parent and Merger Sub.

“Company Equity Award Plans” means the Sparton Corporation Stock Incentive Plan and the Sparton Corporation 2010 Long-Term Incentive Plan.

“Company Intellectual Property” means any and all of the Intellectual Property Rights owned or purportedly owned by the Company or any of its Subsidiaries.

“Company Related Party” means the Company, its Affiliates and any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, employees, Affiliates or agents, advisors or other representatives or any of their respective successors and permitted assigns.

“Company Systems” means all Systems, including any and all outsourced systems and processes that are owned or used by the Company or any of its Subsidiaries in the conduct of the business of the Company or any of its Subsidiaries.

“Compliant” means, with respect to the Required Information, that (i) such Required Information, does not contain any untrue statement of material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries, in each case, necessary in order to make such Required Information not misleading under the circumstances in which they were made, (ii) such Required Information constituting projections and other forward-looking information has been prepared in good faith based upon reasonable assumptions, (iii) the Company’s independent auditors have not withdrawn, or have not advised the Company or its Subsidiaries in writing that they intend to withdraw, any audit opinion with respect to the audited financial statements contained in the Required Information, and (iv) the Company’s independent auditors shall not have publicly announced an intention to restate any financial statements contained in the Required Information.

“Contract” means a contract, teaming agreement or arrangement, basic ordering agreement, purchase order, task order, delivery order, change order, license, sublicense, lease, sublease, option, warrant, guaranty, indenture, note, bond, mortgage, estoppel certificate or other legally binding agreement or instrument, whether written or unwritten.

“control” (including in the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Copyrights” means moral rights, copyrights and works of authorship, whether or not copyrightable and whether or not published, and all registrations, applications for registration, and renewals for any of the foregoing.

“Data Privacy Requirements” means (i) applicable Laws relating to data protection, data privacy, or the monitoring or interception of communications, and/or data security, and (ii) contractual and other legally binding commitments made by the Company or any of its Subsidiaries to any of its customers or any other Person in relation to data protection, data privacy, and/or data security.

“DDTC” means the U.S. Department of State’s Directorate of Defense Trade Controls.

“Debt Financing” means the debt financing incurred or intended to be incurred by Parent, Merger Sub and/or their respective Affiliates in connection with the Merger, which may include asset-based and cash flow-based financing.

“Debt Financing Related Parties” means the Debt Financing Sources, any other lenders party from time to time to any agreement related to Debt Financing or any alternative financing, their respective Affiliates and their respective Affiliates’ respective directors, officers, employees, agents, advisors and other representatives, and their respective successors and permitted assigns.

“Debt Financing Sources” means the entities that have committed to provide or arrange or have otherwise entered into agreements in connection with all or any part of the Debt Financing or other debt financings (for the avoidance of doubt, other than the Equity Financing) in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, their Representatives and their respective Affiliates’ Representatives and their respective successors and assigns.

“Designs” means unregistered design rights, design rights and rights in the nature of design rights, registered designs and all applications for registrations and renewals for any of the foregoing.

“DSS” means the Defense Security Service of the United States Department of Defense.

“EAR” means the U.S. Department of Commerce’s Export Administration Regulations, codified at 15 CFR parts 730-774.

“Environmental Law” means any Law relating to (i) pollution or protection of the public health and safety (as relates to Hazardous Materials) or environment or the mitigation of, restoration of or payment for damages to natural resources, including indoor and ambient air, soil, surface water or groundwater, sediment, flora and fauna, (ii) the exposure to hazardous, deleterious or toxic materials, and (iii) the presence of, exposure to, or the management, manufacture, generation, use, storage, recycling, treatment, discharge, Release, transportation, processing, disposal or remediation of Hazardous Materials.

“Equity Commitment Letter” means the equity financing commitment letter executed and delivered to the Company concurrently with the execution and delivery of this Agreement, between Parent and the signatories thereto, naming the Company as an express third party beneficiary and pursuant to which such signatories have committed, subject only to the conditions set forth therein, to invest or cause to be invested in the equity capital of Parent the cash amounts set forth therein for the purposes of financing the transactions contemplated hereby.

“Equity Financing” means the equity financing provided or to be provided pursuant to the Equity Commitment Letter.

“ERAPSCO” means the joint venture, operated under the name ERAPSCO for U.S. sales and STS (Sonobuoy TechSystems) for foreign sales, pursuant to the JV Agreement, as amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“EU Medical Device Directives” means Council Directive 90/385/EEC on active implantable medical devices, Council Directive 93/42/EEC concerning medical devices, and Directive 98/79/EC on in vitro diagnostic medical devices.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financing” means the Equity Financing and the Debt Financing (including any alternative financing).

“Financing Source” means the Guarantor and the Debt Financing Sources.

“Government Contract” means any Contract between the Company, any of its Subsidiaries, or ERAPSCO, on the one hand, and (i) any Governmental Entity, (ii) any prime contractor to any Governmental Entity or (iii) any subcontractor with respect to any Person described in the foregoing clauses (i) and (ii), including ERAPSCO, on the other hand. A task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract to which it relates.

“Governmental Entity” means any government or political subdivision, whether federal, state, local, non-U.S. or supranational, or any agency, authority, department, official or instrumentality of any such government or political subdivision, or any federal, state, local, non-U.S. or supranational court or tribunal, body, board or any other entity exercising executive, legislative, regulatory (including a stock exchange), judicial, military, regulatory or administrative functions of or pertaining to government, including public international organizations (e.g., the North Atlantic Treaty Organization and the United Nations).

“Hazardous Materials” means any substance, waste or material defined, characterized or regulated as hazardous, acutely hazardous, toxic, a pollutant or a contaminant, or that could reasonably be expected to result in liability, controls or restrictions under any applicable Environmental Law currently in effect, including petroleum, petroleum products, by-products and distillates, pesticides, dioxin, polychlorinated biphenyls, lead-based paint, mold, biological hazards, asbestos and asbestos-containing materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication, other than trade payables entered into in the ordinary course of business consistent with past practice, (i) all obligations of such Person for borrowed money, including accrued and unpaid interest, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) any obligations of such Person under any lease of property, real or personal, which obligations are required to be classified as capital leases in accordance with GAAP, (iv) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (v) all letters of credit or performance bonds issued for the account of such Person, and (vi) all guarantees and keepwell arrangements of such Person of any obligation of any other Person other than a wholly owned Subsidiary of such Person.

“Intellectual Property” means all information, materials and other subject matter that are covered by, or are embodiments of, Intellectual Property Rights, including, by way of example, proprietary business methods and other inventions, works of authorship, artistic works and other subject matter that are covered by copyrights, trademarks, service marks, logos, domain names, and all information subject to protection as trade secrets. For avoidance of doubt, without limiting the foregoing, Intellectual Property includes algorithms, formulae, protocols, software code (in any format, including Source Code and executable formats), software documentation, books and reports, marketing and advertising content, audiovisual works, websites, system architectures and configurations, database schemas, non-public data, and all electronic and digital records or any kind.

“Intellectual Property Rights” means any and all statutory and/or common law intellectual property rights, rights of priority, and all other intellectual or industrial property and proprietary rights throughout the world, including any of the following: (i) Patents; (ii) trade secrets, know-how, inventions (whether or not patentable and whether or not reduced to practice), ideas, discoveries, improvements, technology, business and technical information, databases, database rights, data compilations and collections (including knowledge databases, customer lists and customer databases), tools, methods, processes, techniques and other confidential and proprietary information and all rights therein; (iii) Copyrights; (iv) Trademarks; (v) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, and social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights, together with all goodwill relating thereto; (vi) Designs; (vii) similar, corresponding or equivalent rights to any of the foregoing or any tangible embodiments thereof; (viii) registrations and renewals of or applications to register any of the foregoing; and (ix) rights to income, royalties, damages (including punitive, statutory, and willful), and injunctive relief related thereto.

“Intervening Event” means any material event, circumstance, change, effect, development, or condition that was not known to the Company Board as of the date hereof (or if known, the consequences of which were not known to the Company Board as of the date hereof); provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal constitute an Intervening Event.

“IRS” means the U.S. Internal Revenue Service.

“ITAR” means the U.S. Department of State’s International Traffic In Arms Regulations, codified at 22 C.F.R. parts 120-130.

“Knowledge” means (i) with respect to the Company, the actual knowledge of any of the Persons set forth in Section 8.05(a)(i) of the Company Disclosure Letter after reasonable inquiry, provided, that with respect to representations and warranties regarding ERAPSCO qualified by the Knowledge of the Company (whether expressly or by operation of Section 8.16), “Knowledge” means the actual knowledge of any of the Persons set forth in Section 8.05(a)(ii) of the Company Disclosure Letter; and (ii) with respect to Parent or Merger Sub, the actual knowledge of any of the Persons set forth in Section 8.05(a) of the Parent Disclosure Letter after reasonable inquiry.

“Law” means any federal, state, local or non-United States law, statute, regulation, rule, ordinance, judgment, order, injunction or decree of any Governmental Entity, including treaties and conventions and the common law.

“Licensed Intellectual Property” means any and all Intellectual Property Rights in which the Company or any of its Subsidiaries holds any rights or interests granted from other Persons.

“Material Adverse Effect” means any Change that has a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, including, for the avoidance of doubt, (a) the suspension, debarment, or exclusion or proposed debarment from doing business with any Governmental Entity of the Company, its Subsidiaries or ERAPSCO, or (b) the declaration of the Company, its Subsidiaries or ERAPSCO as non-responsible or ineligible for contracting with any Governmental Entity; provided, however, that, except in the case of clauses (a) and (b), no Changes arising out of or resulting from any of the following shall, either alone or in combination, constitute or contribute to a Material Adverse Effect: (i) Changes in the economy in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, (ii) Changes that affect any of the industries in which the Company or any of its Subsidiaries do business, (iii) Changes in financial, debt, capital, credit or securities markets generally in the United States or elsewhere in the world, including changes in interest rates, (iv) Changes in the stock price or trading volume of the Shares or credit rating of the Company or any of its Subsidiaries or any failure by the Company to meet published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations for any period (it being understood that the Changes underlying any such Change or failure described in this clause (iv)

that are not otherwise excluded from the definition of a “Material Adverse Effect” may be considered in determining whether there has been a Material Adverse Effect), (v) Changes in any applicable Law or GAAP (or any principles or interpretations of GAAP), (vi) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any weather related events, force majeure events or natural disasters, (vii) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or the other transactions contemplated by this Agreement, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners, joint venture counterparties or employees of the Company and its Subsidiaries, or any action taken or requirements imposed by any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement, (viii) the performance by the Company of this Agreement and the transactions contemplated by this Agreement, including compliance with the covenants set forth herein and any action taken or omitted to be taken by the Company at the written request of, as a result of an express instruction by or with the prior written consent of, Parent or Merger Sub, and (ix) any matter disclosed in the Company Disclosure Letter; provided, further, that, with respect to the foregoing clauses (i), (ii), (iii) and (vi), such Changes do not disproportionally adversely affect the Company and its Subsidiaries, taken as a whole, compared to the other companies operating in the industries in which the Company and its Subsidiaries operate in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect.

“NISPOM” means the National Industrial Security Program Operating Manual (DoD 5220.22-M).

“NYSE” means the New York Stock Exchange.

“Object Code” means computer Software in binary form that, is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Open Source License” means a license that is considered an “Open Source License” by the Open Source Initiative (www.opensource.org), including, for example, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license that may otherwise require, as a condition of use or distribution of the Software licensed thereunder, that other Software incorporated into, derived from or distributed with, such Software (i) be disclosed or distributed in Source Code form, (ii) be licensed for purposes of preparing derivative works, (iii) be redistributed at no charge, or (iv) be otherwise limited, restricted or conditioned with respect to any right or ability to use or distribute such Software.

“Open Source Software” means any Software that is distributed as “free software,” “open source software” or pursuant to any Open Source License.

“Parent Disclosure Letter” means the confidential disclosure letter dated as of the date of this Agreement delivered by Parent to the Company.

“Parent Related Party” means Parent, its Affiliates and any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, employees, Affiliates or agents, advisors or other representatives or any of their respective successors and permitted assigns.

“Patents” means patents, patent applications and invention disclosures, including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof, and other Governmental Entity-issued indicia of invention ownership (including certificates of invention, petty patents and patent utility models).

“Permitted Liens” means (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like statutory Liens arising out of operation of Law, if any, for amounts that are not yet due and payable and were incurred in the ordinary course of business, (ii) title defects (other than those constituting Liens for the payment of Indebtedness or Taxes and other than judgments and other involuntary Liens), if any, that do not or would not, individually or in the aggregate, impair in any material respect the use, occupancy or marketability of the assets to which they relate, (iii) Liens for Taxes that are not yet due or payable or that are being contested by appropriate Proceedings and for which appropriate reserves have been reflected on the most recent consolidated balance sheet of the Company included in the Applicable SEC Reports or notes thereto, (iv) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the businesses of the Company and its Subsidiaries, (v) Liens that are disclosed on the most recent consolidated balance sheet of the Company included in the Applicable SEC Reports or notes thereto or security interests of lessors in assets that are the subject of capital leases for which liabilities are reflected on such balance sheet, (vi) Liens arising under or pursuant to the organizational documents of the Company or any of its Subsidiaries, (vii) grants to others of rights-of-way, surface leases or crossing rights and amendments, modifications, and releases of rights-of-way, surface leases or crossing rights in the ordinary course of business that do not or would not, individually or in the aggregate, impair in any material respect, the use, occupancy or marketability of the Company Owned Real Property and the Company Leased Real Property, as applicable, as presently operated, and (viii) Liens that do not and would not reasonably be expected to materially impair the continued use of a Company Owned Real Property or a Company Leased Real Property as presently operated.

“Person” means an individual, corporation (including not-for-profit), Governmental Entity, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity of any kind or nature or group (as defined in Section 13(d)(3) of the Exchange Act).

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, date of birth, gender, photograph, Social Security Number or Tax identification number, driver’s license number, passport number, credit card number, bank account information and other financial information, account numbers, account access codes and passwords, or any other piece of information that allows the identification of such person or enables access to such person’s financial information, or as that term is otherwise defined by applicable Law.

“Privacy Law” means any and all applicable Laws, rules, regulations and guidance pertaining to privacy, data processing, data protection, data security, encryption, and confidentiality, including (i) directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regards to the processing of Personal Data and on the free movement of such data, including The General Data Protection Regulation (679/2016/EU); (ii) all national or other Laws implementing the Laws set forth in the foregoing clause (i), including the UK Data Protection Act 1998; (iii) Subtitle A of Title V of the Gramm-Leach-Bliley Act and all regulations issued thereunder and any other federal and state financial privacy and information security Laws, and (iv) all other applicable Laws relating to the processing of Personal Data in force.

“Registered Intellectual Property” means any and all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Designs; and (v) other Intellectual Property Rights, in each case, that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Materials).

“Required Information” shall mean all financial statements, financial data, projections, audit reports and other information of the type and form customarily included in marketing documents used to consummate transactions of the type to be included in the Debt Financing , as may be reasonably requested in writing by Parent, to consummate the transactions contemplated by the Debt Financing, including (i) all financial statements, financial information, financial data or other financial information as reasonably required in connection with the Debt Financing, (ii) customary authorization letters for inclusion in any information materials that authorize the distribution of information provided under clause (i) above to prospective lenders and (iii) such other information as otherwise reasonably required in connection with the Debt Financing and the transactions contemplated by this Agreement as may be reasonably and timely requested in writing by Parent and necessary to permit Parent to prepare a customary bank information memorandum (and private supplement thereto).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all forms, statements, certifications, reports and other documents required to be filed or furnished by the Company with the SEC, including (i) those filed or furnished subsequent to the date of this Agreement and (ii) all exhibits and other information incorporated therein and all amendments and supplements thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Solvent” means, when used with respect to any Person, as of any date of determination, (i) the amount of the fair saleable value of the assets of such Person will, as of such date, exceed the sum of (A) the value of all liabilities of such Person, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors and (B) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature.

“Source Code” means computer Software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Subsidiary” means, with respect to any Person, (i) any other Person (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other equity interests entitled to vote in the election of directors, managers or trustees is at the time of determination owned or controlled, directly or indirectly, by such first Person and (ii) any partnership, joint venture or limited liability company of which (A) more than 50% of the capital accounts, distribution rights, total equity or voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person, whether in the form of membership, general, special or limited partnership interests or otherwise or (B) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity, but excluding, in each case, ERAPSCO with respect to the Company.

“Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal that did not result from a breach of Section 4.02 and relating to any direct or indirect acquisition or purchase of (i) assets that generate more than fifty percent (50%) of the consolidated total revenues and operating income of the Company and its Subsidiaries, as set forth in the Company’s audited consolidated financial statements for the fiscal year ended on July 1, 2018 in the Company’s Annual Report on Form 10-K filed with the SEC on September 14, 2018 (the “Financial Statements”), (ii) assets that constitute more than seventy-five percent (75%) of the consolidated total assets of the Company and its Subsidiaries as set forth in the Financial Statements, or (iii) more than fifty percent (50%) of the total voting power of the equity securities of the Company, in each case, that the Company Board determines in good faith (x) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and (y) if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the Merger (taking into account the most recent Offered Amendment, if any, proposed by Parent).

“Systems” means computers, computer systems, workstations, computer hardware, computer software, data, databases, documentation, designs, files, records, mask works, firmware, middleware, servers, networks, platforms, peripherals, data communication lines, routers, hubs, switches, and all other information technology equipment and other information technology equipment and related systems, including Software and Technology.

“Tax” (including, with correlative meaning, the term “Taxes”) means any and all taxes, including all U.S. federal, state, local and non-U.S. income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, government pension, estimated, use, property, withholding, excise, unclaimed property, production, value added, goods and services, harmonized sales, occupancy and other taxes, premiums and duties or assessments in the nature of a tax in each case, imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or any other statement or form filed or required to be filed with any Governmental Entity relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all tangible items constituting, disclosing or embodying any or all of the following: technology, technical information, know how, works of authorship, trade secrets, inventions (whether or not patented or patentable), show how, design rules, algorithms, routines, models, methodologies, Software, computer programs (whether Source Code or Object Code), files, compilations, including databases processes, prototypes, schematics, netlists, test methodologies, development work and tools and all user documentation.

“Trademarks” means trademarks, service marks, brands, certification marks, logos, trade dress, rights in get-up, trade names and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing.

“Willful Breach” means, with respect to any breach or failure to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would result in or constitute a breach of this Agreement. For the avoidance of doubt, the failure of a party hereto to consummate the Closing when required pursuant to Section 1.02 shall be a Willful Breach of this Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Confidentiality Agreement	Section 4.02(c)
Affiliate Transaction	Section 3.01(w)
Agreement	Preamble
Applicable SEC Reports	Section 3.01(e)(i)
Balance Sheet	Section 3.01(e)(v)
Balance Sheet Date	Section 3.01(e)(v)
Book-Entry Shares	Section 2.01(a)
CAS	Section 3.01(y)(vii)
Cancelled Shares	Section 2.01(b)
Certificate	Section 2.01(a)
Certificate of Merger	Section 1.03
Changes	Section 3.01(g)
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Adverse Recommendation Change	Section 4.02(d)(i)
Company Articles of Incorporation	Section 3.01(a)
Company Board	Recitals
Company Board Recommendation	Section 3.01(d)(ii)
Company Code of Regulations	Section 3.01(a)
Company Employees	Section 5.06(a)
Company Leased Real Property	Section 3.01(p)(i)
Company Option	Section 2.02(c)
Company Owned Real Property	Section 3.01(p)(ii)
Company Preferred Stock	Section 3.01(c)(i)
Company Real Property	Section 3.01(p)(ii)
Company Real Property Lease	Section 3.01(p)(i)
Company Registered Intellectual Property	Section 3.01(q)(i)
Company Requisite Vote	Section 3.01(s)
Company RSU	Section 2.02(b)
Company Shareholders	Recitals
Company Shareholders Meeting	Section 3.01(d)(ii)
Company Transaction Representatives	Section 4.02(a)
Confidentiality Agreement	Section 5.03(b)
Continuation Period	Section 5.06(a)
Cutoff Date	Section 3.01(c)(i)
Cyber Attacks	Section 3.01(q)(viii)
D&O Insurance	Section 5.08(c)
Deleon	3.01(y)(iv)
DFARS	3.01(y)(vi)
DOJ	Section 3.01(h)(i)
DOJ Investigation	Section 3.01(h)(ii)
DOJ Letter	Section 3.01(h)(ii)
Dissenting Shares	Section 2.05

Effective Time	Section 1.03
ERAPSCO Permits	Section 3.01(aa)(vii)
Exchange Fund	Section 2.03(a)
Existing Letters of Credit	Section 5.19(a)
Expenses	Section 7.03(c)
Export Control Laws	Section 3.01(x)(i)
FAR	Section 3.01(y)(ix)
FCPA	Section 3.01(x)(v)
FOCI	Section 3.02(n)(ii)
GAAP	Section 3.01(e)(ii)
Government Bids	Section 3.01(y)(i)
Guarantor	Recitals
In-Licenses	Section 3.01(q)(vi)
Indemnified Parties	Section 5.08(a)
Insurance Policies	Section 3.01(o)
International Plan	Section 3.01(l)(x)
IP Contracts	Section 3.01(q)(vii)
JV Agreement	Section 3.01(aa)(i)
JV Contract	Section 3.01(aa)(v)
Liens	Section 3.01(b)
Limited Guarantee	Recitals
Major Customers	Section 3.01(z)
Major Suppliers	Section 3.01(z)
Managing Member	Recitals
Material Contract	Section 3.01(i)
Material Government Contracts	Section 3.01(y)(i)
Maximum Annual Premium	Section 5.08(c)
Merger	Section 1.01
Merger Sub	Preamble
OFAC	Section 3.01(x)(i)
Offered Amendment	Section 4.02(d)(ii)
OGCL	Section 1.01
Orders	Section 6.01(b)
Other Company Representatives	Section 4.02(a)
Out-Licenses	Section 3.01(q)(vii)
Parent	Preamble
Parent Organizational Documents	Section 3.02(a)
Parent Termination Fee	Section 7.04(a)
Paying Agent	Section 2.03(a)
Paying Agent Agreement	Section 2.03(a)
Per Share Merger Consideration	Section 2.01(a)
Permits	Section 3.01(j)(ii)
Proceeding	Section 3.01(h)
Proxy Statement	Section 5.01(a)
Representatives	Section 4.02(a)
Restricted Share	Section 2.02(a)

Sarbanes-Oxley Act	Section 3.01(e)(i)
SDNs	Section 3.01(x)(iii)
Share	Section 2.01(a)
Surviving Corporation	Section 1.01
Takeover Statutes	Section 3.01(v)
Termination Date	Section 7.01(b)(i)
Termination Fee	Section 7.03(a)
TINA	Section 3.01(y)(vii)
Transaction Litigation	Section 5.15
Ultra	Section 3.01(h)(ii)
USSI	Section 3.01(aa)(i)
VAT	Section 3.01(m)(vii)
Voting Company Debt	Section 3.01(c)(iii)
WARN Act	Section 3.01(k)(iii)

EXHIBIT A

ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION

See attached.

THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

SPARTON CORPORATION

FIRST: The name of the corporation shall be SPARTON CORPORATION (the “Corporation”).

SECOND: The Corporation is to be located at Strongsville in Cuyahoga County, Ohio.

THIRD: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 common shares, no par value.

FOURTH: The nature of business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Ohio (the “GCL”).

FIFTH: The board of directors of the Corporation (the “Board of Directors”) is expressly authorized to adopt, amend or repeal the code of regulations of the Corporation (the “Code of Regulations”).

SIXTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot, unless otherwise provided in the Code of Regulations.

SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the GCL, as it presently exists or may hereafter be amended from time to time. Any repeal or modification of this Article Eighth by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

EIGHTH: To the maximum extent permitted from time to time under the law of the State of Ohio, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, the following specified business opportunities and classes or categories of business opportunities, whether presented to the Corporation or one or more of its officers, directors or shareholders: (a) any business opportunities presented to or originated by Cerberus Capital Management, L.P., or any of its Affiliates (as defined below), including but not limited to any investment fund, managed account, special purpose entity, alternative investment vehicle, general partner, limited partner, managing member, member, investment adviser, officer, director, employee, representative, consultant and/or agent that is an Affiliate of Cerberus Capital Management, L.P. (collectively, the “Cerberus Persons and Entities”); (b) any business opportunities presented to or originated by any officer or director of the Corporation or its Affiliates that is or was a director, manager, officer, partner, member, employee, agent and/or other representative of any of the Cerberus Persons and Entities; (c) any business opportunities that are within the same line or type of business as conducted by any one or more of the Cerberus Persons and Entities (the “Cerberus Fund Businesses”); and/or (d) any business opportunities that are related to, or evolve from, the Cerberus Fund Businesses. For purposes of this ARTICLE EIGTH, “Affiliate” means, with respect to any entity, any person or other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Articles of Incorporation, in the manner now or hereafter prescribed by the statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

*       *       *

EXHIBIT B

CODE OF REGULATIONS OF THE SURVIVING CORPORATION

See attached.

SECOND AMENDED AND RESTATED CODE OF REGULATIONS

OF

SPARTON CORPORATION

ARTICLE I

OFFICES

SECTION 1.1. Registered Office; Other Offices. The registered office of Sparton Corporation (the “Corporation”) in the State of Ohio shall be in the city of Columbus, Ohio, and the name of its registered agent shall be CT Corporation System. The Corporation may have such other offices, either within or outside of the State of Ohio, as the business of the Corporation may require from time to time.

ARTICLE II

MEETINGS OF SHAREHOLDERS

SECTION 2.1. Annual Meeting. An annual meeting of the shareholders shall be held on such date as may be determined by resolution of the board of directors of the Corporation (the “Board of Directors”); provided, however, that if in any year such date is a legal holiday, such meeting shall be held on the next succeeding business day. At each annual meeting, the shareholders shall elect directors to hold office for the term provided in Section 3.1 of this Code of Regulations.

SECTION 2.2. Special Meeting. A special meeting of the shareholders may be called by the Board of Directors or by such officers or persons as the Board of Directors may designate.

SECTION 2.3. Place of Shareholder Meetings. The Board of Directors may designate any place, either within or without the State of Ohio, as the place of meeting for any annual meeting or for any special meeting. If no such place is designated by the Board of Directors, the place of meeting will be the principal business office of the Corporation.

SECTION 2.4. Notice of Meeting. Unless waived as herein provided, whenever shareholders are required or permitted to take any action at a meeting, written notice of the meeting shall be given stating the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Such written notice shall be given not less than ten (10) days nor more than sixty (60) days before the date of the meeting to each shareholder entitled to vote at the meeting or in the event of a merger, consolidation, share exchange, dissolution or sale, lease or exchange of all or substantially all of the Corporation’s property, business or assets not less than twenty (20) days before the date of the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the shareholder at the shareholder’s address as it appears on the records of the Corporation. When a meeting is adjourned to another time or place in accordance with Section 2.5 of this Code of Regulations, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting in which the adjournment is taken. At the adjourned meeting the Corporation may conduct any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

SECTION 2.5. Quorum and Adjourned Meetings. Unless otherwise provided by law or the Corporation’s Articles of Incorporation, a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of shareholders. If less than a majority of the shares entitled to vote at a meeting of shareholders is present in person or represented by proxy at such meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting. The shareholders present at a meeting may continue to transact business until adjournment, notwithstanding the withdrawal of such number of shareholders as may leave less than a quorum.

SECTION 2.6. Fixing of Record Date.

(a) For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) For the purpose of determining shareholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is established by the Board of Directors, and which date shall not be more than ten (10) days after the date on which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining shareholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Ohio, its principal office, or an officer or agent of the Corporation having custody of the book in which the proceedings of meetings of shareholders are recorded. Delivery to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining shareholders’ consent to corporate action in writing without a meeting shall be the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) For the purpose of determining the shareholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the shareholders entitled to exercise any rights in respect to any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix the record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining the shareholders for any such purpose shall be the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

SECTION 2.7. Voting List. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of shareholders, a complete list of shareholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each shareholder and the number of shares registered in the name of each shareholder. Such list shall be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the place of the meeting during the whole time thereof, and may be inspected by any shareholder who is present.

SECTION 2.8. Voting. Unless otherwise provided by the Corporation’s Articles of Incorporation, each shareholder shall be entitled to one vote for each share of capital stock held by each shareholder. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the shareholders. Directors shall be elected by plurality of the votes of the shares present in person or represented by a proxy at the meeting entitled to vote on the election of directors.

SECTION 2.9. Proxies. Each shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may remain irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.

SECTION 2.10. Ratification of Acts of Directors and Officers. Except as otherwise provided by law or by the Articles of Incorporation of the Corporation, any transaction or contract or act of the Corporation or of the directors or the officers of the Corporation may be ratified by the affirmative vote of the holders of the number of shares which would have been necessary to approve such transaction, contract or act at a meeting of shareholders, or by the written consent of shareholders in lieu of a meeting.

SECTION 2.11. Informal Action of Shareholders. Any action required to be taken at any annual or special meeting of shareholders of the Corporation, or any action which may be taken at any annual or special meeting of such shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing. In the event that the action which is consented to is such as would have required the filing of a certificate with any governmental body if such action had been voted on by shareholders at a meeting thereof, the certificate filed shall state, in lieu of any statement required by law concerning any vote of shareholders, that written consent had been given in accordance with the provisions of Section 1701.54 of the Ohio General Corporation Law, and that written notice has been given as provided in such section.

SECTION 2.12. Organization. Such person as the Board of Directors may designate or, in the absence of such a designation, the President of the Corporation, if there shall be one, or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the shareholders and act as chairman of such meeting. In the absence of the secretary of the Corporation, the chairman of the meeting shall appoint a person to serve as secretary at the meeting.

ARTICLE III

DIRECTORS

SECTION 3.1. Number and Tenure of Directors. The Board of Directors of the Corporation shall consist of no less than one (1) and no more than eight (8) directors at any time, which number may be determined by the Board of Directors from time to time. The directors shall be elected at the annual meeting of the shareholders, except as provided in Section 3.9 of this Code of Regulations. Each director shall hold office until such director’s successor is elected and qualified or until such director’s earlier resignation or removal. Any director may resign at any time upon written notice to the Corporation.

SECTION 3.2. Election of Directors. Directors shall be elected at the annual meeting of shareholders. In all elections for directors, every shareholder entitled to vote shall have the right to vote the number of shares owned by such shareholder for each director to be elected, unless otherwise provided in the Articles of Incorporation, as the same may be from time to time amended.

SECTION 3.3. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and in such place as shall from time to time be determined by the Board of Directors.

SECTION 3.4. Annual Meetings. The first meeting of each newly elected Board of Directors shall be held immediately following each annual meeting of the shareholders, and no notice of such meeting shall be necessary to the newly elected directors in order to legally constitute the meeting, provided that a quorum shall be present. In the event that such meeting is not held immediately following an annual meeting of the shareholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver of notice signed by all of the directors.

SECTION 3.5. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of at least one-half of the number of directors constituting the whole Board of Directors. The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within or without the State of Ohio, as the place for holding any special meeting of the Board of Directors called by them.

SECTION 3.6. Notice of Special Meetings of the Board of Directors. Notice of any special meeting of the Board of Directors shall be given at least two (2) days previous thereto by written notice to each director. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with first-class postage thereon prepaid. If sent by any other means (including electronic mail, facsimile, courier, or express mail, etc.), such notice shall be deemed to be delivered when actually delivered to the home or business address of the director.

SECTION 3.7. Quorum. A majority of the total number of directors then in office shall constitute a quorum for the transaction of business. If less than a majority of the directors are present at a meeting of the Board of Directors, a majority of the directors present may adjourn the meeting from time to time without further notice.

SECTION 3.8. Voting. The vote of the majority of the total number of directors then in office shall be the act of the Board of Directors, unless the Ohio General Corporation Law or the Corporation’s Articles of Incorporation requires a vote of a greater number.

SECTION 3.9. Vacancies. Vacancies in the Board of Directors shall be filled by an election either at an annual meeting or at a special meeting of the shareholders called for that purpose. Any directors elected by the shareholders to fill a vacancy shall hold office for the balance of the term for which he or she was elected.

SECTION 3.10. Removal of Directors. A director, or the entire Board of Directors, may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

SECTION 3.11. Informal Action of Directors. Unless otherwise restricted by the Articles of Incorporation of the Corporation or this Code of Regulations, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

SECTION 3.12. Participation by Conference Telephone. Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors, or any committee thereof, by means of conference telephone or similar communications equipment as long as all persons participating in the meeting can speak with and hear each other, and participation by a director pursuant to this Section 3.12 shall constitute presence in person at such meeting.

ARTICLE IV

WAIVER OF NOTICE

SECTION 4.1. Written Waiver of Notice. A written waiver of any required notice, signed by the person entitled to notice, whether before or after the date stated therein, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of shareholders, directors or members of a committee of directors need be specified in any written waiver of notice.

SECTION 4.2. Attendance as Waiver of Notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, and objects at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE V

COMMITTEES

SECTION 5.1. General Provisions. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member at any meeting of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint any alternate member of such committee to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

ARTICLE VI

OFFICERS

SECTION 6.1. General Provisions. The officers of the Corporation shall be elected by the Board of Directors and may consist of a president, any number of vice presidents, a secretary, any number of assistant secretaries, a treasurer, any number of assistant treasurers, any number of managing directors, and such other officers and assistant officers as may be deemed necessary or desirable by the Board of Directors. Any number of offices may be held by the same person. In its discretion, the Board of Directors may choose not to fill any office for any period as it may deem advisable. The officers elected by the Board of Directors shall have such duties as are hereafter described and such additional duties as the Board of Directors may from time to time prescribe.

SECTION 6.2. Election and Term of Office. The officers of the Corporation shall be elected annually by the Board of Directors at the regular meeting of the Board of Directors held after each annual meeting of the shareholders (or action by written consent of shareholders in lieu of an annual meeting of shareholders). If the election of officers is not held at such meeting, such election shall be held as soon thereafter as may be convenient. New offices of the Corporation may be created and filled and vacancies in offices may be filled at any time, at a meeting or by the written consent of the Board of Directors. Unless removed pursuant to Section 6.3 of this Code of Regulations, each officer shall hold office until his successor has been duly elected and qualified, or until his earlier death or resignation. Election or appointment of an officer or agent shall not of itself create contract rights.

SECTION 6.3. Removal of Officers. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever, in its judgment, the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person(s) so removed.

SECTION 6.4. The President. The President, if there shall be one, shall have the active management of the business of the Corporation. In general, the President shall perform all duties incident to the office of president and such other duties as the Board of Directors may from time to time prescribe.

SECTION 6.5. The Vice President. In the absence of the President, or in the event of his inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Executive Vice President and then the other Vice President or Vice Presidents in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

SECTION 6.6. The Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the shareholders and record all the proceedings thereof in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the shareholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, under whose supervision he shall be. The Secretary shall have custody of the corporate seal of the Corporation, if any, and the Secretary shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his signature. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature.

SECTION 6.7. The Treasurer. The Treasurer, if there shall be one, shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President, if there shall be one, and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond (which shall be renewed every six (6) years) in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

SECTION 6.8. Delegation of Duties of Officers. In the absence of any officer of the Corporation, or for any other reason the Board of Directors may deem sufficient, the Board of Directors may delegate the powers or duties, or any of such powers or duties, of any officers or officer to any other officer or to any director.

SECTION 6.9. Compensation. The Board of Directors shall have the authority to establish reasonable compensation of all officers for services to the Corporation.

ARTICLE VII

CERTIFICATES FOR SHARES

SECTION 7.1. Certificates of Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation by the President or Vice President, and by the Secretary or Treasurer of the Corporation representing the number of shares registered in certificate form. Any or all the signatures on the certificate may be a facsimile.

SECTION 7.2. Signatures of Former Officer, Transfer Agent or Registrar. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person or entity were such officer, transfer agent or registrar at the date of issue.

SECTION 7.3. Transfer of Shares. Transfers of shares of the Corporation shall be made only on the books of the Corporation by the holder of record thereof or by his legal representative, who shall furnish proper evidence of authority to transfer, or by his or her attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, and on surrender for cancellation of certificate for such shares. Prior to due presentment of a certificate for shares for registration of transfer, the Corporation may treat a registered owner of such shares as the person exclusively entitled to vote, to receive notifications and otherwise have and exercise all of the right and powers of an owner of shares. No transfer of stock shall be valid as against the Corporation for any purposes until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

SECTION 7.4. Lost, Destroyed or Stolen Certificates. Whenever a certificate representing shares of the Corporation has been lost, destroyed or stolen, the holder thereof may file in the office of the Corporation an affidavit setting forth, to the best of his knowledge and belief, the time, place, and circumstance of such loss, destruction or theft together with a statement of indemnity sufficient in the opinion of the Board of Directors to indemnify the Corporation against any claim that may be made against it on account of the alleged loss of any such certificate. Thereupon, the Corporation shall issue to such person or such person’s legal representative a new certificate or a duplicate of the certificate alleged to have been lost, destroyed or stolen. In the exercise of its discretion, the Board of Directors may waive the indemnification requirements provided herein.

ARTICLE VIII

DIVIDENDS

SECTION 8.1. Dividends. The Board of Directors of the Corporation may declare and pay dividends upon the shares of the Corporation’s capital stock in any form determined by the Board of Directors, in the manner and upon the terms and conditions provided by law.

ARTICLE IX

CONRACTS, LOANS, CHECKS AND DEPOSITS

SECTION 9.1. Contracts. The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

SECTION 9.2. Loans. No loans shall be contracted on behalf of the Corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors. Such authority may be general or confined to specific instances.

SECTION 9.3. Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by one or more officers or agents of the Corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors.

SECTION 9.4. Deposits. The funds of the Corporation may be deposited or invested in such bank account, in such investments or with such other depositaries as determined by the Board of Directors.

ARTICLE X

AMENDMENTS

SECTION 10.1. Amendments. This Code of Regulations may be adopted, amended or repealed by the Corporation’s Board of Directors and or shareholders; provided that no amendment made by the shareholders may be amended or repealed by the Corporation’s Board of Directors without shareholder approval.

ARTICLE XI

INDEMNIFICATION

SECTION 11.1. Indemnification. The Corporation shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action by or in the right of the Corporation), by reason of the fact that such person is or was a director or an officer of the Corporation (and the Corporation, in the sole discretion of the Board of Directors, may so indemnify a person by reason of the fact that such person is or was an employee of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any and all costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages and liabilities actually and reasonably incurred by such person in respect thereof; provided, however, that the Corporation shall not be obligated to indemnify any such person with respect to proceedings, claims or actions initiated or brought voluntarily by such person and not by way of defense or brought against such person in response to a proceeding, claim or action by such person against the Corporation. Requests for indemnification pursuant to this section shall be made in writing to the Corporation. Such indemnification is not exclusive of any other right to indemnification provided by law, agreement or otherwise. The right to indemnification arising under this section shall not be eliminated or impaired by an amendment to this section after the occurrence of the act or omission that is the subject of civil, criminal, administrative or investigative action, suit or proceeding for which indemnification is sought. Expenses (including attorneys’ fees) incurred by a person who is or was a director or an officer of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding for which such person may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized under this section.

SECTION 11.2. Determination of Right to Indemnification. Unless otherwise provided by the Corporation’s Articles of Incorporation, this Code of Regulations, or a written agreement between the Corporation and the director, officer or other person, the determination as to the right to indemnification shall be made by a majority vote of the directors not at the time parties to the same or related proceedings, even though less than a quorum, or by the shareholders.

SECTION 11.3. Primacy of Indemnification; Subrogation; Insurance. The Corporation and its subsidiaries shall be the indemnitors of first resort (i.e., their obligations to provide indemnification and/or advance expenses to any individual serving as a director, manager or officer of the Corporation or any of its subsidiaries (each, an “Indemnitee” and collectively, the “Indemnitees”) under their respective organizational documents and/or any agreement with an Indemnitee are primary, and any obligation of Cerberus Capital Management, L.P. (“Cerberus Management”), any of its affiliates or any fund, trust, collective pool, vehicle or entity that is advised or managed by Cerberus Management or an affiliate of Cerberus Management, including, but not limited to, Cerberus Institutional Partners VI, L.P. (collectively, the “Fund Entities”; provided, however, that the “Fund Entities” shall not include the Corporation or any subsidiary thereof) to provide indemnification and/or advance expenses for the same liabilities or expenses incurred by an Indemnitee are secondary). The Corporation and its subsidiaries shall be required to provide indemnification and advance expenses to the fullest extent required by the terms of the applicable organizational documents and/or any agreement between the Corporation or any subsidiary and an Indemnitee without regard to any rights Indemnitee may have against the Fund Entities. Each of the Corporation and its subsidiaries irrevocably waives, relinquishes and releases the Fund Entities from any and all claims against the Fund Entities for contribution, subrogation or any other recovery of any kind in respect thereof. No payment or advancement by the Fund Entities on behalf of an Indemnitee with respect to any claim for which an Indemnitee has sought or may seek indemnification from the Corporation or any of its subsidiaries shall affect the foregoing, and the Fund Entities shall have a right of contribution and/or to be subrogated to the extent of such payment or advancement by a Fund Entity to all of the rights of recovery an Indemnitee may have against the Corporation or any of its subsidiaries under the applicable organizational documents and/or any agreement between the Corporation or any of its subsidiary and an Indemnitee. All Fund Entities are express intended third party beneficiaries of this Section 11.3. The Corporation shall cause each of its direct or indirect subsidiaries, whether held as of the date hereof or acquired or created hereafter, to be bound by substantially similar terms and conditions to those in this Section 11.3. The Corporation and its subsidiaries shall use their best efforts to cause their insurance providers, if any, to satisfy any claims against the Indemnitees arising out of their service as officers, directors, managers, employees and/or fiduciaries of the Corporation and its subsidiaries to the fullest extent of the coverage provided, notwithstanding any other indemnities or insurance available to any Indemnitee from any Fund Entity. Any repeal or modification of this Section 11.3 shall not adversely affect any rights of any Indemnitee or Fund Entity pursuant to this Section 11.3, in each case, existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Date of Adoption: [•], 2019

EXHIBIT C

FORM OF FIRPTA CERTIFICATE

See attached.

[•], 2019

Sparton Corporation

425 North Martingale Road, Suite 1000

Schaumburg, Illinois 60173

Striker Parent 2018, LLC

c/o Cerberus Capital Management, L.P.

875 Third Avenue

New York, New York 10022

Fax No.:             (212) 894-5345

Attention:           Tarek B. Ajouz and Alexander D. Benjamin

Dear Sir or Madam:

In connection with your acquisition of Sparton Corporation, an Ohio corporation (the “U.S. Entity”), and pursuant to the Agreement and Plan of Merger made and entered into as of December 11, 2018 by and among Striker Parent 2018, LLC, a Delaware limited liability company, the U.S. Entity and the other parties listed thereto (the “Merger Agreement”), we are providing the attached certificate and the attached notice addressed to the Internal Revenue Service to you in order to establish that no interest in the U.S. Entity is a U.S. real property interest and accordingly, no withholding is required pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”).

We represent that the U.S. Entity was not a U.S. real property holding corporation for purposes of Section 897(c)(2) of the Code at any time during the five-year period ending on the date hereof. We further represent that, as of the date of this letter, no interest in the U.S. Entity constitutes a United States real property interest, as defined in Section 897 of the Code and the Treasury Department regulations promulgated thereunder. This certificate and the accompanying notice is provided to you in accordance with Treasury Regulation Section 1.897-2(h)(1) and (2) in response to your request made pursuant to Treasury Regulation Section 1.1445-2(c)(3)(i).

This letter constitutes authorization for you, as agent for the U.S. Entity, to deliver a copy of the attached notice (to which the certificate provided under Section 2.04 of the Merger Agreement should be attached), to the Internal Revenue Service on behalf of the U.S. Entity.

The undersigned officer hereby certifies under penalties of perjury that this certificate is correct to such officer’s knowledge and belief, and that such officer has authority to sign this certificate on behalf of the U.S. Entity.

SPARTON CORPORATION

By:
[Name]
[Title]

Sparton Corporation

425 North Martingale Road, Suite 1000

Schaumburg, Illinois 60173

[•], 2019

Director

Internal Revenue Service Center

P.O. Box 409101

Ogden, UT 84409

United States

Re:         Notice Required Under Treasury Regulation Section 1.897-2(h)(2)

Dear Sir/Madam:

At the request of Striker Parent 2018, LLC, a Delaware limited liability company (“Buyer”) and pursuant to the Agreement and Plan of Merger made and entered into as of December 11, 2018 by and among Buyer, Sparton Corporation (the “U.S. Entity”) and the other parties listed thereto, we provided the enclosed statement relating to U.S. Entity to Buyer on [•], 2019.

(i) This notice is provided pursuant to the requirements of Treasury Regulation Section 1.897-2(h)(2).

(ii) The following information relates to the U.S. Entity:

Name:	Sparton Corporation
Address:	425 North Martingale Road, Suite 1000
Schaumburg, Illinois 60173

Taxpayer ID Number: [•]

(iii) The attached statement was not requested by a foreign interest holder. It was voluntarily provided by the U.S. Entity in response to a request from Buyer in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i). The following information relates to Buyer:

Buyer Name:	[•]
Address:	[•]
Taxpayer ID Number:	[•]

(iv) No interest in the U.S. Entity constitutes a United States real property interest.

Under penalties of perjury, I declare that I have examined this notice and all attachments, and to the best of my knowledge and belief, this notice and all attachments are true, correct, and complete, and I further declare that I have authority to sign this statement on behalf of the U.S. Entity.

SPARTON CORPORATION

By:
[Name]
[Title]

Enclosure

FIRPTA Certificate

Pursuant to Treasury Regulations Section 1.1445-2(c)(3) and Section 1.897-2(h)

This certificate (“Certificate”) is being delivered Striker Parent 2018, LLC, a Delaware limited liability company (“Buyer”), in connection with the Agreement and Plan of Merger made and entered into as of December 11, 2018 by and among Buyer, Sparton Corporation (the “U.S. Entity”) and the other parties listed thereto.

Section 1445 of the Internal Revenue Code of 1986, as amended, (the “Code”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform Buyer that withholding of tax is not required upon the transactions contemplated by the Agreement, the undersigned, being a duly appointed officer of the U.S. Entity, does hereby certify, as of the date of this Certificate, as follows:

1. This Certificate is furnished pursuant to and in accordance with Treasury Regulations Sections 1.897-2(h)(2) and 1.1445-2(c)(3) in respect of the U.S. Entity, located at 425 North Martingale Road, Suite 1000, Schaumburg, Illinois 60173 whose employer identification number is [•].

2. The U.S. Entity is not, and has not been at any time during the five (5) years preceding the date hereof (or such shorter period as may be specified by Section 897(c)(1)(A)(ii) of the Code), a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code). Accordingly, interests in the U.S. Entity are not “U.S. real property interests” (as defined in Section 897(c)(1) of the Code).

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this certification on behalf of the U.S. Entity.

Date: [•], 2019

SPARTON CORPORATION

By:
[Name]
[Title]